  As filed with the Securities and Exchange Commission on February 11, 2002.


                                                      Registration No.333-76084

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                             ---------------------


                                AMENDMENT NO. 1


                                      TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                       Under The Securities Act of 1933

                             ---------------------

                              R2 TECHNOLOGY, INC.
            (Exact name of Registrant as specified in its charter)

                             ---------------------

           Delaware                         3841                   77-0347993
(State or other jurisdiction of (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification Number)


                           1195 West Fremont Avenue


                          Sunnyvale, California 94087


                                (408) 481-5600

(Address, including zip code, and telephone number, including area code, of the
                   Registrant's principal executive offices)

                             ---------------------

                               Michael S. Klein
                Chairman, President and Chief Executive Officer
                              R2 Technology, Inc.



                           1195 West Fremont Avenue


                          Sunnyvale, California 94087


                                (408) 481-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                  Copies to:

            Alan C. Mendelson, Esq.          Christopher D. Mitchell, Esq.
            Patrick A. Pohlen, Esq.               Mark Casillas, Esq.
               Latham & Watkins                   Gregory Grove, Esq.
            135 Commonwealth Drive                  Andrew Kim, Esq.
       Menlo Park, California 94025-1105    Wilson Sonsini Goodrich & Rosati
              Tel: (650) 328-4600                  650 Page Mill Road
                                            Palo Alto, California 94304-1050
                                                  Tel: (650) 493-9300

                             ---------------------

       Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                             ---------------------

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             ---------------------





      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED [          ], 2002

                          [R2 Technology, Inc. Logo]


                               4,500,000 Shares

                                 Common Stock


      R2 Technology, Inc. is offering 4,500,000 shares of its common stock. This is our initial public offering and no public market currently exists for our common stock. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "RTWO." We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.


                             ---------------------

                 Investing in our common stock involves risks.

                    See "Risk Factors" beginning on page 7.


                             ---------------------


                                                             Per
                                                            Share Total
                                                            ----- -----
Public Offering Price......................................   $     $
Underwriting Discounts and Commissions.....................   $     $
Proceeds to R2 Technology, Inc.............................   $     $


      The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


      R2 Technology, Inc. has granted the underwriters a 30-day option to purchase up to an additional 675,000 shares of common stock to cover over-allotments.


                             ---------------------

                              Joint Lead Managers

       Robertson Stephens                     U.S. Bancorp Piper Jaffray

                             ---------------------

                              CIBC World Markets


                  The date of this Prospectus is       , 2002

[Inside flap (one page):

[Photograph of mammography image as marked by the ImageChecker system with identification of marks as microcalcifications or masses.]]

[Inside front gatefold (two pages):

[Illustrated explanation of computer aided detection, or CAD, process:

   Step one: mammogram taken;
   Step two: two pathways - radiologist reviews without CAD at film review station and ImageChecker CAD system;
   Step three: radiologist reviews CAD at review station with ImageChecker system display;
   Step four: ImageChecker system image display enlarged to show marks.]]

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.



      Until              , 2002 (25 days after the commencement of this
offering), all dealers effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                             ---------------------

                               TABLE OF CONTENTS


                                                                                      Page
                                                                                      ----
Summary..............................................................................   2
Risk Factors.........................................................................   7
Special Note Regarding Forward-Looking Statements....................................  21
Use of Proceeds......................................................................  22
Dividend Policy......................................................................  22
Capitalization.......................................................................  23
Dilution.............................................................................  24
Selected Financial Data..............................................................  25
Management's Discussion and Analysis of Financial Condition and Results of Operations  26
Business.............................................................................  36
Management...........................................................................  51
Related Party Transactions...........................................................  60
Principal Stockholders...............................................................  62
Description of Capital Stock.........................................................  65
Shares Eligible for Future Sale......................................................  68
Underwriting.........................................................................  70
Legal Matters........................................................................  73
Experts..............................................................................  73
Where You Can Find More Information..................................................  74
Index to Financial Statements........................................................ F-1


                             ---------------------

      ImageChecker is our registered trademark. The R2 Technology logo is our unregistered trademark and service mark. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

      You should read the following summary together with the more detailed information in this prospectus, including risk factors, regarding our company and the common stock being sold in this offering.

                                 Our Business


      We develop, manufacture and sell proprietary medical systems to assist radiologists in the detection of cancer. Our computer-aided detection, or CAD, system analyzes medical images and identifies and marks suspicious image features. Our ImageChecker system is approved by the United States Food and Drug Administration, or FDA, for use with both screening and diagnostic mammograms. We received FDA regulatory approval in 1998 to market the system in the United States. We have also obtained the right to affix the CE Mark, which allows us to commercially distribute our system throughout the European Union.



      In connection with the sales and marketing of our ImageChecker products, we have associated the R2 brand with innovative CAD solutions and established strategic collaborations with leading medical imaging equipment manufacturers, such as GE Medical Systems and the Eastman Kodak Company. We have secured nationwide reimbursement, which includes Medicare and a national billing code, for use of our ImageChecker system. As of December 31, 2001, we had shipped over 300 ImageChecker products, which have been used in more than two million screening and diagnostic procedures. We plan to leverage our installed base to produce a steady stream of recurring revenue through line extensions of the ImageChecker system and software and service contracts on our products. While our products are currently used in mammography, we plan to leverage our CAD technology, our first commercial mover advantage, our strategic relationships, and our installed base to expand our product line to detect other cancers, including lung cancer. However, we may be unable to apply our technology to develop effective products for other cancers.


                                  Our Markets

      Medical imaging procedures are used to detect many types of cancer. We believe that the current methods used for screening and diagnosing cancers in breast and lung tissue face significant clinical and economic limitations, including: observational oversights by radiologists, information overload generated by increasing volumes of medical images and poor economics for many mammography centers.


      Breast cancer is the most commonly diagnosed cancer in women and the second leading cause of cancer mortality in the United States. In 2000, in the United States and Europe alone, over 529,000 people were diagnosed with breast cancer, and nearly 175,000 people died from the disease. The widespread recognition of both the devastating impact of breast cancer and the importance of early detection has led to almost 58 million screening and diagnostic mammograms annually in the United States and Europe. Currently, there is an installed base of over 25,000 mammography systems worldwide.



      Lung cancer is the most common form of cancer diagnosed worldwide and is the leading cause of cancer mortality in the United States. In 2000, in the United States and Europe alone, over 560,000 people were diagnosed with lung cancer, and nearly 510,000 people died from the disease. Despite the high mortality rate and annual costs of the disease, few screening programs are in place for this disease, in part because traditional chest X-ray technologies have not been very effective in detecting early-stage lung cancer. Recently, computed tomography, or CT, has started to become an important technology for the detection of lung cancer. Currently, there is an installed base of approximately 36,800 CT systems worldwide.

      The number of cancer cases is expected to grow due to a number of factors, including the aging demographics of the United States population. Early detection, diagnosis and treatment of cancer generally results in more favorable outcomes.

                                 Our Solution

      We believe that the ImageChecker system represents an advance in cancer detection and overcomes many of the limitations of medical imaging by offering the following benefits:


      .  Improved detection accuracy.   The ImageChecker system assists
         radiologists in detecting cancer more accurately by analyzing medical images and identifying and marking suspicious image features suggestive of possible further investigation.


      . Ability to analyze increasing volumes of medical images. The ImageChecker system allows radiologists to review and manage the analysis of an increasing volume of mammograms. Our CAD technology also is designed to enable radiologists to review and manage the analysis of the increasing volume of medical images generated by other imaging technologies, such as CT.


      . Improved economics of mammography centers. The ImageChecker system requires a major capital expenditure, but if a mammography center has a sufficient volume of patients, a center may be able to improve its profitability by providing additional reimbursement for the application of CAD with mammography. CAD for mammography received Medicare coverage in April 2001 and a national billing code, effective January 1, 2002.


      The ImageChecker system is comprised of two major subsystems, a processing unit and a display unit. The processing unit is comprised of a high-resolution digitizer and a proprietary pattern recognition neural network program. The display unit permits viewing of CAD results in a variety of formats, ranging from digital display to paper printout.


      We market and sell our ImageChecker products worldwide through a direct sales force and distributors. We also have multi-year CAD contracts with group purchasing organizations.



                            Our FDA-Approved Claim



      One of our current FDA-approved claims is that use of the ImageChecker system in screening mammography could result in early detection of up to 20.5% additional breast cancers. We have been discussing our claims with the FDA and based on these discussions, we believe that our clinical study supports a claim that use of the ImageChecker system could result in earlier detection of up to 23.4% of the cancers currently detected with screening mammography in those women who had a prior screening mammogram 9 to 24 months earlier. We have applied to the FDA for permission to make this claim, and the FDA's approval is pending, although there can be no assurance whether or when it will be approved. As part of our discussions, we and the FDA believe that, pending FDA approval of our application to revise our claim, our currently-approved claim should be revised from 20.5% to 20.3% additional breast cancers detected.


                                 Our Strategy

      Our objective is to be the leading provider of proprietary CAD solutions that improve the accuracy of cancer detection, are easy to use, are cost efficient and improve the quality of patient care. To achieve this objective, we are pursuing the following business strategies:

      . establish our proprietary CAD technology as the standard of care for cancer screening and detection;

      . leverage our CAD technology to work with a broad range of imaging products and to help detect other cancers;

      . leverage our growing installed base and strategic relationships to produce a steady stream of new and recurring revenue; and

      . provide fully integrated image and data management solutions to customers.

                                  Our Address


      Our principal executive offices are located at 1195 West Fremont Avenue, Sunnyvale, California 94087, and our telephone number is (408) 481-5600.

                                 The Offering


Common stock offered.............. 4,500,000 shares
Common stock to be outstanding
  after the offering.............. 16,072,661 shares
Use of proceeds................... For general corporate purposes, including working capital, research and development, sales and
                                   marketing, clinical and regulatory studies, capital
                                   expenditures, and investments in and potential
                                   acquisitions of complementary businesses, products,
                                   and technologies.
Proposed Nasdaq National Market
  symbol.......................... RTWO



      The number of shares to be outstanding after this offering is based on 1,257,995 shares of our common stock outstanding on December 31, 2001, and excludes:





      . 2,896,719 shares issuable upon exercise of common stock options and warrants outstanding on December 31, 2001 at a weighted-average exercise price of $5.33 per share;



      . 301,667 common shares reserved as of December 31, 2001, under our stock option plans, as amended, and available for grant;



      . 315,196 common shares issuable upon exercise and expected conversion of outstanding warrants to purchase Series F-1 and Series G-1 redeemable convertible preferred stock at a weighted-average exercise price of $11.95 per share. Upon completion of this offering, these warrants will either expire or become exercisable for common stock depending upon the amount of the initial public offering price; and



      . 250,000 shares intended to be reserved upon adoption of an employee stock purchase plan prior to completion of this offering.





      Unless otherwise noted, this prospectus assumes:



      . a 1 for 3 reverse common stock split to occur prior to the completion of this offering;



      . the conversion of all outstanding shares of preferred stock into 10,314,666 shares of common stock upon completion of this offering; and



      . no exercise by the underwriters of this offering to purchase an additional 675,000 shares of our common stock in this offering.

                            Summary Financial Data
                     (in thousands, except per share data)


                                                                      Year Ended
                                                                     December 31,
                                                            ------------------------------
                                                              1999      2000       2001
                                                            --------  --------- -----------
Statements of Operations Data:
Revenue.................................................... $  1,894  $  4,932   $ 27,796
Total costs and expenses...................................   12,310    19,209     39,300
Loss from operations.......................................  (10,416)  (14,277)   (11,504)
Net loss...................................................   (9,955)  (14,032)   (11,290)
Accretion of redeemable convertible preferred stock........       62        34        360
Net loss attributable to common stockholders...............  (10,017)  (14,066)   (11,650)
Basic and diluted net loss per share....................... $ (11.11) $ (13.37)  $ (10.10)
Shares used in computing basic and diluted net loss per
  share....................................................      902     1,052      1,154
Pro forma basic and diluted net loss per share.............                      $  (1.12)
Shares used in computing pro forma basic and diluted net
  loss per share...........................................                        10,374

                                                                   December 31, 2001
                                                            ------------------------------
                                                                                 Pro Forma
                                                             Actual   Pro Forma As Adjusted
                                                            --------  --------- -----------
Balance Sheet Data:
Cash, cash equivalents and short-term investments.......... $ 16,520  $ 16,520   $ 60,520
Working capital............................................   15,950    15,950     59,950
Total assets...............................................   34,298    34,298     78,298
Deferred revenue, including current portion................   12,473    12,473     12,473
Long-term obligations, less current portion................    1,618     1,618      1,618
Redeemable convertible preferred stock.....................   72,082        --         --
Total stockholders' equity (deficit).......................  (59,080)   13,002     57,002


--------


   See Notes 2 and 9 of Notes to Financial Statements for an explanation of the determination of the amounts used in computing net loss per share and pro forma net loss per share amounts.



   The pro forma balance sheet data assumes the conversion of all outstanding shares of our preferred stock into 10,314,666 shares of common stock upon completion of this offering.



   The pro forma as adjusted balance sheet data gives effect to the sale of shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds.

                                 RISK FACTORS

      Any investment in shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Operations

We have limited operating experience and a history of losses, and we may not achieve or maintain profitability in the future.


      We have a limited history of operations focused primarily on research and development, product engineering, clinical trials and seeking FDA regulatory approval to market our products. As of December 31, 2001, we had an accumulated deficit of $63.6 million. We have limited experience manufacturing, selling and marketing the ImageChecker system.


      Our limited operating history may affect our business. The market for CAD technology is unproven and we may be unable to generate significant commercial revenue. In addition, our costs may be higher than we expect. If we fail to generate sufficient revenue or to control our costs, our results of operations will suffer, which in turn could cause our stock price to decline.

      Our results of operations will depend upon numerous factors, including:

      .  market acceptance of the ImageChecker system;

      . our ability to develop, introduce and market new or enhanced versions of our products on a timely basis;

      . our ability to develop our manufacturing and sales and marketing capabilities;

      .  Medicare and third-party payor reimbursement policies;

      .  effects of competition, including pricing and margin pressures;

      .  regulatory matters affecting our products;

      .  the progress and results of clinical trials;

      . our ability to maintain key licenses and to license additional intellectual property rights; and

      .  our ability to protect our intellectual property.

      These factors could negatively impact our operating results in one or more periods, which could present an unreliable indication of our future performance. It is possible that in some future quarters, our operating results may fall short of the expectations of securities analysts or investors. If this occurs, our common stock price, and the value of your investment, may decline.

Our revenue in the near term will be derived primarily from the ImageChecker products, and if these products fail to achieve broader market acceptance, we may never achieve, sustain or increase profitability, and our revenue may be insufficient to maintain or expand our operations.

      Our current product offerings are limited to mammography. We derive substantially all of our revenue from sales of ImageChecker systems and from sales of original equipment manufacturer, or OEM, ImageChecker-DM products through GE Medical Systems. We do not expect significant revenue from any other products until at least 2003, and as a result, our near-term revenue is dependent on sales of our ImageChecker products.

      We are planning to increase our operating expenses, specifically by:

      . expanding our sales and marketing and distribution activities for the ImageChecker system in the U.S. and in international markets;

      .  expanding our manufacturing capacity;

      . increasing our research and development on chest radiography and lung cancer screening products;


      . performing clinical research and trials in order to obtain regulatory clearance or approval for the commercial sale of our chest radiography and lung cancer screening products; and


      .  hiring, training, managing, retaining and integrating new personnel.

      We will need to increase our revenue significantly in order to cover these planned increases. If the ImageChecker system does not achieve broad market acceptance among radiologists, hospital administrators, and patients, our ability to generate revenue will be limited and operating losses are likely. Our future profitability is highly uncertain. We may never generate the revenue necessary to become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our strategy for commercializing products depends in part on our ability to form and maintain strategic relationships. If we are not able to enter into and maintain such arrangements on acceptable terms, our results will suffer.

      We currently have a small direct sales force and rely heavily on distributors. Our sales force is focused on the mammography CAD market. We may require a significant number of new sales personnel. In addition, because our current and planned products require a complex sales and marketing strategy, involving radiologists, patients, healthcare facility administrators and third-party payors, we will need to diversify the experience and market knowledge of our sales force. We face significant challenges in recruiting, training, managing and retaining our sales and marketing personnel.

      We rely heavily on distributors to sell our products in the U.S. We also rely entirely on a single distributor in each of our international markets. If our U.S. and international distributors do not commit the resources necessary to execute our sales and marketing strategy, or if we are unable to attract additional distributors, we may fail to generate sufficient revenue in one or more markets. This would harm our financial condition, and our stock price could decline.


      We also rely and expect to continue to rely on strategic manufacturing and development collaborations. For example, we have entered into contracts to manufacture OEM digital chest products for Kodak through October 2007 and ImageChecker-DM products for GE Medical Systems through December 2002. If the Kodak contract is terminated early, or if Kodak chooses a competing development partner, our chest radiography and chest CAD product development will suffer. In addition, Kodak will advance $2.8 million toward our research and development in lung nodule detection, of which $1.6 million has been received through December 31, 2001, subject to development milestones. Fifty percent of Kodak's license fees payable to us during the exclusivity period will be credited to the amount of this advance until the amount of the advance has been fully credited. In the event all of the advance has not been credited by December 31, 2005, we will be obligated to repay the outstanding balance. If the GE Medical Systems contract is terminated early, or if GE Medical Systems chooses a competing development partner, our ImageChecker-DM sales will suffer. In addition, the digital mammography market is not established, and the sales of our ImageChecker-DM software through GE Medical Systems are dependent on the ability of GE Medical Systems to secure appropriate regulatory approvals and to develop and penetrate that market. Further, if these or future strategic manufacturing and development partners bundle a competitive product into their product offerings or include their own proprietary systems in their product offerings, our revenue and operating results would suffer.

Any adverse changes in reimbursement procedures by Medicare or other third-party payors may limit our ability to market and sell our products.

      In the U.S., use of the ImageChecker system to perform CAD in mammography for both screening and for diagnostic use is generally covered by Medicare and by a number of commercial third-party payors, which provide reimbursement for each use of the product. Although the ImageChecker system is currently being reimbursed through Medicare and certain commercial third-party payors, including health maintenance and preferred provider organizations, our other products and planned products may not be approved for reimbursement at favorable rates or at all.

      International market acceptance for our products may depend, in part, upon the availability of reimbursement within prevailing healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country and include both government-sponsored healthcare and private insurance. Our failure to receive international reimbursement approvals may impede market acceptance for our products in the international markets in which we seek those approvals.

      In the future, third-party reimbursement and coverage may be unavailable or inadequate in either the U.S. or international markets. Future legislation, regulation or reimbursement policies of third-party payors may adversely affect the demand for our existing or planned products. If physicians, hospitals and other healthcare providers are unable to obtain coverage and reimbursement from third-party healthcare payors for the cost of our current or future products, or if reimbursement is insufficient to cover the cost of purchasing our products, our business, financial condition and operating results could be harmed.

We face competitors with greater resources, which may make it more difficult for us to achieve or maintain significant market share. If the CAD market grows, competitors with greater resources are likely to intensify their competitive activities.

      The market for medical equipment is intensely competitive, rapidly changing, and highly sensitive to new product introductions and other market factors. A number of major medical imaging equipment manufacturers, including GE Medical Systems, Siemens AG, Philips Medical Systems, Toshiba Corporation, Kodak and Fuji PhotoFilm Co., Ltd., or Fuji, have indicated an interest in bringing CAD products to market. These companies may be able to respond more rapidly to changing or emerging technologies and changes in customer requirements, or develop their own proprietary CAD products or acquire our smaller competitors to bring competing products to market more quickly. Each of these companies enjoys several competitive advantages, including:

      .  significantly greater name recognition than we have;

      . a longer history of established relationships with healthcare professionals, customers and third-party payors;

      . diversified product lines, and the ability to engage in price competition, including offering rebates or bundling products to offer greater discounts;

      . more firmly established relationships in the distribution channel for medical imaging equipment; and

      . substantially greater financial resources and resources for research, product development, manufacturing, sales and marketing, and intellectual property protection and litigation.


      In addition, we currently encounter direct competition from competitors such as CADx Medical Systems, which has received FDA approval to market its CAD system for use in screening and diagnostic mammography. Another direct competitor, Intelligent Systems Software, Inc., recently received FDA approval for its CAD system for use in screening and diagnostic mammography. We expect that some of our competitors may seek to enter the mammography CAD market with low-priced products. Customers seeking a low-cost CAD solution may prefer a competitor's lower-priced product to ours. Further, we expect that Deus Technologies will be a direct competitor for our lung CAD product under development.

      If the market continues to grow for CAD technologies related to various cancers, our competitors may increase their focus on products directly competitive with our current and planned products. Our competitors with proprietary solutions and interfaces may attempt to keep us from integrating our products with healthcare provider information networks that use their products. This would make it more difficult for us to sell to potential customers employing such proprietary systems.

We have limited manufacturing experience and facilities and rely on sole-source suppliers for some of our major product components. Any problems we encounter in expanding manufacturing capacity or managing our supply relationships could harm our business.

      We have manufactured only a limited number of our products for sale to customers and have never manufactured our products in the volume that will be necessary for us to achieve significant commercial sales. Our current manufacturing capacity is insufficient for high-volume production of our products, and we may need to establish new manufacturing facilities and processes.

      Facilities and operations expansion and development can be delayed by unforeseen circumstances, including:

      . inability to obtain needed key manufacturing equipment on a timely basis;

      . shortages of qualified personnel to operate equipment and manage manufacturing operations;

      .  unexpected delivery failures by sole or limited source suppliers;

      .  shortages of key components;

      .  difficulties with facility construction or adaptation;

      . difficulties associated with expanding from small-scale, pilot production to higher volume capacity; and

      . the need to obtain additional regulatory approvals for new manufacturing facilities.

      If we are unable to complete facilities expansion on schedule, obtain additional regulatory approvals or if we fail to meet our facilities needs, we may become unable to provide our customers with the quantity of products they require. As a result, we could lose customers and suffer reduced revenue.

      Some of our components used in the manufacture of our ImageChecker system and our ImageChecker-DM product are available only from one supplier or vendor, or from a limited number of sources. For example, we expect that it would require at least six months to qualify a second supplier of our continuous loading film digitizer components from Canon, Inc. A loss of our Canon supply agreement would cause a significant disruption to our business. Any significant problem with a sole source supplier could result in a delay or interruption in that supplier's supply of product components that could disrupt our manufacturing operations or expansion plans. As a result, we may be unable to establish or maintain reliable, high-volume manufacturing capacity. Even if we are able to do so, the related expenses may increase the cost of our products and reduce our ability to compete.

We are subject to extensive regulation by various Federal, state and international bodies, which could cause us to incur significant costs.

      Our ImageChecker system is a medical device subject to extensive regulation by the FDA under the Federal Food, Drug, and Cosmetic Act. The FDA's regulations govern, among other things, product development, product testing, product labeling, product storage, premarket clearance or approval, advertising and promotion, and sales and distribution. Unanticipated changes in existing regulatory requirements or adoption of new requirements could hurt our business, financial condition and results of operations.


      Numerous regulatory requirements apply to our marketed products, including the FDA's Quality System Regulation, which requires that our manufacturing operations follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process. We are also subject to FDA regulations covering labeling regulations, adverse event reporting, and the FDA's general prohibition against promoting products for unapproved or "off-label" uses. Our most recent FDA inspection was in 1999. Although we believe we are in compliance with all applicable FDA requirements, we cannot be certain that an FDA inspection would determine that we are in full compliance. Our failure to comply could lead to warning letters, non-approvals, suspensions of existing approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.


      In order to market and sell our products in other countries, we must obtain and maintain regulatory approvals and comply with the regulations of those countries. These regulations, including the requirements for approvals, and the time required for regulatory review, vary from country to country. Obtaining and maintaining foreign regulatory approvals is expensive and time consuming. We have applied for regulatory approvals in certain countries, but we cannot be certain that we will receive regulatory approvals timely or at all in any foreign country in which we plan to market our products, and if we fail to receive such approvals, our ability to generate revenue will be harmed.

      As a medical device manufacturer, our manufacturing facilities are subject to periodic unannounced inspections for compliance with extensive regulatory requirements by the FDA and corresponding state agencies and international regulatory authorities. We cannot assure you we will be able to maintain our compliance with regulatory requirements that pertain to our manufacturing activities.




We have recently filed a pre-market approval supplement with the FDA requesting permission to revise our approved labeling claim. We cannot assure you that the FDA will approve our revised claim in the form requested in a timely fashion, or at all, or that the FDA will not modify the description of the ImageChecker system's efficacy.



      One of our current FDA-approved claims is that use of the ImageChecker system in screening mammography could result in early detection of up to 20.5% additional breast cancers. This claim was derived from the study data we submitted to obtain the FDA's approval to market the ImageChecker system. We have been discussing our claims with the FDA, including discussions regarding our methodology and description of our patient population. The FDA noted that mathematically the correct figure is 20.3% rather than 20.5%. Based on these discussions we believe we have resolved any concerns the FDA had, and have agreed with the FDA that our claim should be revised to 20.3% additional breast cancers detected.



      Further, as a result of these discussions, we believe that our clinical study supports a claim that use of the ImageChecker system could result in earlier detection of up to 23.4% of the cancers currently detected with screening mammography in those women who had a prior screening mammogram 9 to 24 months earlier. We have submitted a pre-market approval supplement to the FDA requesting approval to revise our labeling claim to state: Use of the ImageChecker could result in earlier detection of up to 23.4% of the cancers currently detected with screening mammography in those women who had a prior screening mammogram 9 to 24 months earlier. Our discussions with the FDA lead us to believe that the claim is likely to be approved in this form. Nevertheless, while the FDA's approval is pending, we cannot assure you that the FDA will approve the revised claim in a timely fashion, or at all, or that the FDA will not require us to revise our current labeling with a less favorable description of the ImageChecker system's efficacy. If the FDA does not approve this new labeling, we will not be able to market the ImageChecker system with this new claim. In this event, our ability to market the ImageChecker system could be impaired. We cannot guarantee that the FDA will not suggest additional changes to our claim in the future based upon revisions by the FDA to its claim analysis methodology in our field or upon entry of new competitors or new technologies in our field.

If we fail to comply with the FDA's Quality System Regulation, our manufacturing operations could be delayed, and our product sales could suffer.


      Our manufacturing operations for the ImageChecker system are required to comply with the FDA's Quality System Regulation which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage, and shipping of our products. The FDA enforces the Quality System Regulation through unannounced inspections. We have not been subject to an inspection since we first commercialized the ImageChecker system. If we fail a Quality System Regulation inspection, our operations could be disrupted and our manufacturing could be delayed. If we fail to take adequate corrective action in response to any FDA observations of noncompliance, we could face various enforcement actions, which could include a shutdown of our manufacturing operations and a recall of our products, which would cause our product sales to suffer.


Our products are subject to recalls even after receiving FDA approval or clearance. A recall would harm our reputation.


      The FDA and similar governmental authorities in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. A government mandated recall, or a voluntary recall by us, could occur as a result of component failures, manufacturing errors or design defects, including defects in labeling. Any recall would divert managerial and financial resources and harm our reputation with customers. In 2000, we transferred part of our in-house manufacturing operation to a third-party contract manufacturer. In 2001, we transferred the operation back in-house. We reported both transfers to the FDA in annual reports. In hindsight, we believe that we may have been required to obtain prior approval of a pre-market approval, or PMA, supplement before transferring our manufacturing operation to a third party rather than simply reporting the transfer after the fact. We have disclosed this apparent oversight to FDA officials and we believe that enforcement action is unlikely. Nonetheless, we cannot assure you that the FDA will not take enforcement action, which could include seeking a recall of the specific products that were manufactured by the third party or imposing civil penalties.


Our research and development, sales and marketing, and manufacturing experience is limited to the market for CAD in mammography. We may be unable to transfer our experience in breast cancer products to products that focus on other cancers.

      We cannot assure you that we will be able to complete and commercialize our chest products that are currently under development. Nearly all of our research and development, manufacturing, and marketing experience has focused on our ImageChecker products for breast cancer. This experience may prove to be difficult to transfer to our new technologies and products under development for chest radiography and lung cancer screening. As a result, our development of chest products may require substantial additional efforts and resources and may not be successful.

      Most of our research and development has focused on breast tissue, which is very different from lung tissues. In addition, chest image acquisition techniques yield a much larger amount of digital data than our current CAD technology can process. These factors may prevent us from leveraging our experience and technology in breast-imaging CAD to develop effective products for other cancers, different tissue structures or alternate image acquisition techniques.

We may encounter delays or difficulties in our clinical trials, which may delay or prevent regulatory approval of products under development.

      We have not received FDA approvals for non-mammography products under development, including our chest products. In order to commercialize our products under development, we will need to obtain regulatory approvals for each indicated use. Satisfying regulatory requirements generally takes many years and involves compliance with complex standards for research and development, testing, manufacturing, quality control, labeling, and promotion of products.


      We are currently conducting investigational clinical trials for one product outside the ImageChecker product line. The complete scope of the research and clinical trials that will be necessary to support regulatory clearance or approvals of this new product is unclear. Any delays or difficulties we encounter in our clinical trials may delay or prevent regulatory approval and commercial introduction of the affected products. We cannot assure you that any clinical study that we propose will be permitted by the FDA, will be completed or, if completed, will provide data and information that supports regulatory approval or additional clinical investigations of the type necessary to obtain regulatory clearance or approval. We or the FDA might delay or halt any of our clinical trials at any time for various reasons, including:



      .  the data do not support the safety or efficacy of the proposed product;


      .  failure of our products to be more effective than competing products;

      . longer than expected time required to determine whether our products are effective;

      . death of a patient during a clinical trial, even if the death was not caused by one of our products; or

      . failure to enroll a sufficient number of patients in our clinical trials.


      Delays in testing or regulatory approvals to begin testing, or a need to perform more or larger clinical trials than we planned, would increase our product development costs significantly.


We expect our near-term sales to be seasonal and largely dependent on the ImageChecker system's long and unpredictable sales cycle, while we expect our expenses, and possibly our revenue, to be more evenly distributed. This may lead to fluctuating or unpredictable quarterly results.

      Many of our customers are large organizations with significant purchasing power and have cyclical ordering practices, driven by hospital budgeting and procurement cycles. The ImageChecker system has a lengthy sales and purchase order cycle because it is a major capital item with a typical list price of between $160,000 and $240,000 and generally requires the approval of senior management at purchasing institutions. We have encountered sales cycles for ImageChecker system units longer than one year from first contact to final sale. A sales cycle of that length makes it difficult to estimate manufacturing and support requirements. In addition, the size of many of our customers may lead to price pressures. If actual sales differ substantially from estimated sales, we may under- or over-allocate resources for projected sales.

      These factors may contribute to substantial fluctuations in our quarterly operating results, particularly during the periods in which our sales volume is low. If we ever do achieve profitability, it may occur in a quarter with concentrated revenue. In that case, we would expect reduced revenue in the following quarter, and possibly a quarterly loss. If this sequence of events occurs, our stock price could drop. These fluctuations also mean that you will not be able to rely upon our operating results in any particular period as an indication of future performance.

Because the medical equipment industry is litigious, we may be sued for allegedly violating the intellectual property rights of others.

      Because the medical device industry is litigious, we may be sued for allegedly violating the intellectual property rights of others. The medical technology industry has in the past been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. In addition, major medical device companies have used litigation against emerging growth companies as a means of gaining a competitive advantage.

      From time to time, we have received and may again receive letters from third parties drawing our attention to their patent rights. While we do not believe that we infringe any valid and enforceable patents that have been brought to our attention, there may be other more pertinent rights of which we are presently unaware.

      Although we do not believe that we are infringing on any other issued or pending patents, should third parties file patent applications or be issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the U.S. Patent and Trademark Office to determine the relative priorities of our inventions and the third parties' inventions. We could also be required to participate in interference proceedings involving our issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties.



      We are aware of third parties whose business involves the use of CAD systems. Certain of these parties have issued patents or pending patent applications on technology that they may assert against us. Third parties may claim we are using their patented inventions and may go to court to stop us from engaging in our normal operations and activities. We are not aware of any basis for such a claim, but these lawsuits are expensive to defend and conduct, and would also consume and divert the time and attention of our management. A court may decide that we are infringing a third party's patents and may order us to cease the infringing activity. The court could also order us to pay damages for the infringement. These damages could be substantial and could harm our business, financial condition, and operating results.


      If we were unable to obtain any necessary license following a determination of infringement or an adverse determination in litigation or in interference or other administrative proceedings, we would have to redesign our products to avoid infringing a third party's patent and could temporarily or permanently have to discontinue manufacturing and selling some of our products. If this were to occur, it would negatively impact future revenue.

If we fail to protect our intellectual property rights, our competitors may take advantage of our ideas and compete directly against us.

      We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, and nondisclosure, confidentiality agreements and other contractual restrictions to protect our proprietary technology. We have licensed technology, and we have also submitted patent applications directed to our own technological improvements. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. For example, our patents may be challenged, invalidated or circumvented by third parties. Our U.S. and foreign patent applications, including those already allowed, may not be issued as patents in a form that will be advantageous to us. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by employees. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the U.S. If competitors engage in activities that infringe our proprietary rights, our management's focus will be diverted and we may incur significant costs in asserting our rights. We may not be successful in asserting our proprietary rights, which could result in our patents being held invalid or a court holding that the competitor is not infringing, either of which would harm our competitive position. We cannot be sure that others will not design around our patented technology. If our intellectual property is not adequately protected, our competitors could use our intellectual property to enhance their products. This would harm our competitive position, decrease our market share, or otherwise harm our business.

Failure to maintain existing licenses of key technology from third parties, or our inability to secure licenses necessary to improve current products or develop new products, may harm our business.

      We rely on licenses to use various technologies that are material to our business. We do not own the patents that underlie these licenses. In particular, licenses from ARCH Development Corporation, or ARCH, and Shih-Ping Bob Wang, one of our founders, contain technology underlying our ImageChecker system. Some of these licenses are not exclusive, and do not prevent competitors or potential competitors who have also licensed the technology from developing competing products. Our current rights to use these technologies and employ the inventions claimed in the licensed patents are subject to our licensors abiding by the terms of these licenses and may be restricted or terminated by the licensor under certain circumstances. Some of these technologies would be difficult or impossible to replace or bypass in the short term. Losing the right to use these technologies would prevent us from selling the affected products, which would accordingly reduce our revenue and significantly harm our business.

      A number of universities and privately and publicly held corporations are conducting significant research in CAD and medical imaging. We expect that improvements to our existing and planned products, and potentially, fundamental technological underpinnings for planned products, will be or become intellectual property owned by third parties. For example, we are aware of certain patents owned by Wake Forest University that relate to medical imaging. The cost of licensing such technology may significantly increase the unit cost of our products. In addition, owners of such intellectual property may refuse to offer licenses to us on commercially reasonable terms, or at all. In such event, we may not be able to manufacture competitive products with the most desirable features, if we can manufacture affected products at all. Even if we were able to obtain rights to a third party's patented intellectual property, these rights may be non-exclusive, thereby giving our competitors access to the same intellectual property.

      We do not control the prosecution, enforcement, or maintenance of the patent applications and patents to which we hold licenses. Instead we rely upon the licensors to determine appropriate prosecution and enforcement strategies. To the extent licensors do not adequately protect their intellectual property, competitors may take advantage of the situation and field competing products without incurring the licensing expenses that we pay, which could harm our competitive position and ultimately harm our operating results.

Failure to protect our proprietary methods and technologies could impair our competitive advantage, divert management attention, require additional intellectual property to be developed, and prevent us from commercializing the affected products.


      Our commercial success will depend, in large part, on our ability to obtain patent protection on many aspects of our business, including the products, methods and services we develop. We rely on a combination of patents, copyrights, trademarks and trade secrets to establish and protect our intellectual property rights. As of January 20, 2002, we owned or had rights in over 85 patents and patent applications; however, patents issued to us may not provide us with substantial protection or be commercially beneficial to us. The issuance of a patent is not conclusive as to its validity or its enforceability. In addition, our patent applications may not result in issued patents. Our competitors may obtain rights to commercialize our discoveries, which would harm our competitive position.


      In addition, we seek to avoid disclosure of our trade secrets in a number of ways, including restrictions on access to our technology, and requiring that those with access to our intellectual property execute nondisclosure agreements with us. If we are unable to protect our intellectual property in the U.S. and abroad, the results of our operations could suffer.

      Adverse events could undercut our efforts to protect our intellectual property. Our competitors could develop competing technologies or products without infringing our patents, or copyrights or other intellectual property. If a competitor infringed our intellectual property rights, we may fail to bring or to prevail in a suit to protect our rights. In addition, unauthorized parties, including employees, may attempt to obtain or copy information we consider proprietary, or misappropriate our trade secrets. The laws of some foreign countries do not protect intellectual property as effectively as do the laws of the U.S. As a result of all of these factors, our efforts to protect our intellectual property may not be adequate, and our competitors may independently develop similar competing technologies or products, duplicate our products, or design around our intellectual property.

If customers adopt a model in which images are acquired remotely and transferred to a central screening facility, we may need to change our pricing strategy, product development, sales and marketing strategies, we could lose market momentum, and our revenue and operating results may be harmed.



      We have pursued a pricing strategy of seeking an outright purchase of our products at a single price. A radiologist generally screens images acquired in or near the healthcare facility where the radiologist works, and our strategy contemplates the purchase of our products by individual healthcare facilities that may find them useful. If healthcare providers were to centralize their radiology services, however, so that image acquisition occurred in satellite locations and images were transmitted to teleradiology centers serving multiple satellite locations, fewer units of our products would be required to analyze the same number of patient images. As a result, the unit sales of our products and our revenue may decrease. Although to date none of our customers has adopted a centralized screening model, we are aware of one customer that is exploring the possibility. If centralized screening models develop in the future, we may need to change our billing practices from an outright sale model to a different model based on the manner in which our products are used. Such a change could dissatisfy certain customers and harm our revenue and operating results.


Product liability claims may require us to pay damages, reduce the demand for our products, and harm our reputation.

      Our business exposes us to a significant risk of product liability claims. The field of breast cancer screening and detection has one of highest rates of litigation in the medical industry, and has been subject to some of the highest aggregate damages. We may be subject to legal complaints arising from incorrect breast cancer screening results, or from screening for other diseases addressed by our CAD products. We maintain product liability insurance in the amount we believe reasonably insures us against product liability risk. While we believe that we are reasonably insured against product liability risks, we may not be able to obtain insurance in amounts or scope sufficient to provide us with protection against all potential liabilities, particularly as sales of our products increase. A product liability claim can result in significant legal defense costs regardless of its merit or eventual outcome. If we were required to pay damages that exceeded our insurance coverage to one or more plaintiffs, such amounts would have to be paid out of cash reserves and the amount of such payments could significantly harm our financial condition. A product liability claim could also harm our reputation and lead to a decline in revenue.

We depend on key personnel, and the loss of our current personnel, or our failure to hire and retain additional qualified personnel, could affect our ability to grow the business, or to effectively manage growth that does occur. In that case, our product development and operating results could be harmed.

      Our future success depends upon the continued service of our executive and technical officers and other key personnel, and upon their ability to work together. Of particular importance to our continued operation is our Chairman of the Board, President and Chief Executive Officer, Michael S. Klein.

      Searching for replacements for executive and technical officers or other key personnel could divert management time and increase operating expenses. Most of our executive and technical officers and other key employees are not bound by an employment agreement, and we do not maintain any key person life insurance policies. If we lose the services of one or more of our executive officers or other key employees, or if one or more of them decided to join a competitor or otherwise compete directly or indirectly with us, our business could be seriously harmed.

      In order to scale-up manufacturing, expand marketing and distribution capabilities, develop future products, and enter new markets, actions we must undertake in order to increase revenue and become profitable, our executive officers must manage the expansion of our operations. Any failure by our executive officers and other key personnel to manage this growth could impede our ability to increase revenue and achieve and maintain profitability.

Some studies have questioned the efficacy of mammography to reduce mortality. If mammography proves to be less effective, our business would be seriously harmed. In addition, competing technologies could replace mammography as the preferred method for screening for breast cancer.

      Some publications have questioned the efficacy of screening mammography to reduce mortality. If mammography is proven to be ineffective, our business would be seriously harmed. From time-to-time analyses are published that question the efficacy of mammography to reduce mortality from breast cancer. Most recently, we are aware of a publication from a group of researchers in Denmark that conducted a re-analysis of other published studies. They claim that most of the earlier studies were flawed in their design and there was no real reduction in mortality. Many academicians and health policy groups question their findings, but even if untrue, these claims could influence mammography usage in the U.S. and undermine adoption of mammography in countries where screening is not widely adopted. Other articles could also negatively affect the practice of mammography and thereby harm our business.

      We are aware of companies that are developing alternatives to traditional breast cancer detection, including refractive light, thermal technologies, breast ultrasound, magnetic resonance imaging and non-imaging tests.

We may not be able to raise additional funds in the foreseeable future to fund our operations or future acquisitions, or additional funding may not be available to us on favorable terms.

      We expect our cash resources to be sufficient to meet our currently predicted working capital and capital expenditure needs for the next twelve months. We might, however, need to raise additional funds through public or private financings, strategic relationships or other arrangements in order to:

      . develop additional CAD technologies, such as computed radiography, or CR, digital radiography, or DR, and CT;

      . enhance the current ImageChecker product line to improve detection accuracy and display, among other things;

      . fund additional sales and marketing programs, including co-operative reimbursement programs;

      .  invest in or acquire complementary businesses or technologies; or

      . hire additional personnel, particularly to expand manufacturing, marketing and distribution capabilities.

      Our ability to run our business could be damaged if we are unable to identify additional sources of capital to fund these activities on favorable terms.

Our activities in several different countries expose us to inherent risks in doing business internationally. Our growth may be limited if we are unable to successfully manage our international activities.

      In addition to our domestic operations, we currently conduct sales and marketing in other countries in North America, Europe and Asia. Our international operations pose risks that include:

      .  potential adverse tax consequences;

      .  foreign currency fluctuations;

      .  greater difficulty in collecting accounts receivable;

      .  protectionist laws and business practices that favor local competitors;

      . the expense and logistics of establishing facilities and operations in new foreign markets;

      . the difficulty of building and managing an organization with geographically dispersed operations;

      .  burdens and uncertainties related to compliance with foreign laws;

      . uncertain protections in international markets against infringement of our intellectual property; and

      .  lengthy sales cycles typical in certain overseas markets.

      In particular, we currently expect that all of our sales overseas will be denominated in U.S. dollars, and as a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive, and impede our ability to penetrate the international market.

      If we are unable to meet and overcome these challenges, our international operations may not be successful, which would limit the growth of our business.

Risks Related to this Offering

Our common stock has not been publicly traded, and we expect that the price of our common stock will fluctuate substantially. An active trading market for our stock may not develop, and selling your stock may be difficult.

      Prior to this offering, our common stock has not been traded on a public market. We cannot predict whether an active public trading market for our stock will develop following this offering, or whether such a market will be sustained. We have negotiated with the underwriters to determine the price of the shares of common stock sold in this offering, but this price will not necessarily reflect the market price of the common stock following this offering. A number of factors will influence the market price for the common stock following this offering, including:

      .  volume and timing of orders for our products;

      .  quarterly variations in our or our competitors' results of operations;

      . changes in the availability of third-party reimbursement in the U.S. or other countries;

      . the announcement and introduction of new products or product enhancements by us or our competitors;

      . our ability to develop, obtain regulatory clearance for, and market, new and enhanced products;

      . changes in governmental regulations or in the status of our regulatory approvals or applications;

      .  product liability claims or other litigation;

      . announcements of technological or medical innovations in the CAD or mammography markets;

      . changes in earnings estimates or recommendations by securities analysts; and

      . general market conditions and other factors which may be unrelated to our operating performance or the operating performance of our competitors.

      If no trading market develops, securities analysts may decide not to provide research coverage of our company. We cannot assure you that any securities analysts will initiate or maintain research coverage of our company and our shares, and this could further depress the market for our shares.

A large number of shares may be sold into the market following this offering. This may cause the price of our common stock to decline.


      After this offering, 16,133,408 shares of our common stock will be outstanding, or 16,808,408 shares if the underwriters exercise their over-allotment in full based upon shares outstanding as of January 20, 2002. The 4,500,000 shares we are selling in this offering, or 5,175,000 shares if the underwriters exercise their over-allotment in full, will be freely tradable, without restriction or further registration, under the federal securities laws unless purchased by our affiliates. The remaining shares of common stock outstanding after this offering, based upon shares outstanding as of December 31, 2001, assuming no exercise of the underwriters' over-allotment option and assuming no exercise of options or warrants outstanding prior to this offering, will be available for sale in the public market as follows:



           Percent of Total Shares
Number of  Outstanding Immediately
 Shares        After Offering               Date of Availability for Resale Into Public Market
---------- ----------------------- ---------------------------------------------------------------------
         0             0%          The day our common stock commences trading in the public market, taking into account agreements these stockholders have with us and the underwriters.

10,461,916          64.9%          The 181st day following the day our common stock commences trading in the public market, taking into account agreements these stockholders have with us and the underwriters. However, Robertson
                                   Stephens, Inc. or we, with the written consent of Robertson Stephens,
                                   Inc., can waive this restriction and allow these stockholders to sell their shares at any time.



      The table above takes into account the lock-up agreements under which substantially all of our stockholders have agreed not to sell their shares of stock for 180 days after the completion of this offering. Robertson Stephens, Inc., or we with the written consent of Robertson Stephens, Inc., may waive any of these lock-up restrictions prior to the expiration of the lock-up period without prior notice. Approximately 4,917,886 million of the shares of common stock that will be available for sale after the expiration of the lock-up period will be subject to volume restrictions under federal securities laws because they are held by our affiliates.



      If our common stockholders sell substantial amounts of common stock in the public market, or if the market perceives that these sales may be about to occur, the market price of our common stock could fall. After the completion of this offering, the holders of approximately 11,457,596 shares of common stock, including common stock issued upon conversion of our preferred stock and upon exercise of outstanding warrants, will continue to have rights, subject to some conditions, to require us to file registration statements covering their shares, or to include their shares in registration statements that we may file for ourselves or for other stockholders. If these holders exercise their registration rights in one of our future registration statements, their stock sales could impair our ability to raise necessary capital by depressing the price at which we could sell our common stock.


Purchasers in this offering will experience immediate and substantial dilution.


      We expect the price of our shares in this offering to be substantially higher than the pro forma net tangible book value per share of our outstanding common stock after this offering. Accordingly, investors purchasing shares of common stock in this offering will pay a price per share substantially higher than the value of our assets less liabilities. Assuming the sale of 4,500,000 shares of our common stock in this offering at an assumed initial public offering price of $11.00 per share, the mid-point of the range on the cover of this prospectus, the investors in this offering will contribute 39.8% of the total gross amount invested to date in our company, but will own only 28.0% of the shares of common stock outstanding. The exercise of outstanding stock options or warrants, or the issuance of new stock, will further dilute new investors.



We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds in a manner desired by our stockholders.



      Our management could spend most of the net proceeds from this offering in ways which our stockholders may not desire or that do not yield a favorable return. You will not have the opportunity, as part of your investment in our common stock, to influence the manner in which the net proceeds of this offering are used. As of the date of this prospectus, we intend to use the net proceeds from the securities to be offered for general corporate purposes and working capital, including $9.5 million for research and development, $11.0 million for sales and marketing, $2.0 million for clinical and regulatory studies, and $1.0 million for capital expenditures. We may also use the net proceeds in future strategic acquisitions or investments, but currently we do not have any acquisitions or investments planned. Until we need to use the net proceeds of this offering, we plan to invest the net proceeds in investment grade, interest bearing government securities, but these investments may not produce income or may lose value.


Our principal stockholders, executive officers and directors own a significant percentage of our stock, and as a result, the trading price for our shares may be depressed and these stockholders can take actions that may be adverse to your interests.

      Our executive officers and directors, and entities affiliated with
directors, will beneficially own a total of approximately [      ]% of our
common stock following this offering. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors, and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. A significant concentration of share ownership can adversely affect the trading price for our common stock because investors often discount the value of stock in companies that have controlling stockholders. Further, the concentration of ownership in our company could delay, defer or prevent a merger or consolidation, takeover or other business combination that could be favorable to you.

Anti-takeover provisions in our charter documents and Delaware law could prevent a potential acquirer from buying our stock.

      Our amended and restated certificate of incorporation and bylaws will contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

      . authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock;

      .  prohibit stockholder actions by written consent; and

      .  provide for a classified board of directors.

      In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit stockholders owning 15% or more of our outstanding voting stock from merging or combining with us. These and other provisions in our amended and restated certificate of incorporation and bylaws, and under Delaware law, could reduce the price that investors might be willing to pay for shares of our common stock in the future.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, including the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere, contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "aim," "seek," "intend," "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and you should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

      Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform our prior statements to actual results, as a result of new information or otherwise.

                                USE OF PROCEEDS


      We estimate that the net proceeds from the sale of the 4,500,000 shares of common stock that we are selling in this offering will be approximately $44.0 million, or $50.9 if the underwriters exercise their over-allotment option in full, based on an initial public offering price of $11.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the securities to be offered for general corporate purposes and working capital, including $9.5 million for research and development, $11.0 million for sales and marketing, $2.0 million for clinical and regulatory studies and $1.0 million for capital expenditures. We do not currently have any material capital equipment commitments. As a result, we will retain broad discretion in the allocation of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of these proceeds. In addition, we may use a portion of the net proceeds for the acquisition of or investment in businesses, products and technologies that are complementary to ours. We have no current plans, agreements or commitments and are not currently engaged in any negotiations with respect to any such transaction. Pending such uses, we will invest the net proceeds of this offering in investment grade, interest-bearing securities. This investment and any other investment, capital expenditures, cash acquisition or other use we may make of the proceeds may not produce the anticipated results.


                                DIVIDEND POLICY

      We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of our board of directors.

                                CAPITALIZATION


      The following table sets forth our capitalization as of December 31, 2001, on the following three bases: (i) on an actual basis (ii) on a pro forma basis to reflect the conversion of all outstanding shares of our preferred stock into 10,314,666 shares of common stock upon completion of this offering, after giving effect for the 1 for 3 reverse common stock split, and (iii) on a pro forma as adjusted basis to reflect the sale of shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds. You should read this information together with our Financial Statements and Notes thereto appearing elsewhere in this prospectus.


                                                                                                   December 31, 2001
                                                                                           --------------------------------
                                                                                                                 Pro Forma
                                                                                            Actual    Pro Forma As Adjusted
                                                                                           --------   --------- -----------
                                                                                           (in thousands, except share data
Redeemable convertible preferred stock:
  Redeemable convertible preferred stock; $0.001 par value; 65,550,000 shares authorized and designated; aggregate shares issued and outstanding: 29,507,541 (aggregate redemption and liquidation value $73,961); no shares pro forma and pro forma as adjusted:
     Series A-1: 4,000,000 shares designated; shares issued and outstanding: 3,825,500
      actual; no shares pro forma and pro forma as adjusted............................... $  3,824   $     --   $     --
     Series B-1: 4,850,000 shares designated; shares issued and outstanding: 4,769,213
      actual; no shares pro forma and pro forma as adjusted...............................    9,534         --         --
     Series C-1: 7,500,000 shares designated; shares issued and outstanding: 7,045,687
      actual; no shares pro forma and pro forma as adjusted...............................   14,085         --         --
     Series D-1: 4,400,000 shares designated; shares issued and outstanding: 4,399,998
      actual; no shares pro forma and pro forma as adjusted...............................   10,990         --         --
     Series E-1: 1,800,000 shares designated; shares issued and outstanding: 1,747,526
      actual; no shares pro forma and pro forma as adjusted...............................    5,672         --         --
     Series F-1: 4,500,000 shares designated; shares issued and outstanding: 4,205,117
      actual; no shares pro forma and pro forma as adjusted...............................   15,891         --         --
     Series G-1: 5,725,000 shares designated; shares issued and outstanding: 3,514,500
      actual; no shares pro forma and pro forma as adjusted...............................   12,086         --         --
                                                                                           --------   --------   --------
        Total redeemable convertible preferred stock......................................   72,082         --         --
                                                                                           --------   --------   --------
Stockholders' equity (deficit):
  Common stock, $0.001 par value; 80,025,000 shares authorized;
   shares issued and outstanding: 1,257,995 actual; 11,572,661 pro forma; 16,072,661 pro
   forma as adjusted......................................................................    5,305     79,266    123,266
  Common stock warrants...................................................................      154      2,336      2,336
  Deferred stock compensation.............................................................     (948)      (948)      (948)
  Accumulated deficit.....................................................................  (63,591)   (67,652)   (67,652)
                                                                                           --------   --------   --------
Total stockholders' equity (deficit)......................................................  (59,080)    13,002     57,002
                                                                                           --------   --------   --------
Total capitalization...................................................................... $ 13,002   $ 13,002   $ 57,002
                                                                                           ========   ========   ========


      This table excludes:


      . 2,896,719 shares issuable upon exercise of common stock options and warrants outstanding on December 31, 2001 at a weighted-average exercise price of $5.33 per share;



      . 301,667 common shares reserved as of December 31, 2001, under our stock option plans, as amended, and available for grant;



      . 315,196 shares issuable upon exercise and expected conversion of outstanding warrants to purchase Series F-1 and Series G-1 redeemable convertible preferred stock at a weighted-average exercise price of $11.95 per share. Upon completion of this offering, these warrants will either expire or become exercisable for common stock depending upon the amount of the initial public offering price; and



      . 250,000 shares intended to be reserved upon adoption of an employee stock purchase plan prior to completion of this offering.

                                   DILUTION


      Our pro forma net tangible book value as of December 31, 2001, was $13.0 million, or $1.13 per share of common stock. Pro forma net tangible book value per share represents the amount of our total assets less total liabilities and intangible assets, and divided by the total number of shares of common stock outstanding, as of December 31, 2001, and assumed conversion of all our outstanding preferred stock. After giving effect to the adjustments set forth above and assuming the sale by us of 4,500,000 shares of common stock offered in this offering at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds from this offering, our pro forma net tangible book value as of December 31, 2001 would have been $57.0 million, or $3.54 per share of common stock. Assuming completion of this offering, there will be an immediate increase in the pro forma net tangible book value of $2.42 per share to our existing stockholders and an immediate dilution in the pro forma net tangible book value of $7.46 per share to new investors. The following table illustrates this per share dilution:



Initial public offering price per share..........................       $11.00
  Pro forma net tangible book value per share as of December 31,
   2001.......................................................... $1.13
  Increase per share attributable to new investors...............  2.42
                                                                  -----
Pro forma net tangible book value per share after this offering..       $ 3.55
                                                                        ------
Pro forma dilution per share to new investors....................       $ 7.45
                                                                        ======



      The following table summarizes, on a pro forma basis as of December 31, 2001, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors. The pro forma basis reflects the conversion of all shares of our preferred stock into 10,314,666 shares of common stock automatically upon completion of this offering.



                               Shares Purchased  Total Consideration
                              -----------------  -------------------  Average Price
                                Number   Percent    Amount    Percent   Per Share
                              ---------- ------- ------------ ------- -------------
Existing stockholders........ 11,572,661   72.0% $ 74,843,000   60.2%    $ 5.39
New investors................  4,500,000   28.0    49,500,000   39.8     $11.00
                              ----------  -----  ------------  -----
    Total.................... 16,072,661  100.0% $124,343,000  100.0%    $ 7.74
                              ==========  =====  ============  =====



      If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to 69.1% of the total number of shares of common stock to be outstanding after this offering, and will increase the number of shares of common stock held by the new investors to 5,175,000, or 30.9% of the total number of shares of common stock to be outstanding immediately after this offering. See "Principal Stockholders." As of December 31, 2001 (i) options and warrants to purchase 2,896,719 common shares were outstanding with a weighted-average exercise price of $5.33 per share, (ii) 301,667 common shares were reserved under our stock option plans, as amended, and available for grant, (iii) 315,196 common shares were issuable upon exercise and expected conversion of outstanding warrants to purchase Series F-1 and Series G-1 redeemable convertible preferred stock at a weighted-average exercise price of $11.95 per share (which will either expire upon completion of this offering or become exercisable for common stock depending upon the amount of the initial public offering price), and
(iv) 250,000 shares are intended to be reserved upon adoption of an employee stock purchase plan prior to completion of the offering. The issuance of common stock under these plans will result in further dilution to new investors.

                            SELECTED FINANCIAL DATA

      The following selected financial data is qualified by reference to and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto and the other information contained in this prospectus.


      The selected balance sheet data as of December 31, 2000 and 2001 and the selected statements of operations data for each of the three years in the period ended December 31, 2001, have been derived from our audited Financial Statements appearing elsewhere in this prospectus. The selected balance sheet data as of December 31, 1997, 1998 and 1999, and the selected statements of operations data for the years ended December 31, 1997 and 1998, have been derived from our audited Financial Statements not included in this prospectus. Historical results are not necessarily indicative of future results.



                                                     Year Ended December 31,
                                        ------------------------------------------------
                                          1997      1998      1999      2000      2001
                                        --------  --------  --------  --------  --------
                                            (in thousands, except per share amounts)
Statements of Operations Data:
Revenue................................ $     --  $    172  $  1,894  $  4,932  $ 27,796

Costs and expenses:
 Cost of revenue.......................    1,219     1,510     2,550     4,700    13,747
 Research and development..............    4,537     5,416     4,246     5,880     9,149
 Sales and marketing...................    2,017     2,789     4,017     5,822    11,495
 General and administrative............      616     1,206     1,443     2,649     3,666
 Stock-based compensation*.............       --        28        54       158     1,243
                                        --------  --------  --------  --------  --------
   Total costs and expenses............    8,389    10,949    12,310    19,209    39,300
                                        --------  --------  --------  --------  --------
Loss from operations...................   (8,389)  (10,777)  (10,416)  (14,277)  (11,504)
Interest income, net...................      607       548       461       245       214
                                        --------  --------  --------  --------  --------
Net loss...............................   (7,782)  (10,229)   (9,955)  (14,032)  (11,290)
Accretion of redeemable convertible
 preferred stock.......................       --        43        62        34       360
                                        --------  --------  --------  --------  --------
Net loss attributable to common
 stockholders.......................... $ (7,782) $(10,272) $(10,017) $(14,066) $(11,650)
                                        ========  ========  ========  ========  ========
Basic and diluted net loss per share... $ (10.33) $ (12.42) $ (11.11) $ (13.37) $ (10.10)
                                        ========  ========  ========  ========  ========
Shares used in computing basic and
 diluted net loss per share............      753       827       902     1,052     1,154
                                        ========  ========  ========  ========  ========
Pro forma basic and diluted net loss
 per share.............................                                         $  (1.12)
                                                                                ========
Shares used in computing pro forma
 basic and diluted net loss per share..                                           10,374
                                                                                ========
----------------
* Stock-based compensation:
 Cost of revenue....................... $     --  $     --  $     --  $     --  $     16
 Research and development..............       --         9        36        39       302
 Sales and marketing...................       --        --         3         7       472
 General and administrative............       --        19        15       112       453
                                        --------  --------  --------  --------  --------
                                        $     --  $     28  $     54  $    158  $  1,243
                                        ========  ========  ========  ========  ========

                                                          December 31,
                                        ------------------------------------------------
                                          1997      1998      1999      2000      2001
                                        --------  --------  --------  --------  --------
                                                         (in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term
 investments........................... $  7,603  $ 10,027  $  8,213  $ 17,509  $ 16,520
Working capital........................    8,029    10,268     8,160    13,177    15,950
Total assets...........................   11,088    14,654    17,620    32,941    34,298
Deferred revenue, including current
 portion...............................       --     2,152     8,468    15,869    12,473
Long-term obligations, less current
 portion...............................       63         8         3       440     1,618
Redeemable convertible preferred stock.   27,111    38,114    43,827    59,845    72,082
Total stockholders' deficit............  (17,508)  (27,730)  (37,537)  (51,243)  (59,080)


--------


      See Notes 2 and 9 of Notes to Financial Statements for an explanation of the determination of the amounts used in computing net loss per share and pro forma net loss per share amounts.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, the discussion in this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. We have discussed our known material risks in "Risk Factors." Our actual results could differ materially from those anticipated by these forward-looking statements due to factors including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.


Overview


      We develop, manufacture and sell proprietary medical systems to assist radiologists in the detection of cancer. Our ImageChecker system is approved by the FDA for both screening and diagnostic mammography. We received regulatory approval from the FDA in June 1998 to market the ImageChecker system in the U.S. and commenced commercial operations in the third quarter of 1998. In connection with the sales and marketing of our ImageChecker product line, we have associated the R2 brand with innovative CAD solutions and established strategic collaborations with leading medical imaging equipment providers, such as GE Medical Systems and Kodak. As of December 31, 2001, we had shipped over 300 ImageChecker products.



      We have incurred significant operating losses and negative cash flows from operations in each full fiscal year since inception. We incurred net losses of $10.0 million in 1999, $14.0 million in 2000 and $11.3 million in 2001. As of December 31, 2001, we had an accumulated deficit of $63.6 million. We expect to incur significant additional losses as we expand our sales and marketing efforts and continue to develop new products.


 Revenue


      Our revenue is derived primarily from sales of our ImageChecker products. For sales on or after January 1, 2001, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. Delivery is considered to have occurred upon shipment for sales to our distributors and upon installation for sales directly to end customers. Revenue is allocated to various elements of the arrangement based on vendor specific objective evidence, or VSOE, as determined by published price lists evidencing the price established by management having the relevant authority. Amounts attributable to undelivered elements such as technical support and maintenance are recorded as deferred revenue and recognized ratably over the period the service is to be provided, generally one year. Prior to January 1, 2001, we had not established sufficient VSOE for the undelivered elements of our sales arrangements and, accordingly, revenue on sales through December 31, 2000 is being recognized ratably over the estimated life of the system, generally three years. Associated hardware costs are deferred and recognized as cost of revenue ratably over the same time period.




      Revenue from ImageChecker-DM software licensed pursuant to the distribution agreement with GE Medical Systems is being recognized as revenue ratably, over the longer of the term of the contract, of which the initial term expires on December 31, 2002, or the one-year warranty period provided under the contract. Associated hardware costs are deferred and recognized ratably over the corresponding period.

      We generally sell our ImageChecker products through distributors and directly to end customers. Our sales are final and not subject to a right of return. Our distributor contracts contain non-binding minimum purchase commitments, which are generally cancelable by us. We do not consider backlog to be a meaningful measure of future revenues because our customers can generally cancel orders without penalty.

      In late 2000 and in 2001, we entered into agreements with three group purchasing organizations. A group purchase organization is an entity that negotiates purchase prices on behalf of its members, who are medical providers. The agreements provide the members of these organizations, such as hospitals, the ability to purchase our products at a discount from our list prices. These medical providers, notwithstanding their membership in a group purchasing organization, may purchase products from other suppliers who do not have contracts with the group purchasing organization. We also pay an administrative fee based on a percentage of sales made to customers who are members of the group purchasing organizations. No administrative fees were recorded in 2000 and $168,000 were recorded in sales and marketing expense in 2001. Revenue from customers covered under the group purchasing organization agreements totaled 14% of our revenues for 2001. From time to time we will consider and may enter into additional agreements with other group purchasing organizations. If more of our revenue is generated under these kinds of agreements, the average selling price of our products and our profit margin may decline, and we may have to pay increased administrative fees.


 Deferred Revenue

      Changes in deferred revenue (including current portion) during each of the periods presented consist of the following:


                                                                              Years Ended
                                                                              December 31,
                                                                       -------------------------
                                                                        1999     2000     2001
                                                                       -------  -------  -------
                                                                             (in thousands)
Deferred revenue, beginning of period................................. $ 2,152  $ 8,468  $15,869
Revenue deferred on products shipped during the period................   8,049   11,850    5,212
Revenue recognized on products shipped in current and prior periods...  (1,733)  (4,449)  (8,608)
                                                                       -------  -------  -------
Deferred revenue, end of period....................................... $ 8,468  $15,869  $12,473
                                                                       =======  =======  =======



      Approximately 58% of the deferred revenue balance at December 31, 2001 was attributable to products shipped prior to December 31, 2000.


 Deferred Product Costs

      Changes in deferred product costs (including current portion) during each of the periods presented consist of the following:


                                                                                   Years Ended
                                                                                  December 31,
                                                                            ------------------------
                                                                             1999    2000     2001
                                                                            ------  -------  -------
                                                                                 (in thousands)
Deferred product costs, beginning of period................................ $  831  $ 3,416  $ 5,876
Cost of revenue deferred on products shipped during the period.............  3,290    4,218      620
Cost of revenue recognized on products shipped in current and prior periods   (705)  (1,758)  (2,830)
                                                                            ------  -------  -------
Deferred product costs, end of period...................................... $3,416  $ 5,876  $ 3,666
                                                                            ======  =======  =======



      Approximately 83% of the deferred product costs balance at December 31, 2001 were attributable to products shipped prior to December 31, 2000.


 Costs and Expenses

      We manufacture our ImageChecker products at our facility in Los Altos, California. The primary components of the ImageChecker system are manufactured by, and purchased from, third-party suppliers. Our manufacturing activities consist of final assembly, integration and testing of the major components. Cost of revenue comprises:

      . purchase cost of materials, including amortization of deferred product costs;

      . expenses related to internal operations of the manufacturing, service, and quality organizations;

      .  expenses relating to technical support and maintenance; and

      .  royalties related to technology licenses.

      Significant investment in research and development has been, and we believe will continue to be, required to develop new products and enhance existing products to allow us to further penetrate our current and future markets. In addition, the timing of development activities including clinical trials, can impact research and development expenses. Research and development expenses comprise primarily the following components:

      . salaries and related expenses of personnel engaged in research and development activities;

      . legal costs associated with filings and prosecution of patents and regulatory matters; and

      .  research grants and consulting fees paid to various third parties.

      Sales and marketing expenses comprise primarily the following components:

      . salaries, commissions, and related expenses for personnel engaged in sales and marketing activities; and

      . costs associated with advertising, trade shows, promotional, and other marketing activities.

      General and administrative expenses comprise primarily the following:

      .  salaries for personnel engaged in administrative functions; and

      .  legal and accounting fees for professional services.

 Stock-Based Compensation


      During 2001, we issued 1,065,900 common stock options to employees at a weighted-average exercise price of $8.03 per share. The weighted-average exercise price was below the weighted-average deemed fair value of $9.43 per share. The cumulative deferred stock-based compensation with respect to these grants was $1,471,000, and is being amortized to expense on an accelerated basis over the vesting periods of the options, generally four years. During 2001, we amortized $523,000 to stock-based compensation expense. The deferred stock compensation balance at December 31, 2001 will be amortized over the remaining vesting periods through December 2005. Due to the accelerated method of amortization, most of the deferred stock-based compensation charge will be amortized over the first one to two years of the vesting of the options. Through December 31, 1999, cumulative stock-based compensation related to non-employee awards was not material. During the year ended December 31, 2000 and 2001, we recorded stock-based compensation, including warrants issued to purchase common stock in exchange for services and warrants issued to purchase preferred stock in exchange for a license for undeveloped technology of approximately $158,000 and $720,000, respectively, related to non-employee stock awards.


Results of Operations

      We have historically experienced fluctuations from period to period. We expect these fluctuations to continue, therefore historical results are not indicative of future results.


Years Ended December 31, 2000 and 2001





 Revenue



      Our revenue increased $22.9 million from $4.9 million in 2000 to $27.8 million in 2001. Total ImageChecker systems shipped increased 68% over shipments in 2000. Revenue of $20.6 million and $1.5 million was recognized on ImageChecker systems, parts and accessories shipped in 2001 and 2000, respectively. The increase is the result of the establishment of VSOE for undelivered elements and therefore a greater portion of each sales arrangement was recognized upon shipment to distributors or upon installation to direct users. Revenue of $7.2 million for 2001 and $3.4 million for 2000 represents the recognition of the ratable portion of ImageChecker systems previously deferred for systems shipped prior to 2001 and 2000, respectively.



 Cost of Revenue



      Our cost of revenue increased $9.0 million from $4.7 million in 2000 to $13.7 million in 2001. Cost of revenue of $11.0 million and $3.3 million was recognized in 2001 and 2000, respectively, which represents costs for ImageChecker Systems, including parts and accessories shipped in 2001 and 2000, respectively, and costs of providing warranty support and training. The increase was the result of recognition of a greater portion of each sales arrangement upon shipment to distributors or installation to direct users as the result of establishment of VSOE for undelivered elements. Cost of revenue of $2.7 million and $1.4 million for 2001 and 2000, respectively, represents the recognition of the ratable portion of cost of ImageChecker systems previously deferred for systems shipped prior to 2001 and 2000, respectively.



      We expect that the absolute dollar amount of cost of revenue will increase in the future if we are able to increase our product shipments. In addition, we expect our cost of revenue as a percentage of revenue may decline as our fixed manufacturing and support costs are allocated to a greater number of units shipped.



      If we are able to increase units sold of our ImageChecker-DM, we anticipate the cost of revenue as a percentage of revenue may decrease as the ImageChecker-DM has greater average gross margin than our other products.



 Research and Development Expenses



      Research and development expenses increased from $5.9 million in 2000 to $9.1 million in 2001, representing an increase of $3.2 million. This increase was primarily attributable to increased personnel costs of $2.3 million from the hiring of additional development staff along with their associated recruitment costs, costs of $687,000 related to filing and prosecution of patents and increased facility costs of $234,000.



      Members of our research and development team typically work on a number of development projects concurrently. Accordingly, the Company has not and does not intend to separately track the costs for each of its research and development projects so as to enable accurate disclosure of the actual costs incurred to date on a project by project basis. For 2000 and 2001, however, we estimate that the majority of our research and development expense was associated with improved detection accuracy, display capabilities and development of our computer aided detection technology for applications in our mammography product line, including enhancements to our existing and future ImageChecker products. A smaller portion of our expenses was associated with applications outside of mammography, including digital radiography and computed tomography. We are unable to further specify with meaningful certainty the estimated completion date or estimated cost of completion of these project, or whether any of our projects will eventually be successfully developed. We expect research and development spending to increase over the next several years in response to clinical trial costs for new products under development along with the costs of supporting enhancements to our current products.



 Sales and Marketing Expenses



      Sales and marketing expenses increased from $5.8 million in 2000 to $11.5 million 2001, representing an increase of $5.7 million. This increase was primarily attributable to increased personnel costs from the hiring of additional sales and marketing personnel of $2.5 million, increased sales commissions of $1.1 million due to higher sales volumes in 2001, increased promotional costs of $656,000, increased costs for outside consulting services of $428,000 and associated increased travel expenses of $417,000. We expect our sales and marketing expenses to increase as we expand our domestic and international sales and marketing activities.

 General and Administrative Expenses



      General and administrative expenses increased from $2.6 million in 2000 to $3.7 million in 2001, representing an increase of $1.1 million. This increase was primarily attributable costs from the increase in general and administrative personnel of $594,000, an increase in professional fees of $181,000 and increased facilities costs of $113,000. We expect our general and administrative expenses to increase as a result of operating as a public company.





 Net Interest and Other Income



      Net interest and other income was $245,000 and $214,000 in 2000 and 2001, respectively. The fluctuation was primarily the result of a decrease in the average balance of cash, cash equivalents, and short-term investments available for investment.



Years Ended December 31, 1999 and 2000



 Revenue



      Our revenue increased $3.0 million from $1.9 million in 1999 to $4.9 million in 2000. Total ImageChecker systems shipped increased 28% over shipments in 1999. Revenue of $1.5 million and $1.2 million was recognized on ImageChecker systems shipped in 2000 and 1999, respectively, and $10.8 million and $6.9 million was deferred and amortized ratably over three years for shipments that occurred in 2000 and 1999, respectively. Revenue of $3.4 million and $700,000 for 2000 and 1999, respectively, represents the recognition of the ratable portion of ImageChecker systems previously deferred for systems shipped prior to 2000 and 1999, respectively.



 Cost of Revenue



      Our cost of revenue increased $2.1 million from $2.6 million in 1999 to $4.7 million in 2000. Cost of revenues of $3.3 million and $2.3 million in 2000 and 1999, respectively, represents costs for ImageChecker systems, including parts and accessories, shipped in 2000 and 1999, respectively, and costs of providing warranty, support and training. Cost of revenue in 2000 and 1999 of $1.4 million and $300,000, respectively, represents the recognition of the ratable portion of cost of ImageChecker systems previously deferred for systems shipped prior to 2000 and 1999, respectively.



 Research and Development Expenses



      Research and development expenses increased from $4.2 million in 1999 to $5.9 million in 2000, representing an increase of $1.7 million. This increase was primarily attributable to increased personnel costs of $610,000 from the hiring of additional development staff along with their associated recruitment costs. Additional factors contributing to the increase included greater consulting and temporary labor expenses of $566,000, higher supplies and materials expenses of $165,000, greater travel costs of $119,000 and increased facility costs of $103,000.



 Sales and Marketing Expenses



      Sales and marketing expenses increased from $4.0 million in 1999 to $5.8 million in 2000, representing an increase of $1.8 million. The increase was primarily attributable to increased personnel costs from the hiring of additional sales and marketing personnel of $644,000, associated increases in travel expenses of $337,000 and increased promotional costs of $737,000.

 General and Administrative Expenses



      General and administrative expenses increased from $1.4 million in 1999 to $2.6 million in 2000, representing an increase of $1.2 million. This increase was primarily attributable to costs from the increase in general and administrative personnel of $846,000 and an increase in professional fees of $127,000.



 Net Interest and Other Income



      Net interest and other income was $461,000 and $245,000 in 1999 and 2000, respectively. Fluctuations were primarily the result of decreases in the average balances of cash, cash equivalents and short-term investments available for investment.


Quarterly Results of Operations


      The following table sets forth selected quarterly statement of operations data for each of the eight quarters in the period from January 1, 2000, to December 31, 2001. The information for each of these quarters is unaudited and has been prepared on the same basis as our audited financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our audited financial statements and related notes appearing elsewhere in this prospectus. We believe that results of operations for interim periods should not be relied upon as any indication of the results to be expected or achieved in any future period.



                                                             Quarter Ended
                               ------------------------------------------------------------------------
                               Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31,
                                 2000     2000     2000      2000     2001     2001     2001      2001
                               -------- -------- --------- -------- -------- -------- --------- --------
                                                        (in thousands)
Revenue....................... $   944  $ 1,075   $ 1,332  $ 1,581  $ 4,496  $ 6,457   $ 7,221  $ 9,622
Costs and expenses:
   Cost of revenue............     905    1,021     1,010    1,764    2,403    3,158     3,490    4,696
   Research and development...   1,227    1,210     1,546    1,897    1,889    2,161     2,234    2,865
   Sales and marketing........     903    1,039     1,397    2,483    1,922    3,020     2,821    3,732
   General and administrative.     422      591       700      936      938      912       787    1,029
   Stock-based compensation...       3      108        16       31      238      344       332      329
                               -------  -------   -------  -------  -------  -------   -------  -------
       Total costs and
         expenses.............   3,460    3,969     4,669    7,111    7,390    9,595     9,664   12,651
                               -------  -------   -------  -------  -------  -------   -------  -------
Loss from operations..........  (2,516)  (2,894)   (3,337)  (5,530)  (2,894)  (3,138)   (2,443)  (3,029)
Interest income, net..........      82       72        53       38      123       56       (13)      48
                               -------  -------   -------  -------  -------  -------   -------  -------
Net loss...................... $(2,434) $(2,822)  $(3,284) $(5,492) $(2,771) $(3,082)  $(2,456) $(2,981)
                               =======  =======   =======  =======  =======  =======   =======  =======



      The quarter-to-quarter increases in revenue are primarily attributable to increases in the number of ImageChecker systems sold. Contributing to the increases in 2001 as compared to 2000 was the recognition of a greater portion of revenues under our sales arrangements upon shipment as a result of the establishment of VSOE for undelivered elements in 2001. Cost of revenue has generally increased each quarter as a result of corresponding increases in revenue. Further, manufacturing support costs in excess of direct and deferred product costs generally decreased as a percentage of revenue as a result of the growth in revenue over the eight quarters. The increase in cost of revenue during the quarter ended December 31, 2000 as compared to the immediately preceding quarter and as a percentage of revenue was attributable primarily to costs associated with our decision to provide hardware upgrades to customers who acquired ImageChecker systems through early 2000. Research and development expense has fluctuated from quarter to quarter due to the rate of hiring of personnel and related recruitment costs. Sales and marketing expense has generally increased over the eight quarters presented primarily due to the hiring of additional sales and marketing personnel associated with the expansion of commercial operations and timing of promotions and trade shows. General and administrative expense has generally increased over the eight quarters presented due to hiring of additional general and administrative personnel and increased professional fees. General and administrative expense decreased in the quarter ended September 30, 2001 due to a reduction in recruiting costs. Stock based compensation has increased over the four quarters ended December 31, 2001 due to the amortization of stock based compensation for options to purchase our common stock granted to employees in 2001 with exercise prices below the deemed fair value of our common stock and stock based compensation recognized related to non-employee stock awards. Stock-based compensation for the quarter ended June 30, 2000 increased due to stock-based compensation recognized on fully vested options granted to non employees during the quarter. Interest income, net fluctuated from quarter to quarter due primarily to the change in the balance of our cash, cash equivalents and short-term investments available for investment from quarter to quarter.


Liquidity and Capital Resources


      Since our inception, we have financed our operations primarily through private placements of our redeemable convertible preferred stock resulting in net proceeds of $73.6 million. Additional funding of $1.6 million through December 31, 2001 has been provided under a software development and distribution agreement with Kodak. As of December 31, 2001, we had cash, cash equivalents and short-term investments of $16.5 million, an accumulated deficit of $63.6 million and working capital of $16.0 million.


 Operating Activities




      Net cash used in operating activities was $6.9 million for the year ended December 31, 1999 and resulted primarily from net losses in that period and increases in accounts receivable and deferred product costs totaling $4.8 million offset by an increase in deferred revenue of $6.3 million. These increases resulted primarily from increased sales volume over the prior year.



      Net cash used in operating activities was $9.2 million for the year ended December 31, 2000 and resulted primarily from net losses in that period and increases in accounts receivable, inventory and deferred product costs totaling $5.7 million offset by increases in accounts payable and accrued compensation totaling $1.8 million and deferred revenue of $7.4 million. The increases in accounts receivable, deferred product costs, and deferred revenue resulted primarily from increased sales volume over the prior year. The increase in inventories and accounts payable reflects increased inventory purchases in support of the increased demand for our products. The increase in accrued compensation was attributable to an increase in personnel over the prior year and increased commissions on higher sales volume.





      Net cash used in operating activities was $11.2 million for the year ended December 31, 2001 and resulted primarily from net losses in that period offset by depreciation, amortization, and stock compensation of $1.9 million and increases in accounts receivable, inventory, and prepaid expenses and other current assets totaling $4.4 million and a net decrease in deferred product costs and deferred revenue totaling $1.2 million, an increase in accrued compensation and other liabilities of $2.2 million, and an increase in other long-term liabilities of $1.2 million. The increase in accounts receivable resulted primarily from increased sales volume over 2000. The increase in inventories reflects an increase in inventory levels to support increasing demand for our products. The decreases in deferred product costs and deferred revenue were attributable to recognition of a greater portion of our sales arrangements upon shipment as compared to previous periods as a result of the establishment of VSOE for the undelivered elements of our arrangements. The increase in accrued compensation is due to an increase in headcount and bonuses and commissions as a result of the increase in revenue over the prior period. The increase in accrued other liabilities is due to an increase in accrued audit and legal fees in conjunction with our planned initial public offering. The increase in other long-term liabilities is attributable to the company receiving $1.2 million in milestone payments in conjunction with its software development and distribution agreement with the Kodak.

 Investing Activities


      Cash used in investing activities was $1.8 million in 1999 and primarily represented the net purchases of short-term investments and to a lesser extent purchases of property and equipment. Cash provided by investing activities was $1.4 million in 2000 and $0.9 million in 2001 and primarily represented net maturities of short-term investments partially offset by purchases of property and equipment.


 Financing Activities


      Net cash provided by financing activities was $5.8 million, $19.4 million and $11.1 million in 1999, 2000 and 2001, respectively, which was attributable primarily to proceeds from the sale of redeemable convertible preferred stock of $5.7 million, $15.7 million and $14.0 million in 1999, 2000 and 2001, respectively, proceeds from the exercise of common stock options of $448,000 in 2001 and $3.3 million of borrowings under a line of credit agreement in 2000 and net repayments of the line of credit agreement of $3.3 million in 2001.


 Other Matters


      Upon the closing and completion of this offering, a $3.9 million charge to net income (loss) attributable to common stockholders will be recorded, representing the remaining accretion on the beneficial conversion charge for Series G-1 preferred stock and the discount for the related warrants issued.



      At December 31, 2001, the Company had outstanding non-cancelable purchase commitments for inventory components totaling $5.1 million.



      As of December 31, 2001, we had approximately $46.2 million and $15.0 million of federal and state net operating loss carryforwards, respectively, for tax reporting purposes available to offset future taxable income. The federal net operating loss carryforwards expire beginning in 2008 through 2021, whereas the state net operating loss carryforwards expire beginning in 2002 through 2011. We have not recognized any benefit from the future use of loss carryforwards for any period since inception because of uncertainties surrounding their realization. We may not be able to utilize our net operating loss carryforwards before they expire if we continue to generate net losses. The amount of net operating losses that we can utilize may be limited under tax regulations in circumstances including a cumulative stock ownership change of more than 50% over a rolling three-year period. Accordingly, even if we have net income, the amount of net operating loss carryforwards we can use in any given year may be limited, and we may not be able to use some portion or all of our net operating loss carryforwards. This offering may result in a cumulative change in ownership sufficient to limit our ability to use our net operating loss carryforwards.


      Our future liquidity and capital requirements will depend on a number of factors, including the following:

      .  the amount and timing of revenues;

      . the extent to which our existing and new products gain market acceptance;

      .  the extent to which we make acquisitions, if any;

      . the cost and timing of expansion of product development efforts and the success of these development efforts, including the costs associated with acquisition of licenses to technology that may be required;

      .  the cost and timing of expansion of marketing and selling activities;
         and

      .  the availability of other means of financing.

      We believe that the net proceeds from this offering, together with our current cash and investment balances and any cash generated from operations, will be sufficient to meet our operating and capital requirements for at least the next 12 months. However, it is possible that we may require additional financing within this period. We have no current plans, and we are not currently negotiating, to obtain additional financing following the completion of this offering. We intend to continue to invest heavily in the development of new products and enhancements to our existing products. The factors described above will affect our future capital requirements and the adequacy of our available funds. In addition, even if we raise sufficient funds to meet our anticipated cash needs during the next 12 months, we may need to raise additional funds beyond this time. We may be required to raise those funds through public or private financings, strategic relationships or other arrangements. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants.

Quantitative and Qualitative Discussion of Market Risk

      Our operations and sales are based primarily in the U.S. Our exposure to foreign exchange fluctuations has been minimal, because international sales have been less than 10% of total revenues to date. However, we do anticipate expansion in Europe and Japan and sales in new markets including countries in Asia and South America. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As all of our sales are currently denominated in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets.


      The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our invested cash without significantly increasing risk of loss. As of December 31, 2001, our cash and cash equivalents consisted primarily of demand deposits and money market funds maintained at major financial institutions and our short-term investments consisted primarily of high-credit quality commercial paper and corporate notes. The recorded carrying amounts of cash, cash equivalents and short-term investments approximate fair value due to their short-term maturities.


      Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in cash and short-term instruments. We expect that our interest income will be negatively affected by recent declines in short-term interest rates. However, due to the nature of our cash, cash equivalents, and short-term investments, we have concluded that we do not have a material risk exposure.

Recently Issued Accounting Pronouncements

 New Accounting Standards


      In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended, requires that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet at its fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. We adopted SFAS No. 133, as amended, effective January 1, 2001. The adoption of SFAS No. 133, as amended, did not have an impact on our financial position, results of operations or cash flows as the Company had no standalone or embedded derivatives at adoption or at December 31, 2001 and has not historically entered into any derivative transactions to hedge currency or other expenses.


      In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001, be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but rather be tested at least annually for impairment. We will adopt SFAS No. 141 and SFAS No. 142 for the fiscal year beginning January 1, 2002. As we have no goodwill or other intangible assets associated with business combinations on our balance sheet as of December 31, 2001, the adoption of SFAS No. 141 and SFAS No. 142 had no impact on our financial position, results of operations or cash flows.



      In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 31, 2001. Under the new rules, the criteria required for classifying an asset as held-for-sale have been significantly changed. Assets held for sale are stated at the lower of their fair values or carrying amounts, and depreciation is no longer recognized. In addition, the expected future operating losses from discontinued operations will be displayed in discontinued operations in the period in which the losses are incurred rather than as of the measurement date. More dispositions will qualify for discontinued operations treatment in the income statement under the new rules. We will adopt SFAS No. 144 for our fiscal year beginning January 1, 2002. The adoption of SFAS No. 144 will not have an impact on our financial position, results of operations or cash flows.

                                   BUSINESS
Overview


      We develop, manufacture and sell proprietary medical systems to assist radiologists in the detection of cancer. Our CAD system analyzes medical images and identifies and marks suspicious image features. Our ImageChecker system is approved by the FDA for use with both screening and diagnostic mammograms. We received FDA regulatory approval in 1998 to market the system in the U.S. We have also obtained the right to affix the CE Mark, which allows us to commercially distribute our system throughout the European Union.





      In connection with the sales and marketing of our ImageChecker products, we have associated the R2 brand with innovative CAD solutions and established strategic collaborations with leading medical imaging equipment manufacturers, such as GE Medical Systems and Kodak. We have secured nationwide reimbursement, which includes Medicare and a national billing code, for use of our ImageChecker system. As of December 31, 2001, we had shipped over 300 ImageChecker products, which have been used in more than two million screening and diagnostic procedures. We plan to leverage our installed base to produce a steady stream of recurring revenue through line extensions of the ImageChecker system and software and service contracts on our products. While our products are currently used in mammography, we plan to leverage our CAD technology, our first commercial mover advantage, our strategic relationships, and our installed base to expand our product line to detect other cancers, including lung cancer. However, we may be unable to apply our technology to develop effective products for other cancers.


Market Opportunity

      Medical imaging procedures are used to detect many types of cancer. The number of cancer cases is expected to grow due to a number of factors, including the aging demographics of the U.S. population. Early detection, diagnosis, and treatment of cancer generally results in more favorable outcomes.

 Breast Cancer

      Breast cancer is the most commonly diagnosed cancer in women and the second leading cause of cancer mortality in the U.S. It is estimated that the lifetime risk for women of developing breast cancer is one in eight in the U.S., with an even higher rate for those with established risk factors such as genetic predisposition, hormone therapy, and exposure to external environmental factors. Breast cancer may remain localized, but if left untreated, may spread to other sites. Breast cancer that remains localized is highly amenable to treatment, whereas metastatic cancer generally results in increased mortality.

      In 2000, in the U.S. and Europe alone, over 529,000 people were diagnosed with breast cancer, and approximately 175,000 people died from the disease. The widespread recognition of both the devastating impact of breast cancer and the importance of early detection has led to approximately 58 million screening and diagnostic mammograms annually in the U.S. and Western Europe. In the U.S., mammography is currently indicated for all women over the age of 50 at least once every two years. Some cancer organizations recommend more frequent screenings, or regular screenings at an earlier age.


      Currently there is an installed base of over 25,000 mammography systems in the U.S. and Western Europe, of which approximately 15,000 are in operation at approximately 9,500 sites in the U.S.


 Lung Cancer


      Lung cancer is the third most diagnosed cancer and the leading cause of cancer mortality in the U.S. Despite widespread and longstanding educational programs, lung cancer remains a growing problem. Lung cancer, if left untreated, may spread either through direct invasion of adjacent tissues or through the lymphatic system or blood stream to other parts of the body.

      In 2000, in the U.S. and Europe alone, over 560,000 people were diagnosed with lung cancer, and nearly 510,000 people died from the disease. Despite the high mortality rate, few screening programs are in place for this disease, in part because traditional chest X-ray technologies have not been very effective in detecting early-stage lung cancer. A majority of patients are diagnosed at a later stage, after they become symptomatic. Recently, CT scanners have started to become an important technology for the detection of lung cancer. Results of the Early Lung Cancer Action Project, which was initiated in 1992 to assess the usefulness of CT for annual screening of lung cancer, have shown that annual screening detects 85% of lung cancers at an early stage. The identification and treatment of early stage lung cancer currently results in a 49% five-year survival rate. If lung cancer is diagnosed at the latest stage, a two percent survival rate is expected.



      Currently there is an installed base of approximately 6,000 CT scanners in the U.S. and approximately 5,000 in Europe. In addition, there are approximately 30,000 CT scanners in the rest of the world.


Limitations of Medical Imaging

      We believe the current limitations of medical imaging include: observational oversights, information overload generated by increasing volumes of medical images, and poor economics for many mammography centers.

 Observational Oversights


      It is a radiologist's responsibility to view and interpret the data derived from medical imaging technologies. However, radiologists can fail to detect cancers that could be detected with existing technology due to a variety of factors, including fatigue, time pressure, and human error. These observational oversights can have important clinical implications. The five-year survival rate for breast and lung cancer, when detected early, are 97% and 49%, respectively. When detected in the late stage, survival rates drop to 21% and two percent, respectively. According to a study published in the journal Radiology, radiologists do not identify one out of five breast cancers that are detectable on screening mammograms. Generally, the error rate for detection of early lung cancer is between 20% and 50%.



      Failure to detect cancer early can result in progression of the disease from early stage, in which the cancer is confined within the breast or the lung, to later stages, in which the cancer has metastasized to other parts of the body. If detected in the early stage, the treatment of cancer is more likely to be successful. However, patients diagnosed with late-stage cancers have poor prognoses, and treatment costs are significantly increased. For example, the treatment costs of early-stage breast cancer are approximately $10,000 to $22,000 per patient in early stages, whereas breast cancer detected at a later stage may require approximately $250,000 in therapy at the latest stage.


 Information Overload

      Although medical imaging has improved the way physicians detect and diagnose cancer, growth of the aging population, improved cancer education, and the emergence of new technologies, such as multi-slice CT, have created a significant increase in the amount and complexity of data. For example, in the U.S., approximately 34 million women were screened for breast cancer in 2001. In lung cancer, new imaging products generate hundreds of images per patient where formerly there had been typically less than five using traditional X-rays. To accurately detect cancers, radiologists often retrieve historical images and compare them with current images. However, we believe that no current system comprehensively integrates and automates the labor-intensive process of retrieval, storage and comparison of these images. As the number and complexity of medical images has increased, the number of radiologists has remained constant and new tools to assist radiologists in analyzing these images have not been introduced.

 Poor Economics for Many Mammography Centers

      Many mammography centers are not profitable. The costs associated with mammography equipment, personnel and malpractice insurance have outpaced reimbursement levels and resulted in poor economics for many hospitals and mammography centers. Nonetheless, many healthcare providers will continue to offer this essential service due to patient demand. Providing mammography services also attracts and retains female patients, who are often the primary healthcare decision makers for their families. Attracting and retaining these female patients and their families helps generate additional revenue through other services a hospital offers.

The R2 Solution


      Our ImageChecker system is the first CAD system approved by the FDA for use with both screening and diagnostic mammograms. We believe that the ImageChecker system represents an advance in cancer detection and overcomes many of the limitations of medical imaging by offering the following benefits:



      Improved detection accuracy. The ImageChecker system assists radiologists in detecting cancer more accurately by analyzing medical images. The ImageChecker system's overall sensitivity for marking biopsy-proven breast cancers has been shown to be 90%, with an additional 0.5 average false positive marks per image. The computerized analysis serves as a "second pair of eyes" to identify, and mark suspicious image features, and to prompt the radiologist to review specific areas, resulting in up to 23.4% higher detection rates of breast cancer, according to our analysis of the study used to support our regulatory approval now pending before the FDA. Additionally, an independent prospective study published in the journal Radiology demonstrated 19.5% higher detection rates of breast cancer.


      Ability to analyze increasing volumes of medical images. The ImageChecker system allows radiologists to review and manage the analysis of an increasing volume of mammograms by focusing their attention on the identified and marked areas of suspicion without adversely affecting workflow. By placing the marked image display within the radiologist's immediate field of vision, the ordinary screening process is not disrupted. In mammography centers that use a second reviewing radiologist, workflow efficiency may be enhanced if the second reader is replaced by the ImageChecker system. Our CAD technology is designed to enable radiologists to improve efficiency in managing analysis of the increasing volume of medical images generated by other imaging technologies, such as CT.


      Improved economics of mammography centers. The ImageChecker system requires a major capital expenditure, but if a mammography center has a sufficient volume of patients, a center may be able to improve its profitability by providing additional reimbursement for the application of CAD with mammography. In April 2001, CAD for screening mammography received a Medicare reimbursement rate of $15.00 per procedure, which subsequently was increased to $17.74 effective January 1, 2002. In addition, use of the ImageChecker system for hospital-based diagnostic screens will receive reimbursement of $28.26 per procedure beginning January 2002 under the recently announced Ambulatory Patient Codes. Furthermore, in January 2002, an add-on Category I Current Procedural Terminology, or CPT, billing code for computer-aided detection used in screening mammography will go into effect. Private insurance carriers rely in large part on such billing codes to determine their reimbursement policies. We have received indication of ImageChecker system coverage for approximately 240 payors and health plans. We estimate that there are approximately 56.7 million women over age forty in the U.S. with insurance coverage, representing our target eligible population. We estimate that the plans for which we have received indication of coverage cover approximately 39.9 million of these women, or approximately 70%.




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Our Strategy

      Our objective is to be the leading provider of proprietary CAD solutions that improve the accuracy of cancer detection, are easy to use, are cost efficient and improve the quality of patient care. To achieve this objective, we are pursuing the following business strategies:

      Establish our proprietary CAD technology as the standard of care for cancer screening and detection.The ImageChecker system is the first commercially available CAD product for use with both screening and diagnostic mammograms. We seek to associate the R2 brand with comprehensive programs to establish CAD as a standard of care for cancer detection. To accomplish this objective, we will continue to develop key luminary sites, publish clinical results, seek expanded nationwide reimbursement, and educate radiologists, insurers, hospital administrators, and patients.

      Leverage our CAD technology to work with a broad range of imaging products and to help detect other cancers. We seek to apply our CAD technology to multiple imaging modalities. We believe that the high replicability of our algorithmic methods will accelerate our time to market in the application of CAD technology to the detection of other cancers. We are currently applying our CAD technology to the early detection of lung cancer.

      Leverage our growing installed base and strategic relationships to produce a steady stream of new and recurring revenue. In addition to selling our products to new and existing customers, we also plan to leverage our strategic relationships to provide sources of recurring revenue through the following methods:

      .  line extensions of ImageChecker products;

      .  software and service contracts for mammography; and

      .  software and service contracts on new products.

      Provide fully integrated image and data management solutions to customers. We believe that medical professionals will seek to connect all image acquisition devices, image processing devices and display options to a centralized network. We intend to capitalize on this inherent networking opportunity through an open architecture design that integrates with other vendors' solutions.

Our Products

 ImageChecker System

      The ImageChecker system is comprised of two major subsystems, a processing unit and a display unit, connected by an open architecture. The processing unit is comprised of a high-resolution digitizer, a computer and a proprietary pattern recognition neural network program. Up to 80 images can be loaded at once into our continuous-loader unit. Alternative display units are available which permit viewing of the CAD results, in a range of formats from digital display to paper printout.

      The following diagram illustrates the components of the ImageChecker system.

      [Photograph of the ImageChecker system including processor unit and display unit]

      The pattern recognition program uses a set of over 50 features to identify regions in medical images that have characteristics associated with cancer and assigns to each of these regions a likelihood that a problematic pattern is present at that location. The neural network processor then identifies the various patterns and determines a significance level for each suspicious region. When a region's significance level is above a certain threshold, the system marks that region for review by the radiologist.

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 ImageChecker-DM

      The most recent ImageChecker product is ImageChecker-DM, which analyzes full-field digital mammograms which are intended to permit imaging of the entire breast.

 Products Under Development

      CAD for Chest Computed Tomography. Currently radiologists evaluate hundreds of two-dimensional CT images per patient. Our CAD application under development for CT transforms these two-dimensional images into a three-dimensional space, orients the radiologist to suspected lesions, measures abnormalities in cross-section and volume, and allows the radiologist to see areas of interest in three dimensions from any perspective. Images can be archived and retrieved for comparison with later images to show lesion growth or reduction. In addition, the system automatically locates the same lesions among the hundreds of images, measures their volume and density change, and reports those results in visual and text form to the radiologist.

      CAD for Chest Computed Radiography and Digital Radiography. Many cancers are detected when X-rays are taken for purposes other than the detection of cancer, for example, to examine broken ribs or investigate bronchial distress. Accordingly, we are leveraging our mammography CAD core competencies to develop and market a CAD product that detects unexpected radiological findings in X-rays not taken to detect cancer. The product is designed to report findings that could be lung lesions indicative of cancer on chest radiographs performed with CR and DR technologies.

Clinical Results and Related Studies


      We have conducted three retrospective clinical studies demonstrating the safety and effectiveness of the ImageChecker system when added to the current practice of a single radiologist reading mammograms. Currently, most mammography centers use a single radiologist to interpret mammograms, although some facilities use two radiologists to help improve the sensitivity for detecting cancer. Recently, our FDA approvals were expanded to include analysis of diagnostic mammograms and GE Medical Systems' full-field digital mammograms. As a result, we are the only company to have a commercially available FDA-approved CAD product for use with this wide range of mammograms.



      For our primary retrospective clinical study supporting our PMA application to demonstrate the safety and effectiveness of the ImageChecker system, we gathered 1,083 biopsy-proven breast cancers from 13 institutions, as well as 493 prior negative mammograms. Three reviewers, four reviewers or five reviewers out of panels of five independent reviewers determined that 112 prior mammograms showed obvious signs of breast cancer that the initial interpreting radiologist had missed. The CAD technology correctly marked 100 of the cancers in this retrospective review leading to a potential improvement of up to 20.3% in cancer detection. Of the 493 prior mammograms, 66 were from patients that were excluded from the panels of independent reviewers, due to a prior history of breast cancer. Based on our recent discussions of this study with the FDA, we believe that it is more appropriate to exclude these patients from the calculation, resulting in increased cancer detection of up to 23.4%. We have recently submitted a pre-market approval supplement to the FDA requesting approval to revise our labeling claim accordingly. We cannot assure you that the FDA will approve the revised claim in a timely fashion, or at all, or that the FDA will not require us to revise our current labeling with a less favorable description of the ImageChecker system's efficacy.



      A second retrospective study measured the ImageChecker system's ability to mark microcalcifications and masses, which are indicators of breast cancer, on mammograms. Retrospectively analyzing biopsy-proven cancers originally found by radiologists, the ImageChecker system correctly marked 98% of microcalcifications, often an early indicator of localized breast cancer, and nearly 86% of masses, often an indicator of more invasive breast cancer. Overall, the sensitivity in this second study for marking biopsy-proven breast cancers was 90%, with an additional 0.5 average marks per image on locations that were not cancer. This data shows that the ImageChecker system can act as a "safety net" for radiologists reading mammograms.


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


      We also conducted a third retrospective study to estimate the radiologists' patient recall rates. The study, in which 14 radiologists at five sites participated, compared patient recall rates, the rates at which patients are recalled for workup, or further investigation by radiologists for a population of over 23,000 patients examined by radiologists without the ImageChecker system against a population of nearly 15,000 patients examined by radiologists assisted by the ImageChecker system. No statistically significant increase in patient recall rates resulted.



      In addition, an independent prospective study has been conducted since FDA approval of the ImageChecker system in 1998. In that study, a community breast center purchased an ImageChecker system and collected data for one year to assess the impact of the system by comparing ImageChecker system's performance to their unassisted breast cancer detection results. Forty-one cancers were detected by the radiologist alone and 49 cancers were detected by the radiologist assisted by the ImageChecker system. This prospective study of 12,860 women was published in the journal Radiology. The results were as follows: patient recall rate increased from 6.5% to 7.7%; biopsy positive predictive value remained unchanged at 38%; and the number of cancers detected increased by 19.5%. These results show that use of the ImageChecker system in a mammography clinic can help radiologists improve their ability to detect breast cancer.


Sales and Marketing

      We market and sell our ImageChecker products worldwide through a direct sales force and distributors. We market through research collaborations with luminary sites, clinical education programs, cooperative efforts with health advocacy groups, involvement in key trade shows, targeted trade advertising, and public relations activities.

      Our sales and marketing strategy is to provide comprehensive CAD technology solutions to customers for both analog and digital medical imaging products. We expect to penetrate the market through strategic distribution collaborations and national accounts programs. We also provide extensive local advertising and reimbursement advice to assist our customers in educating their target patient audience and local insurers about the benefits of the ImageChecker system.


      Our direct sales force is comprised of 20 sales managers and executives covering North America, Europe and Asia. A large portion of our revenue comes from our network distributors in North America, Europe, the Asia-Pacific region, and Latin America. In 2001, over 90% of our revenues came from sales in North America. Our largest distributors are Diagnostic Imaging, MedImaging Technology, Inc., Cassling Diagnostic Imaging, Associated X-Ray, and Delta Medical.





      In addition, we have an exclusive agreement with GE Medical Systems for the development and worldwide distribution of our ImageChecker-DM with the GE Medical Systems full field digital mammography system. Under this agreement, GE Medical Systems received an exclusive license to purchase and distribute our ImageChecker system software and associated hardware for digital mammography worldwide for use in its product. The initial term of this agreement expires on December 31, 2002, and GE Medical Systems has the right to extend the term for two additional years. As of December 31, 2001, 43 ImageChecker-DMs have been sold to GE Medical Systems.



      In October 2000, we signed a multi-year software development and distribution agreement with Kodak, under which we will use our CAD algorithms to develop products to detect lung cancer in Kodak's CR and DR applications. In exchange for cash advances which are received upon achieving set milestones, we granted Kodak an eighteen month exclusivity period.



      In 2001, Diagnostic Imaging, Inc., a distributor, accounted for 48% of our revenue. The loss of Diagnostic Imaging, Inc. as a customer, or of GE Medical Systems as a distribution partner, would have a material adverse effect on our revenue.


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      We have multi-year CAD contracts with group purchasing organizations such as Novation, AmeriNet, and HSCA. A group purchasing organization is an entity that negotiates purchase prices on behalf of its members, who are medical providers. The agreements provide the members of these organizations, such as hospitals, the ability to purchase our products at a discount from our list prices. These medical providers, notwithstanding their membership in a group purchasing organization, may purchase products from other suppliers who do not have contacts with the group purchasing organization. In addition, we have sold products to Premier under a group volume purchase agreement that expires in March 2002.




      We provide direct customer training through seven full-time and five independent contractor applications support specialists who work closely with our distributors and end users. Our customer technical support center employs six people to respond to customer questions and provides technical support through modem connections built into our equipment.


      Some of our end-users, including mammography centers and hospitals, may find that in small volumes of mammograms, the ImageChecker system may not cover the amortized costs of the system. We believe that the ImageChecker system, at sufficient volumes of mammograms, would have a net positive economic impact.


Reimbursement


      We plan to gain private and government third-party payor coverage and reimbursement for CAD technology in North America, Europe and Asia. In the U.S., third-party reimbursement for mammography is available through Medicare and many private health insurance plans. After FDA approval is received, third-party reimbursement generally depends on decisions by individual health plans for privately insured individuals, the Centers for Medicare & Medicaid Services, or CMS, for Medicare beneficiaries, and State Medicaid agencies for Medicaid recipients. We have received indication of ImageChecker system coverage for approximately 240 payors and health plans. We estimate that there are approximately 56.7 million women over age forty in the U.S. with insurance coverage, representing our target eligible population. We estimate that the plans for which we have received indication of coverage cover approximately
39.9 million of these women, or approximately 70%.



      In December 2000, Congress granted nationwide Medicare coverage and reimbursement for computer-aided detection when used with certain mammography procedures. The legislation mandated incremental reimbursement of $15.00 for certain CAD procedures from April through December 2001. This legislation was supplemented by a temporary "G" code from CMS to assist providers in filing claims for CAD. As of January 1, 2002, the national average Medicare reimbursement rate for the physician's professional services, and the technical services component of CAD used with either screening or diagnostic mammography, will be $17.74 per procedure when provided in a physician's office or a freestanding facility. In 2002, for hospital outpatient departments, the national average Medicare reimbursement will be $14.48 for CAD with a screening mammogram and $25.00 for CAD with a diagnostic mammogram. However, CMS has announced that there will be a delay in implementing the payment rates for all hospital outpatient services paid under the hospital outpatient prospective system until no later than April 1, 2002. The national average Medicare reimbursement rate for the physician providing the professional services related to these hospital outpatient department procedures will be $3.26 per procedure. These payments for CAD will be made under Medicare as a payment additional to Medicare's payment for the underlying mammogram.


      In 2001, the American Medical Association approved an add-on Category I CPT code for CAD with screening mammography, effective January 1, 2002. We expect CMS will also use this new code for CAD performed in conjunction with screening mammography. In addition, CMS created an add-on "G" code for CAD performed in conjunction with diagnostic mammography beginning in the year 2002. We are seeking a CPT code for use of CAD with diagnostic mammography to replace our current "G" code.

      We continue to approach additional private payors, both through customers and directly, to solicit coverage and reimbursement for CAD. We expect that the combination of national Medicare coverage, a unique

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CPT code, strong clinical literature in support of CAD, broad FDA labeling, a rapidly growing installed base, strong support of customers, and recognition of breast cancer detection as a critical women's health issue will lead to increasing coverage and reimbursement. We also intend to provide a strong customer support reimbursement function to assist customers in their interaction with local and regional payors. As part of this function, we are tracking the coverage and reimbursement policies of individual payors in North America, and on a country-specific basis in Europe and Asia. In Europe, we are working through our distributor network to secure reimbursement through the appropriate government agencies.

Research and Development

      We maintain an ongoing research program designed to provide clinical and operational improvements to the ImageChecker system for mammography. Specifically, we have targeted research in the following areas of clinical performance:

      .  improved detection accuracy;

      .  classification of lesion characteristics;

      .  new display capabilities; and

      .  comparison of past images with current images.

      We also continue to research and develop applications of CAD to CR, DR and CT image acquisition technology. Specifically, we are focused on:

      .  improved radiologist workflow;

      .  improved detection accuracy;

      .  new display capabilities;

      . data storage, retrieval, integration and comparison of past and current images; and

      . automatic measurement of volume and change in size of abnormality over time.

Manufacturing

      We lease manufacturing facilities in Los Altos, California. These facilities must adhere to the FDA's QSR, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the manufacturing process. In December 2001, the International Standards Organization renewed our ISO 9001 certification.

      Our manufacturing employees assemble, test, and package our products from components purchased from third-party manufacturers. We purchase video monitors and film digitizers from sole-source suppliers. We are currently qualifying second sources for both of these components. Our agreement to purchase continuous-loading film digitizers from Canon Inc. terminates in April 2003. Our key suppliers for motorized viewers are S&S Technology, Inc. and American Medical Sales, Inc. All other ImageChecker system components are readily available from multiple suppliers.

      In our current location we have a manufacturing capacity of approximately 400 units per year. We expect to add additional capacity to meet projected demand through expansion of current facilities, lease of new facilities, and outsource manufacturing where appropriate and permitted by applicable regulation.

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Government Regulation

 Overview

      Our products are medical devices subject to extensive regulation by the FDA under the Federal Food, Drug, and Cosmetic Act. The FDA's regulations govern, among other things, the following activities:

      .  product development;

      .  product testing;

      .  product labeling;

      .  product storage;

      .  premarket clearance or approval;

      .  advertising and promotion; and

      .  sales and distribution.

 Access to U.S. Market

      Each medical device that we wish to commercially distribute in the U.S., unless otherwise exempt, will likely require either 510(k) clearance or PMA approval prior to commercial distribution. Devices deemed to pose relatively less risk are placed in either class I or II, which requires the manufacturer to submit a premarket notification requesting permission for commercial distribution; this is known as 510(k) clearance. Some low risk devices are exempted from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously 510(k) cleared device or a preamendment class III device for which PMA applications have not been filed, are placed in Class III requiring PMA approval.

      510(k) clearance pathway. To obtain 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent in intended use and in safety and effectiveness to a "predicate device" -- either a previously 510(k) cleared device or a device that was in commercial distribution before May 28, 1976, for which the FDA has not called for submission of PMA applications. The FDA's 510(k) clearance pathway usually takes from three to 12 months, but it can last longer. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance prior to commercializing the modification, or could even require a PMA approval.

      PMA approval pathway. If the FDA denies 510(k) clearance, the product must follow the PMA approval pathway, which requires proof of the safety and effectiveness of the device to the FDA's satisfaction. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, device design, manufacturing and labeling. The PMA approval pathway is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer. After approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process that affects safety or effectiveness. Depending upon the nature of the modification, some supplemental approvals may require clinical data and extensive information.

      We obtained PMA approval for the ImageChecker system in 1998 and have since obtained approval of 11 PMA supplements covering various modifications. Our market strategy includes a continual expansion of indications for use, performance claims and approval of new features for the mammography product line. Each such expansion is likely to require a separate PMA supplement approval. We cannot assure you that any supplemental approval will be obtained in a timely fashion or at all.

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


      Our original PMA approval granted in 1998 allowed us to state that "for every 100,000 cancers currently detected by screening mammography, use of the ImageChecker could result in early detection of an additional 12,800 breast cancers." This statement was based upon the clinical data we submitted to support our approval. In 2000, the FDA approved a PMA supplement requesting permission to revise the claim upward to 20,500 breast cancers, based upon a reanalysis of our clinical data. In October 2001, we received an informal communication from an FDA official raising questions about the methodology supporting the 20,500 breast cancer detection claim. In December 2001, we provided a written report from our outside biostatistical consultant supporting our analysis.



      We have had additional informal discussions with the FDA, including discussions regarding our methodology and description of our patient population. The FDA noted that mathematically the correct figure is 20.3% rather than 20.5%. Based on these discussions, we believe we have resolved any concerns the FDA had, and have agreed with the FDA that our claim should be revised to 20.3% additional breast cancers detected.



      Further, as a result of these discussions, we believe that our clinical study supports a claim that use of the ImageChecker system could result in earlier detection of up to 23.4% of the cancers currently detected with screening mammography in those women who had a prior screening mammogram 9 to 24 months earlier. We have submitted a pre-market approval supplement to the FDA requesting approval to revise our labeling claim to state: Use of the ImageChecker could result in earlier detection of up to 23.4% of the cancers currently detected with screening mammography in those women who had a prior screening mammogram 9 to 24 months earlier. Our discussions with the FDA lead to us to believe that the claim is likely to be approved in this form. Nevertheless, while the FDA's approval is pending, we cannot assure you that the FDA will approve the revised claim in a timely fashion, or at all, or that the FDA will not require us to revise our current labeling with a less favorable description of the ImageChecker system's efficacy. If the FDA does not approve this new labeling, we will not be able to market the ImageChecker system with this new claim. In this event, our ability to market the ImageChecker system could be impaired. We cannot guarantee that the FDA will not suggest additional changes to our claim in the future based upon revisions by the FDA to its claim analysis methodology in our field or upon entry of new competitors or new technologies in our field.


      Clinical studies. A clinical study is generally required to support a PMA application and may be required for a PMA supplement or even a 510(k) premarket notification. For "significant risk" devices, such studies generally require submission of an application for an Investigational Device Exemption, or IDE. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specified number of patients. Clinical studies may begin once the IDE application is approved by the FDA and the appropriate institutional review boards at the study sites. For "nonsignificant risk" devices, one or more institutional review boards must review the study, but submission of an IDE to FDA for advance approval is not required. Both types of studies are subject to record keeping, reporting, and other IDE regulation requirements.

 Pervasive and Continuing FDA Regulation


      After FDA permits a device to enter commercial distribution, numerous regulatory requirements apply. These include: the Quality System Regulation, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process; labeling regulations; the FDA's general prohibition against promoting products for unapproved or "off-label" uses; and the Medical Device Reporting regulation, which requires that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.


      In 2000, we transferred part of our in-house manufacturing operation to a third party contract manufacturer. In 2001, we transferred the operation back in-house. We reported both transfers to the FDA in annual reports. In hindsight, we believe that we may have been required to obtain prior approval of a PMA

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


supplement before transferring our manufacturing operation to a third party rather than simply reporting the transfer after the fact. We have disclosed this apparent oversight to FDA officials and we believe that enforcement action is unlikely. Nonetheless, we cannot assure you that FDA will not take enforcement action, such as seeking a recall of the specific products that were manufactured by the third party or civil penalties.



      We are subject to inspection and market surveillance by the FDA to determine compliance with regulatory requirements. Our most recent FDA inspection was in 1999. Although we believe that we are in compliance with all applicable FDA requirements, we cannot be certain that an FDA inspection would determine that we are in compliance with all requirements. If the FDA finds that we have failed to comply, the agency can institute a wide variety of enforcement actions. We are also required to obtain a manufacturing license from the state of California before we begin manufacturing our products.


 International

      Internationally, we use the appropriate approval process for the device classification in the country of interest. In Europe, we maintain our European certification through our European office. In Japan, we utilize the In Country Caretaker option to obtain and maintain approvals, awarding distribution rights to our partners. Other countries in the world generally follow the guidance of the FDA or one of these regulatory bodies.

      Sales of medical devices outside of the U.S. are subject to foreign regulatory requirements that vary from country to country. The time required to obtain approval for sale internationally may be longer or shorter than that required for FDA approval, and the requirements may differ. The primary regulatory environment in Europe is that of the European Union, which consists of 15 member countries encompassing most of the major countries in Europe. The European Union has adopted numerous directives and standards regulating the design, manufacturing, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear a CE Mark, indicating that the device conforms to the essential requirements of the applicable directive, and accordingly, can be commercially distributed throughout the European Union. We have received authorization to affix the CE Mark to the ImageChecker system.

      We received a Direct Manufacturing Shonin product approval for one of our products from the Ministry of Health and Welfare of Japan in January 2000.

Intellectual Property


      We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other measures to protect our proprietary rights. Our success may depend in part on our ability to obtain and enforce patent protection for our current and future technology. In total, we own or have rights to over 85 patents and patent applications with claims that cover the material aspects of our technology, including detailed algorithms, graphical user interfaces, and workflow aspects of CAD technology and software.



      We currently own eight patents granted by the U.S. Patent and Trademark Office and have 16 patent applications pending in the U.S. These patents begin to expire in 2016. We have also filed patent applications in Japan and a number of European countries.



      We have acquired exclusive or non-exclusive licenses to 50 patents in the U.S. We hold an exclusive worldwide, royalty-bearing license on patents from ARCH to 10 issued patents and one patent application covering the detection of microcalcifications and masses. We also hold licenses from ARCH and a successor organization of ARCH giving us non-exclusive access to 35 issued patents and nine patent applications. The patents begin to expire in 2006, and all licenses from ARCH terminate upon the expiration of the last-to-expire patent. One non-exclusive license from ARCH also has one other licensee. ARCH is prohibited from granting additional licenses under this license, and the other licensee is only permitted to sublicense to third parties that


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


have been designated by ARCH. The royalty rate is one percent of sales from products using the licensed technology, with a minimum royalty payment of $12,500 per quarter.



      We hold an exclusive worldwide, royalty-bearing license from Mr. Shih-Ping Bob Wang for three patents and four patent applications relating to the display technology used in the ImageChecker system. The license agreement requires that we maintain and prosecute all patents and patent applications. The patents begin to expire in 2013, and the license terminates upon the expiration of the last-to-expire patent. The royalty rate is one percent of sales from products using the licensed technology, with a minimum royalty payment of $12,500 per quarter.



      We also hold a non-exclusive, worldwide license from Sandia Corporation for two patents relating to software designed to detect certain suspicious regions on mammograms. The patents begin to expire in 2014, and the license terminates with the expiration of the last-to-expire patent.




       The patents owned or licensed by us relate to, among other things:

       .  computer-aided lesion detection system;

       .  automatic detection of spiculated lesions in mammograms;

       .  methods and systems for detecting chest abnormalities;

       .  chest computed tomography;

       .  chest radiography; and

       .  computer-aided diagnosis systems and methods.


We have been granted a trademark registration for the mark ImageChecker in the U.S. and have applied for registration of this mark in Europe.


Competition


      The medical device industry, including the market for breast cancer screening devices, is highly competitive. The market for breast cancer screening devices is characterized by innovation and technological advances and companies compete on the basis of product performance, technology, price and breadth of product line. Large, well-funded companies with known CAD development programs include GE Medical Systems, Siemens AG, Philips Medical Systems, Toshiba Corporation, Kodak and Fuji. Although, we believe the ImageChecker system is competitive with other products on the market, these companies have substantially greater resources, financial and otherwise, than we do. Both Intelligent Systems Software, Inc. and CADx Medical Systems received FDA approval for a CAD system for use in screening and diagnostic mammography in January 2002. Other companies with publicly disclosed CAD development programs include SCANIS, Inc. and MedDetect, LLC. CADx Medical Systems is selling its CAD product in Europe and may be selling in other areas of the world outside the U.S. In addition, Deus Technologies is selling an FDA-approved CAD product for lung cancer detection with film chest radiographs. We are aware of several research groups with activities relating to CAD in breast cancer screening and detection, including universities and small early-stage private companies.


Employees


      As of January 20, 2002, we employed 131 persons full-time. Approximately 10 persons are engaged in manufacturing, 50 persons are engaged in research and development, of whom 28 have advanced degrees, 36 persons are engaged in sales and marketing, and 15 persons are engaged in customer support, regulatory activities, and reimbursement. No employees are covered by collective bargaining agreements.

Facilities


      We currently lease office and research and development facilities in three adjacent buildings in Los Altos, California, totaling approximately 26,000 square feet. The lease for our two facilities at 325 Distel Circle, containing approximately 16,300 square feet, began in June 2000 and terminates on November 30, 2005. An additional approximately 8,400 square feet at 5050 El Camino Real are leased on a month-to-month basis. Finally we lease office space totaling approximately 1,355 square feet in Markham, Ontario, Canada. This lease began in July 2001 and terminates on July 15, 2004. On January 3, 2002, we entered into a new lease for 39,575 square feet for our primary facilities at 1195 West Fremont Avenue, Sunnyvale, California. This lease terminates on August 31, 2003.


Legal Proceedings

      We are not party to any material pending legal proceedings.

Medical Advisory Board

      We have established a medical advisory board composed of individuals with recognized expertise in fields relating to cancer detection who provide us with clinical and medical advice. Our medical advisory board meets annually to review our clinical progress, to identify potential applications of our technology and to advise us concerning long-term product planning, research, development and marketing. In addition, members of our medical advisory board are available to us on a limited individual basis for consultation. We compensate the members of the medical advisory board for attendance at and expenses relating to each meeting. At present the following persons compose our medical advisory board:

Chairman:
Alexander Margulis, M.D......... Former Chairman, Department of Radiology, University of
                                 California, San Francisco, San Francisco, California.

N.R. Dunnick, M.D............... Chairman, Department of Radiology, University of Michigan,
                                 Ann Arbor, Michigan.

Gary Glazer, M.D................ Chairman, Department of Radiology, Stanford University,
                                 Palo Alto, California.

Linda J. Warren-Burhenne, M.D... Professor, Department of Radiology, University of British Columbia,
                                 Vancouver, British Columbia.

James E. Youker, M.D............ Chairman, Department of Radiology, Medical College of Wisconsin,
                                 Milwaukee, Wisconsin.

Elias A. Zerhouni, M.D.......... Chairman, Department of Radiology, Johns Hopkins University,
                                 Baltimore, Maryland.

Guy Frija, M.D.................. Professor at Radiology, UFR Necker Sick Children, Universite Rene
                                 Descartes, Paris, France.

Janet Husband, M.D.............. Chairwoman, Department of Radiology, Royal Marsden Hospital,
                                 London, England.

Roberto Passariello, M.D........ Chairman, Department of Radiology, University La Sapienza,
                                 Rome, Italy.

Maximillian F. Reiser, M.D...... Head of the Institute for Diagnostic Radiology, University of
                                 Munich, Munich, Germany.

Hans G. Ringertz, M.D........... Chairman, Department of Radiology, Karolinska Institute,
                                 Stockholm, Sweden.

Jian-Ping Dai, M.D.............. President, Tiantan Hospital & Neurosciences Institute,
                                 Beijing, China.

Kuni Ohtomo, M.D................ Chairman, Department of Radiology, University of Tokyo, Tokyo,
                                 Japan.

Lenny K. Tan, M.D............... Head of Department of Diagnostic Radiology, National University,
                                 Singapore.

Mammography Advisory Committee


   We have established a mammography advisory committee composed of individuals who provide us with clinical and medical guidance. Our mammography advisory committee meets annually to review our clinical progress and to identify potential applications of our technology in the field of mammography. In addition, members of our mammography advisory committee are available to us on an individual basis for consultation. We compensate the members of our mammography advisory committee for attendance at and expenses relating to each meeting of our committee members. At present the following persons compose our mammography advisory committee:


Chairman:
Linda J. Warren-Burhenne, M.D. Professor, Department of Radiology, University of British Columbia,
                               Vancouver, British Columbia.

Carl J. D'Orsi, M.D........... Professor, Department of Radiology, University of Massachusetts
                               Medical Center, Boston, Massachusetts.

Stephen A. Feig, M.D.......... Director, Breast Imaging, Mount Sinai Medical Center, New York,
                               New York.

Daniel B. Kopans, M.D......... Director of Breast Imaging, Massachusetts General Hospital and
                               Harvard Medical School, Boston, Massachusetts.

Edward A. Sickles, M.D........ Director of Breast Imaging, University of California, San Francisco,
                               San Francisco, California.

Laszlo Tabar, M.D............. Director of Mammography Department, Central Hospital,
                               Falun, Sweden.

                                  MANAGEMENT

Executive Officers and Directors


      The following table presents information relating to our executive officers, senior management and directors, including their positions and ages, as of January 20, 2002. No immediate family relationships exist among any of our directors or executive officers.



Name                                 Age                           Position
----                                 ---                           --------
Michael S. Klein.................... 48  Chairman of the Board, President and Chief Executive Officer
Kevin R. Davidge.................... 42  Executive Vice President, Chief Financial Officer and
                                         Assistant   Secretary
Richard S. Enck, Jr................. 55  Executive Vice President and Chief Operating Officer
Kenneth F. Miller................... 45  Executive Vice President and Chief Marketing Officer
Peter F. Mazonson, M.D.............. 45  Executive Vice President, Business Operations
Scott S. Halsted/(2)/............... 41  Director
J. Burgess Jamieson/(2)/............ 71  Director
Steven Lazarus/(2)/................. 70  Director
William J. Mercer/(2)/.............. 53  Director
Ruediger Naumann-Etienne, Ph.D./(1)/ 55  Director
Guy P. Nohra/(1)/................... 41  Director
Thomas M. Prescott/(1)/............. 46  Director
John Yu............................. 53  Director

--------
/(1)/ Member of the Audit Committee
/(2)/ Member of the Compensation Committee

      Michael S. Klein has served as our President, Chief Executive Officer and Chairman of the Board of Directors since May 2000. From 1997 to 2000, he served as Vice President and subsequently as General Manager of the Oncology Systems Group of Varian Medical Systems, Inc., an integrated cancer therapy systems company. In this capacity, he had responsibility for several business units. From 1990 to 1997, Mr. Klein served in a series of senior management positions at Becton Dickinson and Company, a medical supplies, devices and diagnostic systems company, the last of which was Vice President of Sales and Marketing for BD Medical's North American Sales & Marketing. Before that, Mr. Klein held various sales, marketing, planning and business development management positions with other corporations. Mr. Klein received an M.B.A. from the New York Institute of Technology and a B.A. in history and education from the State University of New York, Albany.

      Kevin R. Davidge has served as our Vice President and Chief Financial Officer since May 1999, and as our Assistant Secretary since October 2000. From July 1997 to April 1999, he was Vice President in charge of finance at ViroLogic, Inc., a publicly traded biotechnology company. From June 1992 to July 1997, Mr. Davidge served as Vice President in charge of finance for Athena Neurosciences, Inc., a publicly traded pharmaceutical company that merged with Elan Corporation LC. From 1981 to 1992, he held various financial management positions at Network Equipment Technologies Inc., a networking hardware company, and KPMG Peat Marwick, a tax, legal and financial consulting company. Mr. Davidge is a Certified Public Accountant. Mr. Davidge received a B.S. in business administration from the University of California, Berkeley.

      Richard S. Enck, Jr. is a co-founder of our company and joined us full time in September 1998 to serve as our Vice President and Chief Operating Officer. From 1992 to 1998, he served as President of Kevex X-Ray, Inc. and Kevex Instruments, Inc., X-ray tubes and integrated X-ray processes companies, both subsidiaries of Thermo Electron Corporation, a materials analysis solutions company. From 1989 to 1992, he was President and Chief Executive Officer of Surface Science Instruments, Inc., a surface measurement instruments company. Mr. Enck's prior experience includes senior operating positions at Picker International and Varian Associates. He received a B.S. in electronics from Northeastern University in Boston, Massachusetts.

      Kenneth F. Miller has served as our Senior Vice President and Chief Marketing Officer since June 2000. From October 1999 to May 2000, he served as the Chief Operating Officer for Liquid Borders, Inc., an e-commerce company. From April 1997 to October 1999, he served as Vice President for Sales & National Accounts with ALARIS Medical Systems, Inc., an infusion therapy products company. His prior senior management positions include a 13-year career with Becton Dickinson and Company, in general management, marketing, sales and national accounts. He has had additional experience with Medical Technology Corporation, a medical supplies company, MetPath Inc., a medical testing laboratory company, Sterling Drug, Inc., a pharmaceutical company, and Hoffmann-La Roche, Inc., a pharmaceutical company. Mr. Miller received an M.B.A. in pharmaceutical marketing from Farleigh Dickinson University and a B.S. in chemistry, zoology and physiology from Rutgers University.

      Peter F. Mazonson, M.D., has served as our Senior Vice President in charge of Business Operations since September 2001, and prior to that, from April 2001 to August 2001, Dr. Mazonson served as our Vice President in charge of Reimbursement and Outcomes Research. From 1998 to 2000, Dr. Mazonson served as Senior Vice President at The Lewin Group, Inc., a healthcare consulting company, a subsidiary of Quintiles Transnational Corp., a full-service healthcare solutions company. From 1997 to 1998, he served as President of Technology Assessment Group, an international health outcomes research consulting firm that was acquired by Quintiles in 1998. From 1991 to 1997, he served as Vice President of Technology Assessment Group. Dr. Mazonson received an M.D. from Dartmouth Medical School, an M.B.A. with distinction from Stanford Graduate School of Business and a B.A. cum laude in economics from Harvard College.



      Scott S. Halsted has served as a member of our board of directors since December 1996. Since 1987, Mr. Halsted has focused on investing in medical technology, biotechnology and healthcare services on behalf of Morgan Stanley Venture Partners, a series of investment funds affiliated with Morgan Stanley. Before joining Morgan Stanley Dean Witter & Co., Mr. Halsted worked in the Business Development Group of Hexcel Medical Corporation, a structural material company, and for Intermedics Orthopedics, Inc., an orthopedic devices company. Mr. Halsted is a member of the boards of Intuitive Surgical, Inc., a computer-enhanced surgery systems company, Rita Medical Systems, Inc., an ablation devices company, and several private healthcare companies. Mr. Halsted received an M.M. from the Kellogg Graduate School of Management at Northwestern University, as well as a B.A. and a B.E. in biomechanical engineering from Dartmouth College.


      J. Burgess Jamieson has served as a member of our board of directors since May 1994. Mr. Jamieson is Founder and General Partner of Sigma Management II, L.P., a venture capital firm, the General Partner of Sigma Partners II and partner of various other affiliated entities. Sigma is a private venture capital organization. Mr. Jamieson he has been affiliated with Sigma since 1984. In addition to being one of our directors, Mr. Jamieson is a director of FileNet Corporation, a software products company. Mr. Jamieson received a B.S. in electrical engineering from the Massachusetts Institute of Technology.

      Steven Lazarus has served as a member of our board of directors since August 1993. Since 1994, he has been the managing director of ARCH Venture Partners, a seed and early stage investment partnership. From 1986 to 1994, he served as President and Chief Executive Officer of ARCH Development Corporation, a venture capital company, and he was an Associate Dean of the Graduate School of Business of the University of Chicago. Mr. Lazarus serves as a member of the boards of directors of Amgen Inc., a biopharmaceutical company, First Consulting Group, a healthcare consulting company, the National Association of Corporate Directors, a professional organization, and RAND Health, a health research division of RAND. Mr. Lazarus received an M.B.A. with high distinction from Harvard Business School and an A.B. from Dartmouth College.


      William J. Mercer has served as a member of our board of directors since October 2000. Since founding Avocet Ventures, LLC, a private equity firm in February 2000, Mr. Mercer has served as its Managing Member. From November 1999 to January 2000, Mr. Mercer served as Managing Partner of Aberdeen Strategic Capital, LP, a private equity fund. From November 1996 to October 1999, Mr. Mercer served as President and Chief Executive Officer, and as a Director, of ALARIS Medical, Inc., an infusion therapy and patient monitoring company. From May 1995 to November 1996, he served as President and Chief Executive Officer, and as a Director, of IVAC Medical Systems, Inc., prior to its merger with Advanced Medical, Inc., an infusion therapy company. Prior to that, Mr. Mercer spent over 17 years, primarily in medical imaging, with Mallinckrodt, Inc., a global healthcare company. Mr. Mercer serves as a member of the board of directors of Invitrogen Corporation, a global molecular biology and tissue culture company. Mr. Mercer received B.S. in zoology from North Carolina State University and a certificate from the advanced management program of Harvard Business School.


      Rudieger Naumann-Etienne, Ph.D. has served as a member of our board of directors since February 2001. Dr. Naumann-Etienne serves as the owner and Managing Director of Intertec Group, Inc., a private investment group specializing in the medical technology field. Since 2000, he has served as Chairman of the Board of Directors and Chief Executive Officer of Quinton, Inc., a privately held diagnostic cardiology company. From 1993 to 1999, Dr. Naumann-Etienne served as Chairman of the Board of Directors of OEC Medical Systems, Inc., a medical imaging company, and from 1995 to 1997, he served as Chief Executive Officer of OEC Medical Systems. Dr. Naumann-Etienne currently serves as a member of the boards of directors of Bio-Rad Laboratories Inc., a research and clinical diagnostic products company, and Laserscope, a medical laser systems and devices company. Dr. Naumann-Etienne received a Ph.D. from the University of Michigan, an M.S. from the Georgia Institute of Technology and a B.S. from the Technical University in Berlin, Germany.

      Guy P. Nohra has served as a member of our board of directors since July 1994. He is a founder and Managing Director of Alta Partners LLC, a venture capital firm investing in information technologies and life science companies. Prior to founding Alta Partners in 1996, Mr. Nohra was a Partner at Burr, Egan, Deleage & Co., Inc., which he joined in 1989 and for which he served as a Vice President from 1989 to 1997. Previously, Mr. Nohra was a Product Manager of Medical Products with Security Pacific Trading Corporation, a financial company, where he was responsible for a multi-million dollar product line and traveled extensively in Korea, Taiwan, Hong Kong, China and Southeast Asia. Mr. Nohra is or has served as a member of the boards of directors of Vesica, Inc., a urology surgery company, Pilot Cardiovascular Systems, Inc., a surgical devices company, InnerDyne, Inc., a laparoscopic instruments company, Interpore International, a medical device company, deCODE genetics, Inc., a genomics company, and several life science companies. Mr. Nohra received an M.B.A. from the University of Chicago Graduate School of Business and a B.A. from Stanford University.

      Thomas M. Prescott has served as a member of our board of directors since February 2001. From May 1999 to August 2001, he served as President, Chief Executive Officer and a member of the board of directors of Cardiac Pathways Corporation, an ablation systems company. In August 2001, Boston Scientific Corporation, a medical devices company, completed its acquisition of Cardiac Pathways Corporation, and since that time, Mr. Prescott has served as a consultant to Boston Scientific Corporation. From April 1994 to May 1999,
Mr. Prescott served in a series of executive positions at Nellcor Incorporated, a sleep diagnostics company, and its successor company Nellcor Puritan Bennett Incorporated, most recently as Vice President and General Manager of oxygen therapy, spirometry and medical gases. From October 1987 to April 1994, Mr. Prescott served in a series of management positions at GE Medical Systems, a medical devices company. Mr. Prescott received an M.M. from the Kellogg Graduate School of Management at Northwestern University and a B.S. in engineering from Arizona State University.

      John Yu has served as a member of our board of directors since December 2001. Since September 1995, Dr. Yu has served as Manager of the Technology Department in the venture capital operation of China Development Industrial Bank, an investment bank. From August 1992 to September 1995, Dr. Yu served as Manager of the Oversees Business Department of China Development Industrial Bank, during which time he oversaw direct investments primarily in the Asia Pacific region. Dr. Yu received a Ph.D. from the University of Illinois at Urbana-Champaign, an M.A. from Wayne State University and a B.S. from Taiwan Cheng Kung University.

Board Composition

      We currently have authorized nine directors. In accordance with the terms of our bylaws, upon the closing of this offering, the terms of office of our directors will be divided into three separate classes:


      . Class I, whose term will expire at the annual meeting of stockholders to be held in 2002;



      . Class II, whose term will expire at the annual meeting of stockholders to be held in 2003; and



      . Class III, whose term will expire at the annual meeting of stockholders to be held in 2004.


      The Class I directors are Messrs. Halsted, Klein and Prescott, the Class II directors are Messrs. Lazarus and Yu and Dr. Naumann-Etienne and the Class III directors are Messrs. Jamieson, Mercer and Nohra. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our board of directors and eliminates cumulative voting for directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control or management.

      Each of our executive officers is elected by and serves at the discretion of our board of directors. Each of our executive officers and directors, other than non-employee directors, devotes substantially full-time attention to our business affairs. Our non-employee directors devote such time to our business affairs as is necessary to discharge their duties. There are no immediate family relationships among any of our directors, executive officers or key employees.

Board Committees

      Audit committee. Our audit committee reviews and monitors our financial statements and internal accounting procedures, makes recommendations to our board of directors regarding the selection of independent accountants and consults with and reviews the services provided by our independent accountants. The members of our audit committee are Dr. Naumann-Etienne and Messrs. Nohra and Prescott.

      Compensation committee. Our compensation committee reviews and recommends to our board of directors the compensation and benefits of all officers and establishes and reviews general policies relating to compensation and benefits of our executive employees and administers our stock plans and employee benefit plans. The members of our compensation committee are Messrs. Halsted, Jamieson, Lazarus, and Mercer.

Compensation Committee Interlocks and Insider Participation

      None of our executive officers serves as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or our compensation committee. Mr. Mercer and various investment entities affiliated with Messrs. Halsted, Jamieson, and Lazarus have purchased shares of our preferred stock. See "Related Party Transactions" for a detailed explanation of these transactions.

Director Compensation

      Members of our board of directors receive no cash compensation from us for their services as members of our board or for attendance at board or committee meetings. Members of our board of directors are reimbursed for their expenses incurred in connection with attendance at board and committee meetings.

      In the past, we have granted non-employee directors options to purchase our common stock under our Second Amended and Restated 1996 Stock Option Plan. In consideration for serving as a member of our board of directors, in October 2000, we granted Mr. Mercer an option to purchase 8,333 shares of our common stock at $4.50 per share, and in January 2001, we granted each of Dr. Naumann-Etienne and Mr. Prescott an option to purchase 8,333 shares of our common stock at $6.75 per share.



      Our board of directors will continue to have discretion to grant options to non-employee directors from time to time under our Second Amended and Restated 1996 Stock Option Plan. [We intend to revise our current stock option plan so that each non-employee director who joins our board following the completion of this offering upon joining our board of directors will receive a non-discretionary, automatic grant of an option to purchase a pre-determined number of shares of our common stock. Our intention, moreover, is that each of our existing non-employee directors will a receive yearly non-discretionary, automatic grant of an option to purchase a pre-determined number of shares of our common stock, in accordance with the stock option plan then in effect.]


Executive Compensation

 Summary Compensation Table


   The following table sets forth summary information relating to compensation we paid for services rendered to us during the fiscal year ended December 31, 2001, by our current chief executive officer and our four most highly compensated executive officers. These five executive officers are referred to elsewhere in this prospectus as the named executive officers.



                                                                            Long-Term
                                                                           Compensation
                                                             Annual        ------------
                                                          Compensation      Securities
                                                       ------------------   Underlying     All Other
Name and Principal Position                             Salary  Bonus/(1)/   Options    Compensation/(2)/
---------------------------                            -------- ---------  ------------ ----------------
Michael S. Klein...................................... $252,539    --        157,899        $79,815
 President and Chief Executive Officer
Kevin R. Davidge...................................... $182,656    --         36,666             --
 Executive Vice President, Chief Financial Officer and
   Assistant Secretary
Richard S. Enck, Jr................................... $167,318    --          9,999             --
 Executive Vice President and Chief Operating Officer
Kenneth F. Miller..................................... $196,339    --         36,666             --
 Executive Vice President and Chief Marketing Officer
Peter F. Mazonson, M.D./(3)/.......................... $ 75,585    --        105,000             --
 Executive Vice President, Business Operations

--------

 /(1)/ Represents bonus earned in the year 2001 and paid in the year 2002.
       Excludes bonus earned in the year 2000
       and paid in the year 2001, if any.
 /(2)/ Includes a relocation loan, incurred in the year 2000 at 6.4% interest, the principal and interest of which wascompletely forgiven in May 2001. /(3)/ Dr. Mazonson joined our company in April 2001 as Vice President of
       Reimbursement and OutcomesResearch. He was subsequently promoted to Executive Vice President, Business Operations. His annualizedsalary was $115,000.

 Option Grants in Fiscal Year 2001



      The following table sets forth the individual grant of stock options made during the fiscal year 2001 to each of the named executive officers.



      The exercise price of each option was equal to or less than the deemed fair value of our common stock on the date of the grant. The exercise price may be paid in cash, in shares of our common stock valued at fair value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.


      The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by the following method:


      . multiplying the number of shares of common stock subject to a given option by the assumed initial public offering price of $11.00 per share;


      . assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

      .  subtracting from that result the aggregate option exercise price.

      The shares listed in the following table under the column heading "Number of Securities Underlying Options Granted" are subject to vesting. For a first-time optionee, upon completion of one year of service from the vesting start date, 25% of the option shares vest and the balance vests in a series of equal monthly installments over the next 36 months of service. For subsequent grants, options vest in a series of equal monthly installments over 48 months of service. Each stock option grant has a ten-year term, subject to earlier termination if the optionee's service with us ceases. See "Employee Benefit Plans" for a description of the material terms of a typical option.


      Percentages shown under "Percent of Total Options Granted to Employees in Fiscal Year 2001" are based on an aggregate of 1,065,900 shares subject to options granted to our employees pursuant to our Second Amended and Restated 1996 Stock Option Plan, during the fiscal year ended December 31, 2001.



      No SARs were granted in fiscal year 2001.



                                                       Individual Grants                 Potential Realizable
                                        ------------------------------------------------   Value at Assumed
                                                                                             Annual Rates
                                        Number of                                           of Stock Price
                                        Securities Percent of Total                        Appreciation for
                                        Underlying Options Granted  Exercise                 Option Term
                                         Options   to Employees in  Price Per Expiration --------------------
Name                                     Granted   Fiscal Year 2001   Share      Date        5%        10%
----                                    ---------- ---------------- --------- ---------- ---------  ---------
Michael S. Klein.......................   33,333          3.1%       $ 6.75   01/10/2011   372,258    726,032
                                         124,566         11.7%       $ 9.75   10/30/2011 1,017,435  2,339,495
Kevin R. Davidge.......................   26,666          2.5%       $ 6.75   01/10/2011   297,802    580,817
                                          10,000          0.9%       $ 9.75   10/30/2011    81,678    187,812
Richard S. Enck, Jr....................    3,333          0.3%       $ 6.75   01/10/2011    37,222     72,597
                                           3,333          0.3%       $ 6.75   02/06/2011    37,222     72,597
                                           3,333          0.3%       $12.00   12/15/2011    19,724     55,098
Kenneth F. Miller......................   26,666          2.5%       $ 6.75   01/10/2011   297,802    580,817
                                          10,000          0.9%       $ 9.75   10/30/2011    81,678    187,812
Peter F. Mazonson, M.D.................   50,000          4.7%       $ 6.75   04/26/2011   558,392  1,089,058
                                          45,000          4.2%       $ 8.25   07/31/2011   435,053    912,653
                                          10,000          0.9%       $ 9.75   10/30/2011    81,678    187,812

 Aggregate Option Exercises in Fiscal Year 2001 and Fiscal Year-End Option
 Values



      The following table sets forth information with respect to option exercises of each of the named executive officers for the year ended December 31, 2001, and a listing of his exercisable and unexercisable options as of December 31, 2001. All options were granted under our Second Amended and Restated 1996 Stock Option Plan, which allows for the grant of options to employees, directors or consultants exercisable early upon the administrator's consent at the time of grant. Any option exercised early is subject to certain restrictions, among them repurchase by us at the original exercise price upon the optionee's cessation of service prior to the vesting of the shares.



                                                            Number of Securities       Value of Unexercised
                               Number of                   Underlying Unexercised     In-the-Money Options at
                              Securities                Options at December 31, 2001  December 31, 2001/(2)/
                               Acquired      Value      ---------------------------- -------------------------
Name                          on Exercise Realized/(1)/ Exercisable    Unexercisable Exercisable Unexercisable
----                          ----------- ------------  -----------    ------------- ----------- -------------
Michael S. Klein.............   30,303      $258,182      183,912         452,450     $1,356,292    $2,625,246
Kevin R. Davidge.............       --            --       73,193          63,471        539,820       356,002
Richard S. Enck, Jr..........       --            --       61,110          22,221        286,528        86,462
Kenneth F. Miller............   12,833      $ 97,017       31,193          92,637        199,745       539,956
Peter F. Mazonson, M.D.......   21,040      $102,431        1,398          82,559          3,533       262,662

--------

/(1)/ Equal to the deemed fair value of the purchased shares on the option exercise date, less the exercise pricepaid for such shares.
/(2)/ Equal to the assumed initial public offering price per share of $11.00, less the exercise price per sharemultiplied by the aggregate number of shares.


Employee Benefit Plans


 Second Amended and Restated 1996 Stock Option Plan



      Adoption and Summary. Our board of directors originally adopted the 1996 Stock Option Plan on May 7, 1996, and our stockholders approved the adoption on June 19, 1996. As currently in effect, the Second Amended and Restated 1996 Stock Option Plan allows us to issue awards of incentive or nonqualified stock options. Our employees, consultants and directors are eligible to receive awards under the plan, but only employees may receive incentive stock options. The plan is administered by our board of directors, or a committee of our board appointed by the board to administer the plan. The board of directors or the committee administering the plan selects the participants who will receive awards and determines the terms and conditions of such awards.



      Share Reserve. We have reserved 3,958,333 shares for issuance under the plan. The reserve will automatically increase on each December 31 during the term of the plan by an amount equal to (1) 1,250,000 shares or (2) a lesser amount as determined by our board of directors.


      Effect of an Acquisition or Merger. In the event of certain corporate transactions, such as a merger or a sale of all or substantially all of our assets, the plan provides that each outstanding award will be assumed or replaced with a comparable award by our successor company or its parent. If the successor company or its parent does not assume or replace the awards, all unvested awards will become immediately exercisable through a specified date, after which the awards will terminate.


      If an option holder's employment or consulting relationship or directorship is terminated as a result of an involuntary termination other than for cause within 18 months following a change of control, that option holder's outstanding options will become 100% vested and immediately exercisable.

 1993 Stock Plan


      Adoption and Summary. Our board of directors originally adopted the 1993 Stock Plan on October 6, 1993, and our stockholders approved the adoption as of the same date. A total of 166,666 shares were reserved for issuance under the plan. The plan allowed us to issue awards of incentive or nonqualified stock options or stock purchase rights. Our employees and consultants were eligible to receive awards under the plan, but only employees may receive incentive stock options. The plan is administered by our board of directors, or a committee of our board appointed by the board to administer the plan.



      Share Reserve. We have reserved 166,666 shares for issuance under the plan, of which an aggregate of 122,500 shares are the subject of stock option grants. We have not granted stock options under the plan since the original adoption of the Second Amended and Restated 1996 Stock Option Plan and no further options will be granted under the 1993 Stock Plan.


      Effect of an Acquisition or Merger. In the event of certain corporate transactions, such as a merger or a sale of all or substantially all of our assets, the plan provides that each outstanding award will be assumed or replaced with a comparable award by our successor company or its parent. If the successor company or its parent does not assume or replace the awards, all unvested awards will terminate upon the closing of the transaction.


 Employee Stock Purchase Plan



      Adoption and Share Reserve. Our board of directors adopted the Employee Stock Purchase Plan on December 20, 2001, and stockholder approval is pending. The plan will become effective concurrently with the initial public offering of our common stock. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions. We will initially reserve 250,000 shares of our common stock for issuance under the plan. The reserve will automatically increase on each December 31 during the term of the plan by an amount equal to the least of (1) 250,000 shares, (2) 1.25% of our outstanding shares on such date or (3) a lesser amount determined by our board of directors.


      Offerings. The plan will have a series of successive 24-month offering periods. The first offering period will commence on the effective date of this offering. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the first day of the offering period or the beginning of any semi-annual purchase period within that period.

      Eligibility. Individuals who become eligible employees after the start date of an offering period may join the plan at the beginning of any subsequent semi-annual purchase period. Participants may contribute up to 20.0% of their cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85.0% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85.0% of the fair market value per share on the semi-annual purchase date. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new 24-month offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

      Effect of an Acquisition or Merger. In the event of a proposed sale of all or substantially all of our assets, or our merger with or into another company, the outstanding rights under the plan will be assumed or an equivalent right substituted by the successor company or its parent. If the successor company or its parent refuses to assume the outstanding rights or substitute an equivalent right, then all outstanding purchase rights will automatically be exercised prior to the effective date of the transaction. The purchase price will be equal to 85.0% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85.0% of the fair market value per share on the date the purchase rights are exercised.

      The plan will terminate no later than the tenth anniversary of its initial adoption by our board of directors.

 Limitations of Liability and Indemnification of Officers and Directors

      Our certificate of incorporation and bylaws limit the liability of directors to the fullest extent permitted by Delaware law. Delaware law permits us to eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

      .  breach of the director's duty of loyalty to us or to our stockholders;

      . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      . unlawful payments of dividends or unlawful stock repurchases or redemptions, as more fully described in Section 174 of the Delaware General Corporation Law; or

      . transaction from which the director derived an improper personal benefit.

      Delaware law does not limit or eliminate our rights or any stockholders' rights to seek non-monetary or equitable relief including an injunction or rescission, in the event of a breach of a director's fiduciary duty. Delaware law does not alter a director's liability under federal securities laws. In addition to limiting each director's personal liability, our certificate of incorporation and bylaws permit us to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an act or a proceeding by reason of the fact that such person served as our director, officer or employee. Moreover, we intend to enter into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and which provide each of them indemnification protection in the event our certificate of incorporation and bylaws are subsequently amended. We also intend to maintain director and officer liability insurance, if available on reasonable terms. We believe that the foregoing provisions and arrangements will assist us in attracting and retaining qualified individuals to serve as directors and officers.

                          RELATED PARTY TRANSACTIONS

Number of Shares of Capital Stock/(1) /

      The following executive officers, directors and holders of more than five percent of our securities purchased securities in the amounts and as of the dates shown below.


                                       Common   Series A-1 Series B-1 Series C-1 Series D-1 Series E-1 Series F-1 Series G-1
                                     ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
Directors and Executive Officers
Michael S. Klein....................     30,303        --         --         --         --        --          --         --
Kevin R. Davidge....................         --        --         --         --         --        --          --         --
Richard S. Enck, Jr.................    133,331        --         --         --         --        --          --         --
Peter F. Mazonson, M.D..............     21,040        --         --         --         --        --          --         --
Kenneth F. Miller...................     12,833        --         --         --         --        --          --         --
William J. Mercer...................         --        --         --         --         --        --       4,444         --
Thomas M. Prescott..................         --        --         --         --         --        --          --      4,166

Entities Affiliated with Directors
Morgan Stanley Venture Partners III,
 L.P. and affiliates................         --        --         --  1,666,666    177,830    25,640      66,666     41,666
Alta V Limited Partnership and
 affiliates.........................         --   370,369    146,335    250,000    116,866    25,640      43,999     16,666
ARCH Venture Fund II, L.P. and
 affiliates.........................         --   185,185    106,838    125,000    130,967    44,603       8,888     25,000
Sigma Partners II, L.P. and
 affiliates.........................         --   370,370    146,335    125,000     97,812    35,896      35,555      8,333
China Development Industrial
 Bank...............................         --        --         --         --         --        --          --    416,666

Other Five Percent Stockholders
Equity Asset Investment Trust.......         --        --         --         --    800,000    61,538          --         --

Price Per Share.....................  $0.003 to
                                          $9.75  $   3.00   $   6.00      $6.00   $   7.50   $  9.75   $   11.25   $  12.00

Date(s) of Purchase................. 9/20/93 to                                                         11/00 to
                                        1/20/02      6/94       3/96       1/97       5/98      5/99       12/00      12/01

--------

/(1)/Does not include unexercised warrants.


      We have entered into the following agreements with our executive officers, directors and holders of more than five percent of our voting securities.

Stockholder Rights Agreement


      We and the preferred stockholders described above have entered into an Amended and Restated Stockholder Rights Agreement pursuant to which substantially all preferred stockholders as well as certain other common stockholders will have registration rights relating to their shares of common stock following this offering. Upon completion of this offering, all shares of our outstanding preferred stock will be automatically converted into shares of common stock. For further information on these registration rights, please see "Description of Capital Stock -- Registration Rights of Stockholders." The agreement also provides certain stockholders a right of first offer against us in case we propose to offer new securities. The right of first offer will terminate following this offering.

Licensing Agreements

      In October 1993, we entered into an exclusive license agreement with Mr. Shih-Ping Bob Wang, who served at the time as our President and Chief Executive Officer. Pursuant to the license agreement, Mr. Wang licensed to us certain patent rights in exchange for payments of royalties calculated as a percentage of product sales incorporating such technology. This agreement terminates upon the expiration of the last to expire of the patents subject to this agreement.

Stock Options

      We have granted Messrs. Mercer and Prescott and Dr. Naumann-Etienne options to purchase common stock in connection with their services to us as members of our board of directors. Please see "Management --Director Compensation" for a description of these stock option grants. For a description of the change of control provisions contained in these option agreements, please see "Management -- Employee Benefit Plans" above.

Executive Employment and Change of Control Arrangements


      On May 15, 2000, we entered into an agreement with Mr. Klein pursuant to which he became our President and Chief Executive Officer. The agreement set forth his salary, annual cash bonus eligibility and specifications for a loan that was subsequently forgiven on the first anniversary of his employment. The agreement requires Mr. Klein to enter into our standard proprietary information agreement. In connection with the agreement, we granted Mr. Klein an option exercisable for 508,766 shares of our common stock at $3.30 per share with initial vesting on May 15, 2001 of twenty five percent (25%) of the total underlying shares, and the balance of underlying shares vesting one forty-eighth ( 1/48) per month over the thirty-six month period following May 15, 2001. The agreement provides for the accelerated vesting of Mr. Klein's stock option in its entirety in the case of his constructive or involuntary termination, following a sale of the business in which control is transferred. The agreement may be terminated for any reason by Mr. Klein upon 30 days notice or by us for justifiable cause upon 30 days notice, in both cases without any severance obligation. In the case of involuntary termination without justifiable cause, a severance obligation arises on our part to pay Mr. Klein's salary and benefits for a maximum of nine months following the date of termination. Justifiable cause as defined in the agreement includes acts of moral turpitude, the willful habitual neglect of his obligations under the agreement, misuse of corporate funds or any other act of gross misconduct.





      Other than the foregoing arrangements and the provisions of our 1993 Stock Plan and Second Amended and Restated 1996 Stock Option Plan, we have no other employment, termination of employment or change of control agreements between us and any of our named executive officers.


Agreement with GE Medical Systems

      In September 2000, we entered into an Amended and Restated Distributor Agreement with GE Medical Systems. Under this agreement, GE Medical Systems has the exclusive sales and marketing right to distribute ImageChecker and digital mammography software and associated hardware. In consideration of this right, we receive payments based on the number of units purchased by GE Medical Systems.

Indemnification Agreements

      We intend to enter into indemnification agreements with our directors and officers which will provide each of them indemnification of, and advancement of expenses to, these persons to the fullest extent permitted by law. We also intend to enter into such agreements with our future directors and officers.

      All future transactions, including any loans by us to our officers, directors, principal stockholders or affiliates, will be approved by a majority of our board of directors, including a majority of the independent and disinterested members of the board of directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS


      The following table sets forth certain information relating to the beneficial ownership of the shares of our common stock as of January 20, 2002, and as adjusted to reflect the sale of our common stock offered by this prospectus:


      . each person or group of affiliated persons, who is known by us beneficially to own more than 5% of our common stock;

      .  each of our directors;

      . each of the named executive officers listed in the Summary Compensation Table; and

      .  all of our current executive officers and directors as a group.


      Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of options held by that person which are currently exercisable or exercisable within 60 days of January 20, 2002, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.



      Except as indicated in the footnotes to the following table and pursuant to applicable community property laws, each stockholder named in the following table has sole voting and investment power regard to the shares shown as beneficially owned by him. Percentage of ownership is based on 13,318,096 shares of common stock equivalents outstanding as of January 20, 2002 (including shares issuable pursuant to options and warrants exercisable within 60 days of January 20, 2002), and 4,500,000 shares of common stock outstanding after completion of this offering. This table assumes no exercise of the underwriters' over-allotment option. Unless otherwise indicated in the footnotes, the address of each of the individuals and entities named below is as follows: c/o R2 Technology, Inc., 1195 Fremont Avenue, Sunnyvale, California 94087.



                                                              Shares Issuable        Percent of
                                               Shares of   Pursuant to Options & Outstanding Shares
                                              Common Stock Warrants Exercisable  -----------------
                                              Beneficially   Within 60 Days of    Before    After
Name of Beneficial Owner                        Owned(1)     January 20, 2002    Offering  Offering
------------------------                      ------------ --------------------- --------  --------
Five Percent Stockholders
Morgan Stanley Venture Partners III, L.P. and
  affiliates (2).............................  1,488,884           10,416          11.2%      8.4%
Alta V Limited Partnership and affiliates (3)    974,041            4,166           7.3%      5.5
Equity Asset Investment Trust (4)............    861,538               --           6.5%      4.8
Sigma Partners II, L.P. and affiliates (5)...    821,383            2,082           6.2%      4.6

Directors & Executive Officers
Scott S. Halsted (6).........................  1,488,884           10,416          11.2%      8.4
J. Burgess Jamieson (7)......................    821,383            2,082           6.2%      4.6
Steven Lazarus (8)...........................    632,731            6,250           4.8%      3.6
William J. Mercer............................      7,221            2,777             *         *
Rudi Naumann-Etienne, Ph.D...................      2,430            2,430             *         *
Guy P. Nohra (9).............................    974,041            4,166           7.3%      5.4
Thomas M. Prescott...........................      7,637            3,471             *         *
John Yu (10).................................    520,832          104,166           3.9%      2.9
Michael S. Klein.............................    253,286          222,983           1.8%      1.4
Kevin R. Davidge.............................     79,443           79,443             *         *
Richard S. Enck, Jr..........................    199,649           66,318           1.5%      1.1
Peter F. Mazonson, M.D.......................     29,164            8,124             *         *
Kenneth F. Miller............................     52,360           39,527             *         *
All directors and executive officers
  as a group (13 persons)....................  9,214,240          568,817         69.18      51.7%

--------

  /*/  Less than 1%.
 /(1)/ Includes shares of preferred stock as if converted to common stock and shares of common stock issuable pursuant to warrants and options exercisable within sixty days of January 20, 2002.
 /(2)/ Consists of 129,518 shares held by Morgan Stanley Venture Investors III, L.P. and 1,348,950 shares held by
       Morgan Stanley Venture Partners III, L.P., as well as 912 and 9,504 shares issuable upon the exercise of outstanding warrants held by Morgan Stanley Venture Investors III L.P., and Morgan Stanley Venture
       Partners III, L.P., respectively. The general partner of both these entities is Morgan Stanley Venture
       Partners III, L.L.C., the institutional managing member of which is Morgan Stanley Venture Capital III, Inc., a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. The address of Morgan Stanley Venture
       Investors III, L.P. and Morgan Stanley Venture Partners III, L.P., is 1221 Avenue of the Americas,
       33rd Floor, New York, NY 10020.
 /(3)/ Consists of 959,792 shares held by Alta V Limited Partnership and 10,083 shares held by Customs House
       Partners, as well as 4,123 and 43 shares issuable upon the exercise of outstanding warrants held by Alta V
       Limited Partnership and Customs House Partners, respectively. The general partner of Alta V Limited
       Partnership is Alta V Management Partners, L.P., the general partners of which are affiliated with Burr, Egan,
       Deleage & Co., an entity whose principals are affiliated with Customs House Partners. The address of Alta V
       Limited Partnership and its affiliates is One Embarcadero Center, Suite 4050, San Francisco, CA 94111.//
 /(4)/ Consists of 861,538 shares held by Equity Asset Investment Trust. The managing entity of Equity Asset
       Investment Trust is GE Capital Services Equity Corp., a wholly owned subsidiary of General Electric
       Capital Services, Inc., which is controlled by the General Electric Company. The address of Equity Asset
       Investment Trust is c/o Wilmington Trust Company, 1100 North Market Street, Rodney Square North,
       Wilmington, Delaware 19890.
 /(5)/ Consists of 761,813 shares held by Sigma Partners II, L.P. and 57,488 shares held Sigma Associates II, L.P., as well as 1,937 and 145 shares issuable upon the exercise of outstanding warrants held by Sigma Partners II,
       L.P. and Sigma Associates II, L.P., respectively. Mr. Jamieson, a member of our board of directors, is a general partner of Sigma Partners II, L.P., and Sigma Associates II, L.P. Mr. Jamieson disclaims beneficial ownership of the shares beneficially owned, and the shares issuable upon the exercise of warrants held by, such entities except to the extent of his proportionate partnership interest therein. The address of Sigma
       Partners II, L.P. is 1600 El Camino Road, Menlo Park, CA 94025.
 /(6)/ Represents 129,518 shares held by Morgan Stanley Venture Investors III, L.P. and 1,348,950 shares held by
       Morgan Stanley Venture Partners III, L.P., as well as 912 and 9,504 shares issuable upon the exercise of outstanding warrants held by Morgan Stanley Venture Investors III L.P., and Morgan Stanley Venture
       Partners III, L.P., respectively. Mr. Halsted, a member of our board of directors, is an individual managing member of the Morgan Stanley entity that manages these two Morgan Stanley venture funds. Mr. Halsted disclaims beneficial ownership of the shares beneficially owned by these entities, and the shares issuable upon exercise of warrants held by these entities, except to the extent of his proportional partnership interest therein.
 /(7)/ Represents 761,813 shares held by Sigma Partners II, L.P. and 57,488 shares held Sigma Associates II, L.P., as well as 1,937 and 145 shares issuable upon the exercise of outstanding warrants held by Sigma Partners II,
       L.P. and Sigma Associates II, L.P., respectively. Mr. Jamieson, a member of our board of directors, is a general partner of Sigma Partners II, L.P., and Sigma Associates II, L.P. Mr. Jamieson disclaims beneficial ownership of the shares beneficially owned, and the shares issuable upon the exercise of warrants held by, such entities except to the extent of his proportionate partnership interest therein.
 /(8)/ Represents 308,967 shares held by ARCH Venture Fund II, L.P., 317,514 shares held by ARCH Venture
       Fund III, L.P., as well as 3,125 and 3,125 shares issuable upon the exercise of outstanding warrants held by, respectively, ARCH Venture Fund II, L.P., and ARCH Venture Fund III, L.P. Mr. Lazarus, a member of our board of directors, is a managing director of the general partner of the general partner of ARCH Venture
       Fund II, L.P., and a managing director of the general partner of ARCH Venture Fund III, L.P. Mr. Lazarus disclaims beneficial ownership of the shares beneficially owned by such entities and the shares issuable upon the exercise of the warrant held by such entities, except to the extent of his proportionate partnership interest therein.

 /(9)/ Represents 959,792 shares held by Alta V Limited Partnership and 10,083 shares held by Customs
       HousePartners, as well as 4,123 and 43 shares issuable upon the exercise of outstanding warrants held by Alta VLimited Partnership and Customs House Partners, respectively. Mr. Nohra, a member of our board since July1994, is a general partner of Alta V Management Partners, L.P., which is the general partner of Alta VLimited Partnership. He is a general partner of certain venture funds affiliated with Burr, Egan, Deleage &Co. including Customs House Partners. Mr. Nohra disclaims beneficial ownership of the shares beneficiallyowned by all of these entities, and the shares issuable upon the exercise of warrants held by these entities,except to the extent of his proportionate partnership interest therein.
/(10)/ Represents 416,666 shares and 104,166 shares issuable upon exercise of outstanding warrants held by
       ChinaDevelopment Industrial Bank. Mr. Yu, a member of our board of directors since December 2001, is Managerof the Technology Department in the venture capital operation of China Development
       Industrial Bank.Mr. Yu disclaims beneficial ownership of the shares beneficially owned by China
       Development IndustrialBank, and the shares issuable upon the exercise of warrants held by China
       Development Industrial Bank.

                         DESCRIPTION OF CAPITAL STOCK

      Upon the closing of this offering, our authorized capital stock will
consist of [        ] shares of common stock, $0.001 par value per share, and
[        ] shares of preferred stock, $0.001 par value per share.

Common Stock


      As of December 31, 2001, there were 11,572,661 shares of common stock outstanding, including preferred stock on an as if converted basis, not including unexercised warrants and options, which shares were held by 219 unique stockholders of record, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering at a one-to-one ratio, except for our Series A-1 preferred stock, each share of which will convert into ten twenty-sevenths ( 10/27) of a share of our common stock, and our Series B-1 preferred stock, each share of which will convert into forty ninety-ninths ( 40/99) of a share of our common stock. There will be 16,072,661 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants, after giving effect to the sale of shares of common stock offered pursuant to this prospectus.


      The holders of our common stock are entitled to one vote for each share held on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefore as our board of directors may from time to time determine. In the event of a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of any liquidation preference granted the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

      Our certificate of incorporation provides that our board of directors will have the authority, without further action by the stockholders, to provide for the issuance of all or any shares of preferred stock from the amount authorized in the certificate of incorporation to be issued.

Warrants


      Upon completion of this offering and based on securities outstanding at December 31, 2001, we will have outstanding warrants to purchase 440,926 shares of our common stock. Some of these warrants are exercisable prior to the closing of this offering for preferred stock. Upon the closing of the offering, some of these warrants currently exercisable for shares of our preferred stock will automatically become warrants exercisable for shares of our common stock, some warrants currently exercisable for shares of our preferred stock will become warrants exercisable for shares of our common stock only if certain conditions are met, or with the passage of time and one warrant exercisable for shares of our preferred stock will expire upon the closing of this offering. Warrants are described more fully below.



      As of December 31, 2001, warrants to purchase in the aggregate 125,730 shares of common stock were outstanding. These outstanding warrants to purchase common stock comprise two warrants exercisable for an aggregate 83,333 shares of common stock at $12.00 per share, which expires on the earlier of December 23, 2006, or nine months following the completion of this offering, and another warrant exercisable for 42,397 shares of common stock at $3.30 per share, which expires on May 24, 2007.



      As of December 31, 2001, two warrants to purchase in the aggregate 67,000 shares of Series F-1 preferred stock were outstanding at an exercise price of $3.75 per share. One of these warrants, exercisable for

32,000 shares of Series F-1 preferred stock, expires on November 22, 2007, and will, upon completion of this offering, become exercisable for 10,666 shares of common stock at one-third of one share of common stock for each share of Series F-1 preferred stock, at an exercise price of $11.25 per share. The other warrant, exercisable for 35,000 shares of Series F-1 preferred stock, expires on the earlier of January 1, 2006 or upon completion of this offering.



      As of December 31, 2001, warrants to purchase in the aggregate 878,621 shares of Series G-1 preferred stock were outstanding at an exercise price of $4.00 per share. These warrants currently exercisable for Series G-1 preferred stock will, upon completion of this offering, become exercisable for 292,864 shares of common stock at one-third of one share of common stock for each share of Series G-1 preferred stock, at an exercise price of $12.00 per share. These warrants expire on December 6, 2006, or upon an initial public offering of our common stock at (i) $18.00 per share on or prior to June 30, 2002 or (ii) $21.00 per share after June 30, 2002 and on or prior to December 31, 2002 or
(iii) after December 31, 2002. In the event all of the outstanding Series G-1 stock is converted to common stock at the election of our preferred stockholders, these warrants will automatically convert into warrants to purchase common stock.


Registration Rights of Stockholders


      Upon completion of this offering, the holders of an aggregate of 11,457,596 shares of our common stock (assuming conversion of our preferred stock and exercise and conversion of our warrants), or their transferees, will be entitled to rights to register these shares under the Securities Act of 1933, including piggyback rights in the event we propose to register any of our securities under the Securities Act of 1933 either for our own account or for the account of other security holders.


Stockholder Meetings

      Our bylaws provide that a special meeting of our stockholders may be called at any time by our board of directors, by the chairman of our board, by our president or by one or more stockholders holding shares in the aggregate entitled to cast at least ten percent of the votes at such a special meeting. If a special meeting is called by anyone other than our board of directors, then the request must be in writing and must conform to content, timing and delivery requirements set forth in our bylaws.

Anti-Takeover Effects of Delaware Law

      We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation such as ours from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder unless:

      . prior to the date of the transaction, the board of directors of the Delaware corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

      . the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding
         (a) shares owned by persons who are directors and also officers, and
         (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

      . on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

      Section 203 defines a "business combination" to include the following:

      . any merger or consolidation involving the corporation and the interested stockholder;

      . any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

      . subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

      . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

      Our bylaws provide that candidates for director may be nominated only by our board of directors or its proxy committee, or by a stockholder who gives written notice to us not less than 120 calendar days in advance of the date of the first anniversary of the last annual meeting of stockholders. Our certificate of incorporation provides that our board of directors will consist of nine members. Upon the closing of this offering, our directors will be divided into three classes, having staggered terms, as more fully described above in "Management -- Board Composition." As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. In case there arises a vacancy on our board at a time between stockholder meetings, the majority of our directors then in office may elect a new director to hold office for a term expiring at the next annual meeting of the stockholders at which the term of office of the class to which such director has been elected expires.

      Our bylaws require that upon completion of this offering, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. According to our bylaws, upon completion of this offering, the authorized number of directors on our board may be changed by an amendment to the bylaws duly adopted by all of our directors unanimously, by our stockholders or by an amendment to our certificate of incorporation. Delaware law and these charter provisions may have the effect of deterring hostile takeover bids or delaying changed in control of our management, which could have the relative effect of depressing the market price of our common stock.



Transfer Agent and Registrar


      The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained following this offering. Future sales of substantial amounts of our common stock in the public market, including sales of shares issued upon exercise of outstanding options and warrants, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Furthermore, because only a limited number of shares will be available for sale shortly after this offering because of existing contractual and legal restrictions on resale (as described below), sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


      Upon completion of this offering, we will have outstanding 16,133,408 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants after January 20, 2002. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless these shares are purchased by our affiliates, as this term is defined in Rule 144 under the Securities Act of 1933. The remaining 11,633,408 shares of our common stock held by existing stockholders are restricted securities, as this term is defined in Rule 144 under the Securities Act of 1933. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act of 1933.


      Taking into account the lock-up agreements, under which holders of substantially all of our stock have agreed not to sell their shares of stock for 180 days after the completion of this offering, the number of shares which will be available for sale in the public market under the provisions of Rules 144, 144(k) and 701 will be as follows:


       Date of Availability for Sale                     Number of Shares
       -----------------------------                     ----------------
       On the effective date of this offering...........        0
       181st day after commencement of trading in the       10,461,916
         public market..................................
       At various times after the 181st day following        1,171,492
         commencement of trading........................


      Following the expiration of the initial 180 day lock-up period, shares issued upon exercise of options granted by us prior to the completion of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act of 1933 unless those shares are held by one of our affiliates, directors or officers.


      Beginning 181 days after commencement of trading in the public market,
approximately [    ] additional shares of common stock subject to vested
options will become available for sale in the public market in reliance of Rule 701 or pursuant to a registration statement on Form S-8.


Registration Rights


      Upon the completion of this offering, the holders of 11,457,596 shares of our common stock will be entitled to certain rights with respect to registration of such shares under the Securities Act assuming no exercise of outstanding options and warrants after January 20, 2002. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act except for shares purchased by affiliates. See "Description of Capital Stock -- Registration Rights."


Securities Act Rule 144

      Upon expiration of the lock-up agreements, approximately [        ]
shares of common stock (including approximately [        ] shares subject to
outstanding vested options) will become eligible for
immediate public resale, subject in some cases to vesting provisions and volume
limitations pursuant to Rule 144. The remaining approximately [        ] shares
held by existing stockholders will become eligible for public resale at various times over a period of less than two years following the completion of this offering, subject in some cases to vesting provisions and volume limitations. 11,457,596 of the shares outstanding immediately following the completion of this offering assuming no exercise of outstanding options and warrants after January 20, 2002 will be entitled to registration rights with respect to such shares upon the release of lock-up agreements. The number of shares sold in the public market could increase if such rights are exercised.



      As of December 31, 2001, 2,770,989 shares were subject to outstanding options. All of these shares are subject to the lock-up agreements described
above. Approximately [    ] days after the date of this Prospectus, we intend
to file a Registration Statement on Form S-8 covering shares issuable under our 1993 Stock Plan and Second Amended and Restated 1996 Stock Option Plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act after expiration of the applicable lock-up agreements.



      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 160,727 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company.


Securities Act Rule 144(k)

      Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

Securities Act Rule 701

      Any of our employees or consultants who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitations or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus.

Stock Options


      We intend to file a registration statement on Form S-8 under the Securities Act to register shares of our common stock which are subject to outstanding options or reserved for issuance under our Second Amended and Restated 1996 Stock Option Plan and our 1993 Stock Plan, 90 days following the effectiveness of the registration statement filed pursuant to this offering, which provision permits the resale of these shares by non-affiliates in the public market without restriction under the Securities Act.

                                 UNDERWRITING

      The underwriters named below, acting through their representatives, Robertson Stephens, Inc., U.S. Bancorp Piper Jaffray Inc. and CIBC World Markets Corp., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their respective names below. The underwriters are committed to purchase and pay for all of these shares if any are purchased.

                                                             Number
          Underwriters                                      of Shares
          ------------                                      ---------
          Robertson Stephens, Inc..........................
          U.S. Bancorp Piper Jaffray Inc...................
          CIBC World Markets Corp..........................
                                                             -------
             Total.........................................
                                                             =======

                                                             Number
          International Underwriters                        of Shares
          --------------------------                        ---------
          Robertson Stephens International, Ltd............
          U.S. Bancorp Piper Jaffray Inc...................
          CIBC World Markets, Inc..........................
                                                             -------
             Total.........................................
                                                             =======

      The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price shown on the cover page of this prospectus and to certain
dealers at that price less a concession of not more than $[        ] per share,
of which $[        ] may be reallowed to other dealers. After the completion of this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds we are to receive as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.


      Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 675,000 additional shares of common stock at the same price per share we will receive for the shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to limited conditions, to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the other shares are being sold. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock in this offering.


      The following table sets forth the compensation that we are to pay to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                          Total
                                              -----------------------------
                                         Per     Without          With
                                        Share Over-allotment Over-allotment
                                        ----- -------------- --------------
Underwriting Discounts and Commissions
  payable by us........................   $         $              $


      Expenses. We estimate the expenses of this offering, other than the compensation to the underwriters, will be approximately $2.0 million, and are payable entirely by us. Expenses include the Securities and

Exchange Commission filing fee, the NASD filing fee, Nasdaq National Market listing fees, printing expenses, legal and accounting fees, transfer agent and registrar fees and other miscellaneous fees and expenses.

      Determination of Offering Price. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined through negotiations between us and the representatives. Principal factors to be considered in these negotiations include:

  . information in this prospectus and otherwise available to the underwriters;

  .      our industry's history and prospects;

  .      ability of our management team;

  .      prospects for our future revenues and earnings;

  .      present state of our business operations and financial condition;

  . general condition of the securities markets at the time of this offering; and

  . recent market prices of, and demand for, publicly traded common stock of comparable companies.

      The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. A pricing committee of our board of directors will establish the initial public offering price following such negotiations. The underwriters have advised us that they do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

      Listing. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "RTWO."

      Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

      Lock-up Agreements. Each of our executive officers and directors, and substantially all of our other stockholders and warrant holders have agreed, subject to limited exceptions, not to offer to sell, contract to sell, or otherwise sell or dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into, exercisable for or exchangeable for shares of common stock owned by the holder as of the date of this prospectus or acquired directly from us or with respect to which these holders have or may acquire the power of disposition, without the prior written consent of Robertson Stephens, Inc. This restriction terminates after the close of trading of the shares on the 180th day after, and including, the day the shares began trading on the Nasdaq National Market. However, Robertson Stephens, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the representatives and any of our stockholders or warrant holders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

      In addition, we have agreed that for a period of 180 days following the date of this prospectus, we will not, without the prior written consent of Robertson Stephens, Inc.: (a) consent to the disposition of any shares held by stockholders, warrant holders or option holders before the expiration of the 180-day lockup period or (b) offer, sell, contract to sell or otherwise dispose of any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in this offering, the issuance of shares of common stock upon the exercise of options or warrants outstanding on the date of this prospectus and the grant of options to purchase shares of common stock under existing employee stock option or stock purchase plans provided that those options are subject to 180-day lock up.

      Syndicated Short Sales. The representatives have advised us that, on behalf of the underwriters, they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the 675,000 shares subject to the underwriters' over-allotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market the could adversely affect investors who purchased shares in the offering. The underwriters may reduce or close out their covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Any naked short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.


      Stabilization. The underwriters' representatives have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      Passive market making. Following the pricing of this offering, and until the commencement of any stabilizing bid, underwriters and dealers who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions. Passive market making is allowed during the period when the SEC's rules would otherwise prohibit market activity by the underwriters and dealers who are participating in this offering. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for our common stock; but if all independent bids are lowered below the passive market maker's bid, the passive market maker must also lower its bid once it exceeds specified purchase limits. Net purchases by a passive market maker on each day are limited to a specified percent of the passive market maker's average daily trading volume in our common stock during a specified period and must be discontinued when such limit is reached. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.


      Directed Shares. At our request, the underwriters will reserve up to 225,000 of the shares of common stock for sale in this offering, at the initial public offering price, to our customers, partners and business associates. The number of shares of common stock available for sale to the general public will be reduced to the extent that these individuals purchase all or a portion of the reserved shares. Any reserved shares that are not purchased may be reallocated to other customers, partners and business associates or offered to the general public on the same underwriters of the directed share program against liabilities and expenses, including liabilities under the Securities Act, in connection with the sale of the reserved shares.

      Online activities. A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending on the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

                                 LEGAL MATTERS


      The validity of the common stock offered by this prospectus will be passed upon for us by Latham & Watkins, Menlo Park, California. As of the date of this prospectus, persons and entities affiliated with Latham & Watkins beneficially own an aggregate of approximately 25,832 shares of our Series F-1 and Series G-1 preferred stock which will convert upon the completion of this offering into 8,610 shares of our common stock, and warrants exercisable for 3,124 shares of our Series G-1 preferred stock, which will become exercisable for 1,040 shares of common stock immediately prior to the completion of this offering. The underwriters have been represented by Wilson Sonsini Goodrich & Rosati, Palo Alto, California. As of the date of this prospectus, persons and entities affiliated with Wilson Sonsini Goodrich & Rosati beneficially own an aggregate of approximately 6,666 shares of our common stock and 20,000 shares of our Series A-1 preferred stock, which will convert upon the completion of this offering into 7,407 shares of our common stock immediately prior to the completion of this offering.


                                    EXPERTS


      The financial statements as of December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act which registers the shares of common stock to be sold in this offering. The term registration statement includes any amendment to the registration statement previously filed on Form S-1 in accordance with the Securities Act of 1933, with regard to the shares of common stock offered by our company. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits and schedules to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. Please be mindful that any statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document which is filed as an exhibit to the registration statement. You may inspect a copy of the registration statement at the Securities and Exchange Commission's principal office in Washington, DC, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, DC 20549, upon payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information relating to registrants that file electronically with the Securities and Exchange Commission. The URL of the web site is http://www.sec.gov.

      In addition, upon completion of this offering, we will become subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and, as a result, we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and/or copy this information at the public reference rooms of the Securities and Exchange Commission:

           Washington, DC     New York, New York    Chicago, Illinois
       450 Fifth Street, N.W.    233 Broadway    500 West Madison Street
             Room 1024        New York, NY 10279       Suite 1400
        Washington, DC 20549                     Chicago, IL 60661-2511

      You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330.

      We intend to furnish our stockholders with annual reports containing financial statements audited by our independent public accountants and to make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information. Our telephone number is (650) 254-7200.

                              R2 TECHNOLOGY, INC.
                         Index to Financial Statements


                                                                                                      Page
                                                                                                      ----
Independent Auditors' Report......................................................................... F-2

Balance Sheets as of December 31, 2000 and 2001...................................................... F-3

Statements of Operations for Each of the Three Years in the Period Ended December 31, 2001........... F-4

Statements of Stockholders' Deficit for Each of the Three Years in the Period Ended December 31, 2001 F-5

Statements of Cash Flows for Each of the Three Years in the Period Ended December 31, 2001........... F-6

Notes to Financial Statements........................................................................ F-7

                         Independent Auditors' Report

To the Board of Directors and Stockholders of R2 Technology, Inc.:


      We have audited the accompanying balance sheets of R2 Technology, Inc. as of December 31, 2000 and 2001, and the related statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


      In our opinion, such financial statements present fairly, in all material respects, the financial position of R2 Technology, Inc. as of December 31, 2000 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.




San Jose, California

January 30, 2002 (      , 2002 as to Note 14)



To the Board of Directors and Stockholders of R2 Technology, Inc.:



      The financial statements included herein have been adjusted to give effect to the 1 for 3.0 reverse common stock split as described in the first paragraph of Note 14 to the financial statements. The above report is in the form that will be signed by Deloitte & Touche LLP upon the effectiveness of such event assuming that from January 30, 2002 to the effective date of such event, no other events shall have occurred that would affect the accompanying financial statements or notes thereto.



DELOITTE & TOUCHE LLP



San Jose, California


January 30, 2002 (      , 2002 as to Note 14)

                              R2 TECHNOLOGY, INC.
                                Balance Sheets
                   (in thousands, except per share amounts)


                                                                                                                 Pro Forma
                                                                                               December 31,       (Note 2)
                                                                                            ------------------  December 31,
                                                                                              2000      2001        2001
                                                                                            --------  --------  ------------
                                                                                                                (Unaudited)
                                         ASSETS
Current assets:
 Cash and cash equivalents................................................................. $ 15,241  $ 16,071
 Short-term investments....................................................................    2,268       449
 Trade receivables, net of allowances of $202 in 2000 and $227 in 2001.....................    5,419     8,236
 Inventories...............................................................................    2,273     2,701
 Deferred product costs....................................................................    2,738     2,490
 Prepaid expenses and other current assets.................................................      537     1,709
                                                                                            --------  --------
     Total current assets..................................................................   28,476    31,656
Property and equipment, net................................................................    1,167     1,352
Deferred product costs.....................................................................    3,138     1,176
Other assets...............................................................................      160       114
                                                                                            --------  --------
     Total assets.......................................................................... $ 32,941  $ 34,298
                                                                                            ========  ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable.......................................................................... $  2,480  $  2,800
 Accrued compensation......................................................................    1,473     2,672
 Accrued and other liabilities.............................................................      757     1,713
 Line of credit............................................................................    3,300        --
 Current portion of deferred revenue.......................................................    7,269     8,501
 Current portion of capital lease obligations..............................................       20        20
                                                                                            --------  --------
     Total current liabilities.............................................................   15,299    15,706
                                                                                            --------  --------
Deferred revenue...........................................................................    8,600     3,972
Capital lease obligations..................................................................       40        18
Other long-term liabilities................................................................      400     1,600

Commitments (Note 6)

Redeemable convertible preferred stock:
 Redeemable convertible preferred stock; $0.001 par value; 65,550 shares authorized and designated; none issued and outstanding on a pro forma basis:
   Series A-1: 4,000 shares designated; shares issued and outstanding: 3,826 in 2000 and
    2001; redemption and liquidation value: $3,826.........................................    3,822     3,824    $     --
   Series B-1: 4,850 shares designated; shares issued and outstanding: 4,765 in 2000 and
    4,769 in 2001; redemption and liquidation value: $9,538................................    9,522     9,534          --
   Series C-1: 7,500 shares designated; shares issued and outstanding: 7,046 in 2000 and
    2001; redemption and liquidation value: $14,091........................................   14,082    14,085          --
   Series D-1: 4,400 shares designated; shares issued and outstanding: 4,400 in 2000 and
    2001; redemption and liquidation value: $11,000........................................   10,980    10,990          --
   Series E-1: 1,800 shares designated; shares issued and outstanding: 1,748 in 2000 and
    2001; redemption and liquidation value: $5,679.........................................    5,666     5,672          --
   Series F-1: 4,500 shares designated; shares issued and outstanding: 4,205 in 2000 and
    2001; redemption and liquidation value: $15,769........................................   15,773    15,891          --
   Series G-1: 5,725 shares designated; shares issued and outstanding: 3,515 in 2001;
    redemption and liquidation value: $14,058..............................................       --    12,086          --
                                                                                            --------  --------    --------
     Total redeemable convertible preferred stock..........................................   59,845    72,082          --
                                                                                            --------  --------    --------
Stockholders' equity (deficit):
 Common stock, $0.001 par value; 80,025 shares authorized; shares issued and outstanding:
   1,126 in 2000, 1,258 in 2001 and 11,573 on a pro forma basis............................      567     5,305      79,266
 Common stock warrants.....................................................................      154       154       2,336
 Deferred stock compensation...............................................................       --      (948)       (948)
 Notes receivable from stockholders........................................................      (23)       --          --
 Accumulated deficit.......................................................................  (51,941)  (63,591)    (67,652)
                                                                                            --------  --------    --------
     Total stockholders' equity (deficit)..................................................  (51,243)  (59,080)   $ 13,002
                                                                                            --------  --------    ========
     Total liabilities and stockholders' equity (deficit).................................. $ 32,941  $ 34,298
                                                                                            ========  ========


                      See notes to financial statements.

                              R2 TECHNOLOGY, INC.
                           Statements of Operations
                   (in thousands, except per share amounts)


                                                                          Years Ended December 31,
                                                                        ----------------------------
                                                                          1999      2000      2001
                                                                        --------  --------  --------
Revenue................................................................ $  1,894  $  4,932  $ 27,796
Costs and expenses:
 Cost of revenue.......................................................    2,550     4,700    13,747
 Research and development..............................................    4,246     5,880     9,149
 Sales and marketing...................................................    4,017     5,822    11,495
 General and administrative............................................    1,443     2,649     3,666
 Stock-based compensation*.............................................       54       158     1,243
                                                                        --------  --------  --------
     Total costs and expenses..........................................   12,310    19,209    39,300
                                                                        --------  --------  --------
Loss from operations...................................................  (10,416)  (14,277)  (11,504)
Interest income........................................................      469       317       350
Interest and other expense.............................................       (8)      (72)     (136)
                                                                        --------  --------  --------
Net loss...............................................................   (9,955)  (14,032)  (11,290)
Accretion of redeemable convertible preferred stock....................       62        34       360
                                                                        --------  --------  --------
Net loss attributable to common stockholders........................... $(10,017) $(14,066) $(11,650)
                                                                        ========  ========  ========
Basic and diluted net loss per share................................... $ (11.11) $ (13.37) $ (10.10)
                                                                        ========  ========  ========
Shares used in computing basic and diluted net loss per share..........      902     1,052     1,154
                                                                        ========  ========  ========
Pro forma basic and diluted net loss per share (unaudited) (Note 2)....                     $  (1.12)
                                                                                            ========
Shares used in computing pro forma basic and diluted net loss per share
  (unaudited) (Note 2).................................................                       10,374
                                                                                            ========
-----------------
* Stock-based compensation:
   Cost of revenue..................................................... $     --  $     --  $     16
   Research and development............................................       36        39       302
   Sales and marketing.................................................        3         7       472
   General and administrative..........................................       15       112       453
                                                                        --------  --------  --------
                                                                        $     54  $    158  $  1,243
                                                                        ========  ========  ========


                      See notes to financial statements.

                              R2 TECHNOLOGY, INC.
                      Statements of Stockholders' Deficit
                     (in thousands, except share amounts)


                                                                           Notes
                                    Common Stock   Common    Deferred    Receivable                  Total
                                    -------------  Stock      Stock         from     Accumulated Stockholders'
                                    Shares Amount Warrants Compensation Stockholders   Deficit      Deficit
                                    ------ ------ -------- ------------ ------------ ----------- -------------
Balances, January 1, 1999..........   918  $  152   $ 50     $   (74)      $  --      $(27,858)    $(27,730)
Stock options exercised............    80     162     --          --          (6)           --          156
Grant of non-employee options for
 services..........................    --      10     --         (10)         --            --           --
Amortization of deferred stock
 compensation for non-employee
 options...........................    --      --     --          54          --            --           54
Accretion of redeemable convertible
 preferred stock...................    --      --     --          --          --           (62)         (62)
Net loss and comprehensive loss....    --      --     --          --          --        (9,955)      (9,955)
                                    -----  ------   ----     -------       -----      --------     --------
Balances, December 31, 1999........   998     324     50         (30)         (6)      (37,875)     (37,537)

Stock options exercised............   127     219     --          --         (23)           --          196
Stock compensation for non-employee
 options granted for services......    --      24     --          --          --            --           24
Amortization of deferred stock
 compensation for non-employee
 options...........................    --      --     --          30          --            --           30
Collection of notes receivable from
 stockholders......................    --      --     --          --           6            --            6
Common stock warrants issued for
 services..........................    --      --    104          --          --            --          104
Accretion of redeemable convertible
 preferred stock...................    --      --     --          --          --           (34)         (34)
Net loss and comprehensive loss....    --      --     --          --          --       (14,032)     (14,032)
                                    -----  ------   ----     -------       -----      --------     --------
Balances, December 31, 2000........ 1,125     567    154          --        (23)       (51,941)     (51,243)

Stock options exercised............   133     448     --          --          --            --          448
Charge for beneficial conversion
 features on redeemable convertible
 preferred stock--Series G-1.......    --   2,184     --          --          --            --        2,184
Deferred stock compensation for
 employee options..................    --   1,471     --      (1,471)         --            --           --
Amortization of deferred stock
 compensation for employee options.    --      --     --         523          --            --          523
Stock compensation for non-employee
 options granted for services......    --     635     --          --          --            --          635
Collection of notes receivable from
 stockholders......................    --      --     --          --          23            --           23
Accretion of redeemable convertible
 preferred stock...................    --      --     --          --          --          (360)        (360)
Net loss and comprehensive loss....    --      --     --          --          --       (11,290)     (11,290)
                                    -----  ------   ----     -------       -----      --------     --------
Balances, December 31, 2001........ 1,258  $5,305   $154     $  (948)      $  --      $(63,591)    $(59,080)
                                    =====  ======   ====     =======       =====      ========     ========


                      See notes to financial statements.

                              R2 TECHNOLOGY, INC.
                           Statements of Cash Flows
                                (in thousands)


                                                                          Years Ended December 31,
                                                                        ----------------------------
                                                                          1999      2000      2001
                                                                        --------  --------  --------
Operating activities:
 Net loss..............................................................  $(9,955) $(14,032) $(11,290)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization.......................................      591       565       654
   Loss on sale or disposal of assets..................................       29       175       100
   Stock compensation for employee options and options and warrants
    issued to non-employees for services...............................       54       158     1,243
   Changes in operating assets and liabilities:
    Trade receivables..................................................   (2,176)   (2,168)   (2,817)
    Inventories........................................................      342    (1,061)     (428)
    Prepaid expenses and other current assets..........................     (237)      (58)   (1,172)
    Other assets.......................................................      (60)      (17)       46
    Deferred product costs.............................................   (2,585)   (2,460)    2,210
    Accounts payable...................................................      862     1,163       320
    Accrued compensation...............................................      126       640     1,199
    Accrued and other liabilities......................................     (239)       53       956
    Deferred revenue...................................................    6,316     7,401    (3,396)
    Other long-term liabilities........................................       --       400     1,200
                                                                        --------  --------  --------
     Net cash used in operating activities.............................   (6,932)   (9,241)  (11,175)
                                                                        --------  --------  --------
Investing activities:
 Purchases of property and equipment...................................     (684)     (850)     (988)
 Purchases of short-term investments...................................   (4,508)   (3,070)   (1,908)
 Maturities of short-term investments..................................    3,350     5,303     3,776
                                                                        --------  --------  --------
     Net cash provided by (used in) investing activities...............   (1,842)    1,383       880
                                                                        --------  --------  --------
Financing activities:
 Borrowings under line of credit.......................................       --     3,300     6,300
 Principal payments under line of credit...............................       --        --    (9,600)
 Proceeds from sale of redeemable convertible preferred stock, net of
   issuance costs......................................................    5,651    15,676    13,968
 Proceeds from exercise of common stock options........................      156       196       448
 Proceeds from exercise of redeemable convertible preferred stock
   warrants............................................................       --       219         8
 Repayments of capital lease obligations...............................       (5)      (10)      (22)
 Collection of notes receivable from stockholders......................       --         6        23
                                                                        --------  --------  --------
     Net cash provided by financing activities.........................    5,802    19,387    11,125
                                                                        --------  --------  --------
Net increase (decrease) in cash and cash equivalents...................   (2,972)   11,529       830
Cash and cash equivalents:
 Beginning of period...................................................    6,684     3,712    15,241
                                                                        --------  --------  --------
 End of period.........................................................  $ 3,712  $ 15,241  $ 16,071
                                                                        ========  ========  ========
Supplemental disclosure of cash flow information:
 Cash paid for interest................................................  $     2  $      6  $     24
                                                                        ========  ========  ========
Supplemental disclosure of noncash investing and financing activities:
 Options exercised for notes receivable................................  $     6  $     23  $     --
                                                                        ========  ========  ========
 Redeemable convertible preferred stock warrants issued in connection
   with line of credit.................................................  $    --  $     89  $     --
                                                                        ========  ========  ========
 Property and equipment acquired under capital leases..................  $    --  $     62  $     --
                                                                        ========  ========  ========
 Redeemable convertible preferred stock accretion......................  $    62  $     34  $    360
                                                                        ========  ========  ========
 Redeemable convertible preferred stock warrants issued in connection
   with the issuance of redeemable convertible preferred stock.........  $    --  $     --  $  2,008
                                                                        ========  ========  ========
 Discount on Series G-1 redeemable convertible preferred stock for
   beneficial conversion feature.......................................  $    --  $     --  $  2,184
                                                                        ========  ========  ========


                      See notes to financial statements.

                              R2 TECHNOLOGY, INC.
                         Notes to Financial Statements

                 Years Ended December 31, 1999, 2000 and 2001




1.  Organization

      R2 Technology, Inc. (the "Company"), incorporated in Delaware in May 1993, develops, manufactures and sells proprietary medical systems to assist radiologists in the detection of cancer. The Company's ImageChecker system, a computer-aided detection ("CAD") product, was approved by the United States Food and Drug Administration ("FDA") for both screening and diagnostic mammography in 1998. In connection with the sales and marketing of the ImageChecker products, the Company has associated the R2 brand with innovative CAD solutions and established strategic collaborations with leading medical imaging equipment manufacturers. The Company plans to leverage its CAD technology, its first commercial mover advantage, its strategic relationships, and its installed base to expand its product line to detect other cancers, including lung cancer.

2.  Summary of Significant Accounting Policies

      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as of the dates and for the periods presented. Actual results could differ from those estimates.



      Certain Significant Risks and Uncertainties. The Company continues to be subject to certain risks common to companies in similar stages of development, including dependence on a limited product line, uncertainty of market acceptance and limited manufacturing, marketing and sales experience.

      Future enhancements and new products developed by the Company (collectively, "future products") require clearances or approvals from the FDA and foreign regulatory agencies prior to commercialized sales. There can be no assurance that the Company's future products will receive any of these required clearances or approvals. Delays in receipt of or failure to receive any necessary clearances or approvals could have a material adverse effect on the Company.

      The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position or results of operations: advances and trends in new technologies and industry standards; competitive pressures in the form of new products or price reductions on current products; changes in product mix; changes in the overall demand for products and services offered by the Company; changes in certain strategic or customer relationships; risk associated with changes in domestic and international economic and/or political conditions or regulations; availability of necessary components; and the Company's ability to attract and retain employees necessary to support its growth.

      The Company presently relies on single suppliers for certain component parts. Although the Company believes that there are alternative sources for these components, there can be no assurance that alternative sources can be integrated with the Company's technology in a timely or cost-efficient manner. Delays associated with identifying and qualifying alternative component sources, any prolonged interruption in the manufacturing process or an inability to obtain suitable components at acceptable prices could have a material adverse effect on the Company's business, financial condition and results of operations.

      Concentrations of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and trade receivables. The Company's cash and cash equivalents are deposited with major financial institutions. Such deposits are generally in excess of insured limits and are regularly monitored by management. Short-term investments are placed in high-credit quality commercial paper and corporate notes.

                              R2 TECHNOLOGY, INC.
                  Notes to Financial Statements--(Continued)
                 Years Ended December 31, 1999, 2000 and 2001



      The Company sells its products primarily to hospitals and medical institutions and generally does not require its customers to provide collateral or other security to support accounts receivable. The Company maintains allowances for estimated potential bad debt losses. At December 31, 2000, one customer's accounts receivable balance accounted for 51% of total trade receivables. At December 31, 2001, three customers' accounts receivable balance accounted for 41%, 14% and 10% of total trade receivables, respectively.


      Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents.


      Short-Term Investments. Short-term investments in marketable debt securities are classified as available-for-sale and are recorded at amortized cost which approximates fair market value. Realized gains and losses are reported in earnings and computed based on the specific identification method. Short-term investments at December 31, 2000 and 2001 consist of commercial paper with maturities of less than one year.


      Inventories. Inventories primarily include components acquired for integration and assembly into finished goods and demonstration units. Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market. Demonstration units are recorded at their net realizable value.

      Property and Equipment. Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method based on estimated useful lives of three to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related asset.

      Long-Lived Assets. The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount, an impairment loss would be measured based on the discounted cash flows compared to the carrying amount. No impairment charge has been recorded in any of the periods presented.


      Unaudited Pro Forma Information. The unaudited pro forma information in the accompanying balance sheet assumes that the expected conversion of the outstanding shares of redeemable convertible preferred stock into 10,314,666 shares of common stock to occur upon the completion of the planned initial public offering after giving effect for the 1 for 3 reverse common stock split approved by the Board of Directors (see Note 14), had actually occurred on December 31, 2001.



      Revenue Recognition. The Company's revenue is derived primarily from the sale of its ImageChecker products. The Company recognizes revenue in accordance with the provisions of American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition, as amended. Revenue is allocated to various elements of the arrangement based on vendor specific objective evidence ("VSOE") as determined by published price lists evidencing the price established by management having the relevant authority. Accordingly, revenue allocated to the Image Checker System is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. Delivery is considered to have occurred upon shipment for sales to distributors. Delivery is considered to have occurred upon installation for direct sales. No distributors or direct sales customers have return rights or price protection. Amounts allocated to training are recognized when delivered. Amounts allocated to technical support and maintenance are recognized ratably over the period the service is to be provided, generally one year. The Company generally ships its product FOB shipping point and accounts receivable and related deferred revenue are recorded based on the Company's contractual right to invoice its customers.

                              R2 TECHNOLOGY, INC.
                  Notes to Financial Statements--(Continued)
                 Years Ended December 31, 1999, 2000 and 2001



      Through December 31, 2000, the Company had not established sufficient VSOE for the undelivered elements of its sales arrangements and, accordingly, revenue from sales through December 31, 2000, is being recognized ratably over the estimated life of the system of three years. Associated hardware costs (not in excess of the related deferred revenue) are deferred and recognized ratably over the corresponding period. Commencing in January 2001, the Company established VSOE through the communication to its distributors and direct customers of separately priced elements, including technical support and maintenance renewal rates.



      Revenue from ImageChecker products sold under the distribution agreement with GE Medical Systems (see Note 6) is being recognized ratably over the longer of the term of the contract or the one-year warranty period provided under the contract due to the lack of established VSOE for the various elements of such arrangement. Associated hardware costs (not in excess of the related deferred revenues) are deferred and recognized ratably over the corresponding period.


      Research and Development. Research and development costs are expensed as incurred and include expenses associated with new product research and regulatory activities. The Company's products include certain software applications that are integral to the operation of the product. The costs to develop such software have not been capitalized as the Company believes its current software development process is essentially completed concurrent with the establishment of technological feasibility of the software.


      Advertising Costs. Advertising costs are expensed as incurred. Advertising costs for 1999, 2000 and 2001 were approximately, $34,000, $112,000 and $332,000, respectively.

      Stock-Based Compensation. The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees. Stock-based awards to consultants and other nonemployees are accounted for using the fair value method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, Emerging Issues Task Force ("EITF") Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and EITF D-90, Grantor Balance Sheet Presentation of Unvested, Forfeitable Equity Instruments Granted to a Nonemployee.


      Net Loss Per Share. Basic net loss per share ("EPS") excludes the effects of dilution and is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period, excluding shares subject to repurchase (see Note 9). Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (redeemable convertible preferred stock, redeemable convertible preferred stock warrants, common stock warrants and common stock options using the treasury stock method) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded in net loss periods as their effect would be antidilutive.



      Unaudited Pro Forma Net Loss Per Share. Pro forma basic and diluted net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period and the weighted-average number of common shares outstanding for the period resulting from the expected conversion of all outstanding shares of redeemable convertible preferred stock upon the closing and completion of the initial public offering after giving effect for the 1 for 3 reverse common stock split.


      Comprehensive Loss. SFAS No. 130, Reporting Comprehensive Income, requires an entity to report, by major components and as a single total, the change in its net assets during the period from nonowner sources. Comprehensive loss was the same as net loss for all periods presented.

                              R2 TECHNOLOGY, INC.
                  Notes to Financial Statements--(Continued)
                 Years Ended December 31, 1999, 2000 and 2001



      New Accounting Standards. In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended, requires that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet at its fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company adopted SFAS No. 133, as amended, effective January 1, 2001. The adoption of SFAS No. 133, as amended, did not have an impact on the Company's financial position, results of operations or cash flows as the Company had no stand-alone or embedded derivatives at adoption or at December 31, 2001 and had not historically entered into any derivative transactions to hedge currency or other exposures.



      In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but rather be tested at least annually for impairment. The Company will adopt SFAS No. 141 and SFAS No. 142 for its fiscal year beginning January 1, 2002. As the Company has no goodwill or other intangible assets associated with business combinations on its balance sheet as of December 31, 2001, the adoption of SFAS No. 141 and SFAS No. 142 had no impact on the Company's financial position, results of operations or cash flows.



      In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 31, 2001. Under the new rules, the criteria required for classifying an asset as held-for-sale have been significantly changed. Assets held for sale are stated at the lower of their fair values or carrying amounts, and depreciation is no longer recognized. In addition, the expected future operating losses from discontinued operations will be displayed in discontinued operations in the period in which the losses are incurred rather than as of the measurement date. More dispositions will qualify for discontinued operations treatment in the income statement under the new rules. The Company will adopt SFAS No. 144 for its fiscal year beginning January 1, 2002. The adoption of SFAS No. 144 will not have an impact on the Company's financial position, results of operations or cash flows.



      Reclassification. Certain amounts in the fiscal 1999 and 2000 financial statements have been reclassified to conform to the current period presentation.


3.  Inventories

      Inventories consist of the following (in thousands):


                                                            December 31,
                                                            -------------
                                                             2000   2001
                                                            ------ ------
      Components........................................... $1,056 $1,495
      Work in process......................................     46    168
      Finished goods.......................................  1,171  1,038
                                                            ------ ------
         Total............................................. $2,273 $2,701
                                                            ====== ======

                              R2 TECHNOLOGY, INC.
                  Notes to Financial Statements--(Continued)
                 Years Ended December 31, 1999, 2000 and 2001


4.  Property and Equipment

      Property and equipment consist of the following (in thousands):


                                                          December 31,
                                                        ----------------
                                                         2000     2001
                                                        -------  -------
       Computer equipment and software................. $ 2,114  $ 2,717
       Demonstration and test equipment................   1,679    1,720
       Office equipment................................     522      539
       Furniture and fixtures..........................      95      132
       Leasehold improvements..........................     209      209
                                                        -------  -------
                                                          4,619    5,317
       Accumulated depreciation and amortization.......  (3,452)  (3,965)
                                                        -------  -------
       Property and equipment, net..................... $ 1,167  $ 1,352
                                                        =======  =======


5.  Line of Credit

      In October 2000, the Company entered into a revolving credit and security agreement with a commercial bank for borrowings of up to $4,000,000, collateralized by a security interest in receivables, inventory, equipment and other property, excluding intellectual property. The net book value of assets pledged as collateral under the loan and security agreement totaled $12,181,000 at December 31, 2000. Borrowings under this agreement bear interest at the prime rate (9.50% at December 31, 2000) plus 0.5%, payable monthly. Borrowings under this facility require the Company to meet certain financial covenants. Included in these financial covenants, among others, is a requirement that the Company maintain quarterly net losses within permitted limits, as defined. At December 31, 2000, the Company was not in compliance with one of these covenants. However, the Company has received a waiver from the bank for this event of noncompliance. At December 31, 2000, the amount outstanding under the line of credit was $3,300,000. The agreement expired on September 30, 2001 and all amounts borrowed were repaid by September 30, 2001.

      In connection with the revolving credit and security agreement, the Company issued to the bank fully vested warrants to purchase 32,000 shares of Series F-1 redeemable convertible preferred stock at an initial exercise price of $3.75 per share, subject to adjustment for stock dividends and splits. The warrants expire in November 2007. The fair value of the warrants of approximately $89,000 has been amortized to interest expense over the term of the loan and security agreement and was determined using the Black-Scholes option pricing model with the following assumptions: contractual life of seven years, volatility of 75%, risk-free interest rate of 5.28% and no dividends during the contractual term.

                              R2 TECHNOLOGY, INC.
                  Notes to Financial Statements--(Continued)
                 Years Ended December 31, 1999, 2000 and 2001


6.  Commitments


      Lease Obligations. Property and equipment with a net book value of $58,000 and $48,000 (net of accumulated amortization of $195,000 and $205,000) at December 31, 2000 and 2001, respectively, has been acquired under capital leases. The Company leases its facilities under noncancelable operating leases expiring through November 2005. Rent expense for 1999, 2000 and 2001 was approximately $467,000, $545,000 and $746,000, respectively. Future minimum lease payments under the Company's capital and operating leases as of December 31, 2001 are as follows (in thousands):



                                                        Capital Operating
      Years Ending December 31,                         Leases   Leases
      -------------------------                         ------- ---------
        2002...........................................   $26    $  684
        2003...........................................    19       677
        2004...........................................     -       655
        2005...........................................     -       584
        2006...........................................     -         -
                                                          ---    ------
         Total.........................................    45    $2,600
                                                                 ======
      Less amounts representing interest (22.3%).......     7
                                                          ---
      Present value of minimum lease payments..........    38
      Less current portion.............................    20
                                                          ---
      Long-term portion................................   $18
                                                          ===



      Purchase Commitments. Non-cancelable purchase commitments for inventory components at December 31, 2001 totaled $5.1 million.



      License Agreements. In September 1993, the Company entered into a co-exclusive license agreement with a nonprofit corporation. The license relates to issued patents and additional patent applications covering the detection of micro-calcifications and masses. In December 1996, this agreement was incorporated into two new royalty bearing license agreements, whereby the Company obtained the rights to certain additional technology, patents and patent applications. In connection with these agreements, the Company issued warrants to purchase 83,333 shares of common stock at $12.00 per share of which 16,666 shares become exercisable annually. Such warrants, valued at $50,000, expires on the earlier of December 2006 or nine months after the closing of an initial public offering of common stock, for which the aggregate proceeds are not less than $20 million and the offering price is not less than $12.00 per share. The Company also agreed to make a $200,000 unrestricted gift for each of the subsequent five years through December 2000 to a university provided the agreements remain in effect. This resulted in charges of $200,000 to research and development expense for each of the years ended December 31, 1999 and 2000. The Company is also obligated to pay a royalty of 1% of sales from products developed utilizing the licensed technology, with a minimum royalty of $12,500 per quarter. Royalties related to products sold in 1999, 2000 and 2001 were approximately $81,000, $118,000 and $205,000, respectively.



      In July 1995, the Company entered into a nonexclusive, nontransferable sublicense in which the Company obtained certain patents and patent applications in two foreign markets covering the detection of micro-calcifications and masses. In exchange for the license, the Company appointed the licensor as the exclusive distributor of the licensed product in Japan. Under the agreement, the Company is also responsible for paying royalties based on 1% of sales in the licensed territory. No royalties were due under this agreement in 1999, 2000 or 2001.

                              R2 TECHNOLOGY, INC.
                  Notes to Financial Statements--(Continued)
                 Years Ended December 31, 1999, 2000 and 2001



      In August 2000, the Company modified an existing supply agreement with Lumisys (now owned by the Eastman Kodak Company). Under the modified agreement, the Company committed to purchase 28 scanners for use in the ImageChecker product at a fixed price by September 30, 2001. In connection with this modification, the Company paid a deposit of approximately $126,000 which will be credited against the scanners delivered under the agreement. As of December 31, 2000 and 2001, the total amount of commitment remaining under the agreement was approximately $318,000 and $0, respectively.



      In September 2000, the Company entered into a software development and distribution agreement with GE Medical Systems ("GEMS"). Under the agreement, the Company and GEMS agreed to jointly further develop specifications to define the interface and compatibility between the Company's product and GEMS's Full Field Digital Based Mammography System ("GEMS Digital Mammography System"). Additionally, GEMS received an exclusive license to purchase R2's ImageChecker software for digital mammography applications and associated hardware at specified prices during the term of the agreement and to distribute the ImageChecker software worldwide for use with its GEMS Digital Mammography System. The initial term of the agreement expires on December 31, 2002, however GEMS has the right to notify the Company prior to September 30, 2002 of an intent to extend the term for an additional two years. No transactions occurred under this agreement in the year ended December 31, 2000. For the year ended December 31, 2001, the Company delivered units of the ImageChecker software and associated hardware totaling approximately $1,748,000, of which $1,629,000 has been deferred as of December 31, 2001. The deferred amount is being amortized over the longer of the initial term of the agreement or the one-year warranty period.



      In October 2000, the Company entered into a software development and distribution agreement with the Eastman Kodak Company ("Kodak"). Under the agreement, the Company will utilize its proprietary computer-aided detection algorithms in the development of potential products for lung nodule detection in Kodak's Computer Radiography ("CR") and Digital Radiography ("DR") applications. Subject to the achievement of development milestones, Kodak will make payments to the Company totaling $2.8 million. Kodak shall receive a credit of 50% of license fees to be paid to the Company in the event a product is developed, until the $2.8 million has been fully credited. In the event such funds are not fully credited to Kodak by December 31, 2005, the Company shall be obligated to repay any outstanding balance then owed. In exchange for this funding, Kodak was granted eighteen (18) months exclusivity for incorporation of the developed software into Kodak's CR and DR applications. The term of this agreement is seven years with the option of additional extensions. Cumulative payments received by the Company under this agreement as of December 31, 2000 and 2001 totaled $400,000 and $1,600,000, respectively, and were recorded as a long-term liability.


7.  Redeemable Convertible Preferred Stock


      At December 31, 2001, the Company had outstanding 3,825,500, 4,769,213, 7,045,687, 4,399,998, 1,747,526, 4,205,117 and 3,514,500 shares of Series A-1,
Series B-1, Series C-1, Series D-1, Series E-1, Series F-1 and Series G-1 redeemable convertible preferred stock, respectively. Changes in each class of redeemable convertible preferred stock from January 1, 1999 to December 31, 2001 are as follows (in thousands, except share and per share amounts):

                              R2 TECHNOLOGY, INC.
                  Notes to Financial Statements--(Continued)
                 Years Ended December 31, 1999, 2000 and 2001



                                     Series A-1 Series B-1 Series C-1 Series D-1 Series E-1 Series F-1 Series G-1  Total
                                     ---------- ---------- ---------- ---------- ---------- ---------- ---------- -------
Balances, January 1, 1999...........   $3,817     $9,287    $14,068    $10,942     $   --    $    --    $    --   $38,114
Issuance of 1,747,526 shares of
 Series E-1 redeemable convertible
 preferred stock at $3.25 per share,
 net of issuance costs of $28.......       --         --         --         --      5,651         --         --     5,651
Accretion to redemption values......        4         11         10         28          9         --         --        62
                                       ------     ------    -------    -------     ------    -------    -------   -------
Balances, December 31, 1999.........    3,821      9,298     14,078     10,970      5,660         --               43,827
Issuance of 4,205,117 shares of
 Series F-1 redeemable convertible
 preferred stock at $3.75 per share,
 net of issuance costs of $93.......       --         --         --         --         --     15,676         --    15,676
Issuance of warrants to purchase
 32,000 shares of Series F-1
 redeemable convertible preferred
 stock..............................       --         --         --         --         --         89         --        89
Issuance of 109,499 shares of Series
 B-1 redeemable convertible
 preferred stock upon exercise of
 warrants...........................       --        219         --         --         --         --         --       219
Accretion to redemption values......        1          5          4         10          6          8         --        34
                                       ------     ------    -------    -------     ------    -------    -------   -------
Balances, December 31, 2000.........    3,822      9,522     14,082     10,980      5,666     15,773         --    59,845
Issuance of warrants to purchase
 35,000 shares of Series F-1
 redeemable convertible preferred
 stock..............................       --         --         --         --         --         85         --        85
Issuance of 4,133 shares of
 Series B-1 redeemable convertible
 preferred stock upon exercise of
 warrants...........................       --          8         --         --         --         --         --         8
Additional issuance cost of
 Series F-1 redeemable convertible
 preferred stock....................       --         --         --         --         --         (7)        --        (7)
Issuance of 3,514,500 shares of
 Series G-1 redeemable convertible
 preferred stock at $4.00 per share,
 net of issuance cost of $83 and
 discount for related warrants
 issued of $2,008...................       --         --         --         --         --         --     11,967    11,967
Issuance of warrants to purchase
 878,621 shares of Series G-1
 redeemable convertible preferred
 stock..............................       --         --         --         --         --         --      2,008     2,008
Charge for beneficial conversion
 feature on Series G-1 redeemable
 convertible preferred stock........       --         --         --         --         --         --     (2,184)   (2,184)
Accretion to redemption values......        2          4          3         10          6         40        295       360
                                       ------     ------    -------    -------     ------    -------    -------   -------
Balances, December 31, 2001.........   $3,824     $9,534    $14,085    $10,990     $5,672    $15,891    $12,086   $72,082
                                       ======     ======    =======    =======     ======    =======    =======   =======



      The Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1 and Series G-1 redeemable convertible preferred stock are being accreted to their redemption value through the initial redemption date of February 15, 2003. In connection with the Series B-1 financing, the Company issued 163,419 warrants to purchase shares of Series B-1 redeemable convertible preferred stock at $2.00 per share, of which 109,499 warrants were exercised and 49,787 were canceled in fiscal year 2000. At December 31, 2000, 4,133 warrants to purchase Series B-1 remained outstanding and were exercised during the year ended December 31, 2001. In 2000, the Company issued warrants to purchase 32,000 shares of Series F-1 redeemable convertible preferred stock at $3.75 per share (see Note 5) which remained outstanding at December 31, 2001 and expire in November 2007. In 2001, the Company issued warrants to purchase 35,000 shares of Series F-1 redeemable convertible

                              R2 TECHNOLOGY, INC.
                  Notes to Financial Statements--(Continued)
                 Years Ended December 31, 1999, 2000 and 2001


preferred stock at $3.75 per share in exchange for a license for undeveloped technology. These warrants were fully vested upon grant and exercisable at the earlier of January 1, 2002 or upon an initial public offering of common stock. The fair value of the warrant was $85,000. Such warrants remained outstanding at December 31, 2001 and expire at the earlier of January 2006 or the closing of an initial public offering of common stock for which aggregate proceeds are not less than $20 million and the offering price is not less than $12.00 per share.



      In December 2001, the Company sold 3,514,500 shares of its Series G-1 redeemable convertible preferred stock at $4.00 per share. Net proceeds received from this sale were $13,975,000. In connection with the sale of Series G-1 redeemable convertible preferred stock, the Company issued fully exercisable warrants to the investors to purchase 878,621 shares of Series G-1 redeemable convertible preferred stock at $4.00 per share. The Company recorded reductions to the net proceeds of $2,184,000 and $2,008,000 from the sale of the Series G-1 redeemable convertible preferred stock, representing the value of the embedded beneficial conversion feature and related warrants. The value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: deemed fair value of common stock into which the underlying stock is convertible of $12.15 per share; contractual life of five years; volatility of 75%; risk-free interest rate of 6.00%; and no dividends during the contractual term. This total reduction of $4,192,000 will be accreted as a charge to accumulated deficit through the redemption date of February 15, 2003 with any unaccreted amount being recorded upon conversion of the Series G-1 redeemable convertible preferred stock to common stock.



      Significant terms of the Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1 and Series G-1 redeemable convertible preferred stock are as follows:



      . Each share of Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1 and Series G-1 redeemable convertible preferred stock is convertible at the option of the holder into 0.37, 0.40, 0.33, 0.33, 0.33, 0.33 and 0.33 share of common stock (subject to adjustments for events of dilution, as defined), respectively. Shares will be automatically converted upon a public offering of common stock for which the aggregate proceeds are not less than $20 million and the offering price is not less than $13.50 per share or at the election of the holders of a majority of the outstanding shares of redeemable convertible preferred stock, voting as a single class.


      . Each share of preferred stock has the same voting rights as the number of shares of common stock into which it is convertible.


      . Holders of Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1 and Series G-1 redeemable convertible preferred stock are entitled at any time and from time-to-time after February 15, 2003, with the approval of a majority of the then outstanding preferred stockholders, to require the Company to redeem all shares of Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1 and Series G-1 redeemable convertible preferred stock then outstanding at a redemption price of $1.00, $2.00, $2.00, $2.50, $3.25, $3.75 and
         $4.00 per share, respectively, as adjusted for any stock dividends, combinations or splits, plus all declared and unpaid dividends.



      . Holders of Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1 and Series G-1 redeemable convertible preferred stock are also entitled to receive dividends of $0.08, $0.16, $0.16, $0.20, $0.26, $0.30 and $0.32 per share per annum, respectively, which are noncumulative and in preference to any common stock dividends, when and if declared by the Board of Directors. As of December 31, 2001, no dividends have been declared.



      . In the event of liquidation, dissolution or winding up of the Company, the holders of Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1 and Series G-1 redeemable convertible preferred stock shall receive an amount equal to $1.00, $2.00, $2.00, $2.50, $3.25,
         $3.75 and $4.00 per share, respectively, plus any declared and unpaid dividends, prior to any distribution to the

                              R2 TECHNOLOGY, INC.
                  Notes to Financial Statements--(Continued)
                 Years Ended December 31, 1999, 2000 and 2001


         common stockholders. If the available assets and funds are insufficient to permit payment of the aggregate preferential amounts to the redeemable convertible preferred stockholders, then payments will be distributed ratably in proportion to their full liquidation preference amount. After payment of the liquidation preference to the Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1 and Series G-1 redeemable convertible preferred stockholders, the remaining assets of the Company will be distributed ratably to the common and Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, Series F-1 and Series G-1 preferred stockholders if the total assets available for distribution is less than the product obtained by multiplying $12.00 by the number of shares of common stock outstanding (including any shares of common stock issuable upon conversion of the redeemable convertible preferred stock). If the total assets available for distribution is equal to or greater than the product obtained by multiplying $12.00 by the number of shares of common stock outstanding (including any shares of common stock issuable upon conversion of the redeemable convertible preferred stock), the remaining assets will be distributed ratably to the holders of common stock.


8.  Stockholders' Deficit



 Common Stock


      Through December 31, 1996 the Company had issued 830,817 shares of its common stock to founders and key employees of the Company under stock purchase agreements. These stock purchase agreements (the Agreements) contain provisions for the repurchase of common stock by the Company at its original purchase price, in the event of termination of employment during the four years following the date of the Agreements. Of the shares of common stock purchased under the Agreements, 20% were released from the Company's repurchase option immediately upon execution of the Agreements with the remaining shares being released from repurchase generally ratably over 48 months. At December 31, 2001, 11,664 shares were subject to repurchase under the Agreements. Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all other classes of stock at the time outstanding having priority rights as to dividends.



      At December 31, 2001, the Company had reserved shares of common stock for issuance as follows (in thousands):



                                                              December 31,
                                                                  2001
                                                              ------------
      Conversion of redeemable convertible preferred stock...    10,315
      Issuance under stock option plans......................     3,073
      Issuance from exercise and conversion of warrants......       441
                                                                 ------
         Total...............................................    13,829
                                                                 ======



 Employee Stock Purchase Plan



      In December 2001, the Board of Directors approved the adoption of the Company's Employee Stock Purchase Plan (the "ESPP"). The ESPP will become effective upon the closing of the Company's initial public offering. A total of 250,000 shares of common stock are reserved for issuance under the ESPP. The number of shares reserved for issuance under the ESPP will automatically increase in the first day of each year beginning in 2003 and ending in 2012 by an amount equal to the lesser of 250,000 shares, 1.25% percent of the total shares outstanding at the last day of the preceding year or an amount approved by the Board of Directors. Under the ESPP, shares of common stock will be sold to employees at a price not less than 85% of the lower of fair market value at the beginning of the two-year offering period or the end of the six month purchase periods.

                              R2 TECHNOLOGY, INC.
                  Notes to Financial Statements--(Continued)
                 Years Ended December 31, 1999, 2000 and 2001




 Stock Option Plan


      Under the 1993 and 1996 Stock Option Plans (the "Plan"), 3,500,000 options may be granted to eligible employees, directors and consultants. Under the Plan, incentive options may be granted at prices not lower than fair market value at the date of grant or 110% of the fair market value if the optionee, immediately prior to the grant, owns stock representing 10% or more of the voting power of all classes of stock. Nonstatutory options may be granted at prices not lower than 85% of fair market value at the date of grant or 110% of the fair market value if the optionee, immediately prior to the grant, owns stock representing 10% or more of the voting power or value of all securities.


      Options granted under the Plan are exercisable and vest at such times and under such conditions as determined by the Board, generally over four years. Options generally expire ten years from date of grant.

      Activity under the Plan is as follows (in thousands, except per share data):


                                                                    Outstanding Options
                                                                 --------------------------
                                                                  Number   Weighted-Average
                                                                 of Shares  Exercise Price
                                                                 --------- ----------------
Balances, January 1, 1999 (483 shares exercisable at a weighted-
  average exercise price of $1.41 per share)....................   1,168        $3.06
Granted (weighted-average fair value of $0.66 per share)........     235         3.21
Canceled........................................................     (72)        3.90
Exercised.......................................................     (80)        2.01
                                                                   -----
Balances, December 31, 1999 (762 shares exercisable at a
  weighted-average exercise price of $2.10 per share)...........   1,251         3.12
Granted (weighted-average fair value of $2.67 per share)........     987         3.62
Canceled........................................................     (98)        3.91
Exercised.......................................................    (128)        1.71
                                                                   -----
Balances, December 31, 2000 (719 shares exercisable at a
  weighted-average exercise price of $2.88 per share)...........   2,012         3.42
Granted (weighted-average fair value of $1.55 per share)........   1,088         8.04
Canceled........................................................    (197)        4.58
Exercised.......................................................    (132)        3.40
                                                                   -----
Balances, December 31, 2001 (1,148 shares exercisable at a
  weighted-average exercise price of $3.51 per share)...........   2,771        $5.16
                                                                   =====



      A summary of outstanding and exercisable stock options as of December 31, 2001 is as follows (share numbers in thousands):



                         Options Outstanding            Options Exercisable
                -------------------------------------- ---------------------
                            Weighted-Average Weighted-             Weighted-
                               Remaining      Average               Average
     Exercise     Number    Contractual Life Exercise    Number    Exercise
      Prices    Outstanding     (Years)        Price   Exercisable   Price
    ----------- ----------- ---------------- --------- ----------- ---------
     $   0.30         13          2.52        $ 0.30         13      $0.30
     0.60- 0.90      226          4.30          0.72        226       0.72
     2.10- 3.00      232          6.07          2.39        190       2.37
     3.30- 4.50    1,056          8.04          3.59        459       3.58
     6.60- 8.25      904          8.69          6.95        249       6.69
     9.75-12.00      340          9.89         10.24         11       9.95
                   -----                                  -----
    $0.30-12.00    2,771          8.01        $ 5.16      1,148      $3.51
                   =====                                  =====

                              R2 TECHNOLOGY, INC.
                  Notes to Financial Statements--(Continued)
                 Years Ended December 31, 1999, 2000 and 2001



      As of December 31, 2001 there were 301,667 shares, of common stock available for grant under the Plan.



      As discussed in Note 2, the Company continues to account for its employee stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees," and its related interpretations. Under the intrinsic-value method of accounting for stock-based compensation arrangements for employees, compensation cost is recognized to the extent the fair value of the underlying common stock exceeds the exercise price of the stock options at the date of grant. During 2001, the Company granted 1,065,900 options to purchase the Company's common stock to employees. Deferred stock compensation, net of reversals due to employee terminations, of $1,471,000 has been recorded during the year ended December 31, 2001 for the excess of fair value of the common stock underlying the options at the date of grant over the exercise price of the options. This amount is being amortized on an accelerated basis over the vesting period, generally four years, consistent with the method described in FASB Interpretation No. 28. Amortization of deferred compensation related to employee grants, net of reversals due to terminations, was $523,000 during the year ended December 31, 2001.



      Pro forma information regarding net income is required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for employee stock options was estimated at the date of grant using the minimum value pricing model with the following weighted-average assumptions: risk-free interest rates of 5.44%, 6.79% and 4.28% in 1999 2000 and 2001 respectively; no dividend yields; and a weighted-average expected life of the option of 4.5 years for 1999, 6.5 years for 2000, and 6.5 years for 2001.


      Option valuation models require the input of highly subjective assumptions, because the Company's employee stock options have characteristics significantly different from traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period using the multiple option approach with forfeitures recognized as they occur. The Company's pro forma information is as follows (in thousands, except per share amounts):


                                               Years Ended December 31,
                                             ----------------------------
                                               1999      2000      2001
                                             --------  --------  --------
     Pro forma net loss..................... $(10,136) $(14,647) $(12,444)
                                             ========  ========  ========
     Pro forma net loss per share........... $ (11.24) $ (13.92) $ (10.78)
                                             ========  ========  ========


 Nonemployee Stock-Based Compensation


      For the years ended December 31, 1999, 2000 and 2001, nonemployee options were valued using the Black-Scholes pricing model with the following weighted-average assumptions: contractual life of 4.5 to 10 years; risk-free interest rates ranging from 4.90% to 6.80%; volatility of 50% to 75%; and no dividends expected during the term. The value of stock-based compensation related to unvested awards at December 31, 2001 is subject to adjustment based upon the future value of the Company's common stock.



      During the years ended December 31, 1999, 2000 and 2001, the Company granted nonstatutory options to purchase common stock to consultants and advisory board members ("nonemployees"), which combined with options attributable to employees changing status to nonemployees, aggregated 575, 77,847 and 68,132 shares,

                              R2 TECHNOLOGY, INC.
                  Notes to Financial Statements--(Continued)
                 Years Ended December 31, 1999, 2000 and 2001


respectively. These options had weighted-average exercise prices of $3.30 per share, $3.09 per share and $4.95 per share, respectively, and vesting periods, which approximated the period of service, of immediate to four years. These options were originally valued at approximately $1,000, $229,000 and $189,000, respectively. The values attributable to these options have been amortized over the service period on a graded vesting method and the vested portion of these options were remeasured at each vesting date. For the years ended December 31, 1999, 2000 and 2001, 3,333, 12,089 and 4,042 nonemployee options, respectively, were cancelled.



      In May 2000, the Company issued fully vested warrants to purchase 42,397 shares of common stock to a consultant at an exercise price of $3.30 per share which expire in May 2007. The fair value of the warrants of $104,000 was determined using the Black-Scholes pricing model with the following assumptions: contractual life of 7 years, risk-free interest rate of 6.48%; volatility of 75%; and no dividends during the expected term.



      Nonemployee stock-based compensation, including warrants issued to purchase common stock in exchange for services and warrants issued to purchase Series F-1 redeemable convertible preferred stock in exchange for a license for undeveloped technology (see Note 7), was approximately $54,000, $158,000 and $720,000 in 1999, 2000 and 2001, respectively.


      Unvested nonemployee options and warrants are as follows:


                                                    Unvested Options and
                                                          Warrants
                                                   -----------------------
                                                          Weighted-Average
                                                           Exercise Price
                                                   Number    per Share
                                                   ------ ----------------
      December 31, 1999........................... 64,509      $7.92
      December 31, 2000........................... 85,729      $5.04
      December 31, 2001........................... 67,324      $5.57


9.  Net Loss Per Share

      The following table presents the calculation of basic and diluted net loss per share (in thousands, except per share amounts):


                                                                Years Ended December 31,
                                                              ----------------------------
                                                                1999      2000      2001
                                                              --------  --------  --------
Net loss attributable to common stockholders (numerator)..... $(10,017) $(14,066) $(11,650)
                                                              ========  ========  ========
Weighted-average common shares outstanding...................      953     1,088     1,174
Weighted-average common shares outstanding subject to
  repurchase.................................................      (51)      (36)      (20)
                                                              --------  --------  --------
Shares used in computing basic and diluted net loss per share
  (denominator)..............................................      902     1,052     1,154
                                                              ========  ========  ========
Net loss per share, basic and diluted........................ $ (11.11) $ (13.37) $ (10.10)
                                                              ========  ========  ========
Shares used in computing basic and diluted net loss per share                        1,154
Weighted-average redeemable convertible preferred stock
  outstanding................................................                        9,220
                                                                                  --------
Shares used in computing pro forma basic and diluted net
  loss per share.............................................                       10,374
                                                                                  ========
Pro forma net loss per share, basic and diluted..............                     $  (1.12)
                                                                                  ========

                              R2 TECHNOLOGY, INC.
                  Notes to Financial Statements--(Continued)
                 Years Ended December 31, 1999, 2000 and 2001


      During all periods presented, the Company had securities outstanding which could potentially dilute basic EPS in the future, but were excluded in the computation of diluted EPS in such periods as their effect would have been antidilutive due to the net loss reported in such periods. Such outstanding securities consist of the following:


                                                   Years Ended December 31,
                                                   ------------------------
                                                    1999     2000    2001
                                                    -----   ------  ------
     Redeemable convertible preferred stock....... 7,696    9,142   10,315
     Redeemable convertible preferred stock
       warrants...................................    66       12      315
     Restricted common stock......................    43       27       12
     Common stock warrants........................    83      126      126
     Stock options................................ 1,251    2,012    2,771
                                                    -----   ------  ------
        Total..................................... 9,139   11,319   13,539
                                                    =====   ======  ======



      The redeemable convertible preferred stock and redeemable convertible preferred stock warrants above are presented on an as if converted basis and have been adjusted for the 1 for 3 stock split to occur upon the closing and completion of the initial public offering.


10.  Income Taxes

      The Company's income tax rate differs from the amount using the federal statutory rate as follows:


                                                Years Ended December 31,
                                                ------------------------
                                                 1999    2000    2001
                                                -----    -----   -----
        Federal statutory tax benefit..........  (35.0)% (35.0)% (35.0)%
        General business credits...............   (2.0)   (2.1)   (0.7)
        Valuation allowance....................   36.8    36.9    35.2
        Other..................................    0.2     0.2     0.5
                                                -----    -----   -----
                                                   --  %   --  %   -- %
                                                =====    =====   =====


      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss and tax credit carryforwards.

      Significant components of the Company's deferred income tax assets are as follows (in thousands):


                                                           December 31,
                                                        ------------------
                                                          2000      2001
                                                        --------  --------
     Deferred tax assets:
        Net operating loss carryforwards............... $ 13,321  $ 17,027
        Capitalized start-up and research and
          development costs............................    1,393     1,357
        Tax credits....................................    2,244     2,077
        Revenue, net of cost of revenue recognized in
          different periods............................    3,732     3,589
        Other..........................................    1,014     1,928
                                                        --------  --------
     Total deferred tax assets.........................   21,704    25,978
     Valuation allowance...............................  (21,704)  (25,978)
                                                        --------  --------
            Total...................................... $     --  $     --
                                                        ========  ========

                              R2 TECHNOLOGY, INC.
                  Notes to Financial Statements--(Continued)
                 Years Ended December 31, 1999, 2000 and 2001



      The Company has established a 100% valuation allowance against its deferred tax assets due to the uncertainty that future tax benefits can be realized from the Company's net operating loss carryforwards and other deferred tax assets.



      At December 31, 2001, the Company had net operating loss carryforwards of approximately $46,185,000 and $14,996,000 available to offset future federal and state taxable income for tax reporting purposes, respectively. The federal carryforwards expire in 2008 through 2021. State carryforwards expire in 2002 through 2011. At December 31, 2001, the Company also had tax credit carryforwards available to offset future federal and state taxes totaling $1,174,000 and $903,000, respectively, expiring in 2009 through 2001.



      Federal and California tax rules impose substantial restrictions on the utilization of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of the Company. In the event the Company has a change in ownership, utilization of these carryforwards could be restricted.


11.  Employee Benefit Plan

      The Company has a 401(k) tax deferred savings plan under which participants may contribute a portion of their compensation (subject to certain IRS limitations) and the Company may make discretionary contributions. There have been no Company contributions to the plan to date.

12.  Customer and Geographic Information

      The Company operates in one reportable segment and is engaged in the development, manufacture and sale of proprietary medical systems to assist radiologists in the detection of cancer. The nature of the Company's products and production processes as well as type of customers and distribution method are consistent among all of the Company's products. All of the Company's long-lived assets are located in the United States.


      For the years ended December 31, 1999, 2000 and 2001, sales in foreign countries were less than 10% of total revenue.



      One customer accounted for 11%, 26% and 48% of total revenue for the years ended December 31, 1999, 2000 and 2001, respectively.


13.  Related Party Transactions


      In October 1993, the Company entered into an exclusive license agreement for a CAD system with a unique display with an individual who was an officer of the Company at the time of the agreement and former member of the Board of Directors. The Company is obligated to pay a royalty of 1% of sales from products using the licensed technology with a minimum royalty of $12,500 per quarter. Royalties related to products sold in 1999, 2000 and 2001 were $81,000, $118,000 and $205,000, respectively. Royalty fees accrued at December 31, 2000 and 2001 were approximately $50,000 and $0, respectively.



14.  Subsequent Event





      On January 3, 2002, the Company entered into an operating lease for a new facility. The lease expires in October 2006. Future minimum lease payments due under this lease are $6,480,416.



      On February 1, 2002, the Board of Directors amended the 1996 Stock Option Plan to increase the number of shares reserved for issuance by 625,000 plus additional annual increases on each December 31 during the term of the Plan to the least of 1,250,000 shares or a lesser amount as determined by the Board.

                              R2 TECHNOLOGY, INC.
                  Notes to Financial Statements--(Continued)
                 Years Ended December 31, 1999, 2000 and 2001



      On February 6, 2002, the Board of Directors, subject to stockholder approval, approved a 1 for 3 reverse split of the outstanding shares of common
stock. On February     , 2002 the stockholders approved the 1 for 3 reverse
stock split which was effected on February     , 2002. All share and per share
amounts of common stock, warrants to purchase common stock and stock options in these financial statements have been adjusted to give effect to the reverse 1 for 3 common stock split.

[Inside back cover (one page):

[Photos of ImageChecker products]]

[Back cover (one page):

[Logo of R2 Technology, Inc.]]

                          [R2 Technology, Inc. Logo]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.


     Securities and Exchange Commission registration fee........ $    7,935
     NASD filing fee............................................      9,125
     Nasdaq National Market application fee.....................     95,000
     Blue sky qualification fees and expenses...................     10,000
     Printing and engraving expenses............................    200,000
     Legal fees and expenses....................................    900,000
     Accounting fees and expenses...............................    700,000
     Transfer agent and registrar fees..........................     20,000
     Miscellaneous expenses.....................................     57,940
                                                                 ----------
        Total................................................... $2,000,000
                                                                 ==========

--------
*  To be completed by amendment

Item 14.  Indemnification of Directors and Officers

      Section 102 of the Delaware General Corporation Law, as amended (the "DGCL"), permits the Registrant as a corporation formed under the laws of the State of Delaware to eliminate a director's personal liability to the Registrant or to its stockholders for monetary damages resulting from a breach of his fiduciary duty, except where the director breached his duty of loyalty to the Registrant or to its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

      Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of our company) by reason of the fact that the person is or was our director, officer, agent or employee, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in our best interest, or not opposed to our best interest, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of our company, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to us, unless the court believes that in light of all the circumstances indemnification should apply.

      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.


      Our [certificate of incorporation (Exhibit 3.1 hereto)] and [bylaws (Exhibit 3.3 hereto)] provide that we may indemnify our directors, officers or employees to the fullest extent permitted by Delaware Law, including in circumstances in which indemnification is otherwise discretionary under Delaware Law. In addition, we intend to enter into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and which would provide each of them indemnification protection in the event our certificate of incorporation and bylaws are subsequently amended. We also intend to maintain director and officer liability insurance, if available on reasonable terms. The foregoing indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.


      The Underwriting Agreement (Exhibit 1.1) hereto provides for indemnification by the underwriters of us, our officers and our directors for certain liabilities, including matters arising under the Securities Act of 1933, as amended.

Item 15.  Recent Sales of Unregistered Securities




      Within the past three years, from January 1, 1999 through December 31, 2001, we have issued and sold the following unregistered securities:



      On May 14, 1999, we sold an aggregate of 1,747,526 shares of our Series E-1 preferred stock to thirteen investors at a per share price of $3.25 for an aggregate consideration of $5,679,459.50. This transaction was effected in reliance on Rule 506 of Regulation D under the Securities Act. The sales were through a private placement solely to a limited number of accredited and institutional investors, without general solicitation or advertising and without brokers or placement agents.



      In May 2000, we issued a warrant to the executive search firm Heidrick and Struggles exercisable for the purchase of 42,397 shares of our common stock at an exercise price of $3.30 per share. This transaction was effected in reliance on Section 4(2) under the Securities Act as a transaction by an issuer not involving any public offering.



      On November 22, 2000 and December 19, 2000, we sold an aggregate of 4,205,117 shares of our Series F-1 preferred stock to twenty-five investors and their affiliates at a per share price of $3.75 for an aggregate consideration of $15,769,188.75. These transactions were effected in reliance on Rule 506 of Regulation D under the Securities Act. The sales were through a private placement solely to a limited number of accredited and institutional investors, without general solicitation or advertising and without brokers or placement agents.



      In November 2000 and January 2001, we issued warrants to Comerica Bank and the University of Chicago exercisable for the purchase of 32,000 shares and 35,000 shares, respectively, of our Series F-1 preferred stock at an exercise price of $3.75 per share. These transactions were effected in reliance on
Section 4(2) under the Securities Act as transactions by an issuer not involving any public offering.



      On December 6, 2001 and December 19, 2001, we sold an aggregate of 3,514,500 shares of our Series G-1 preferred stock to twenty-six investors and their affiliates at a per share price of $4.00 for an aggregate consideration of $14,058,000. We also issued on a pro rata basis to the twenty-six investors warrants exercisable for the purchase of an aggregate of 878,621 shares of our Series G-1 preferred stock at an exercise price of $10.00 per share. These transactions were effected in reliance on Rule 506 of Regulation D under the Securities Act. The sales and issuances were through a private placement solely to a limited number of accredited and institutional investors, without general solicitation or advertising and without brokers or placement agents.



      We have granted options to purchase 2,310,000 shares of common stock to our employees, directors and consultants under our Second Amended and Restated 1996 Stock Option Plan at exercise prices ranging from $3.30 to $12.00 per share. Of the shares granted, 2,045,366 remain outstanding, 85,903 shares of common stock have been purchased pursuant to exercises of stock options and 178,741 shares have been cancelled and returned to the Second Amended and Restated 1996 Stock Option Plan. These transactions were effected in reliance on Rule 701 under the Securities Act in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701.



      On May 24, 2000, January 10, 2001, February 6, 2001, April 26, 2001, July
31, 2001 and October 30, 2001, we granted options to purchase an aggregate of 919,997 shares of common stock to six of our officers, Michael Klein, Kevin R. Davidge, Peter F. Mazonson, M.D., Kenneth F. Miller, Laurie Hallwyler, and Christopher Santas, at exercise prices ranging from $3.30 to $9.75 per share. Of these options, 51,343 shares of common stock have been purchased pursuant to exercises of stock options, and 886,985 shares remain subject to outstanding unexercised options. These transactions were effected in reliance on Section 4(2) under the Securities Act as transactions by an issuer not involving any public offering.



      The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients had adequate information about us or had access, through employment or other relationships, to such information.



      There were no underwritten offerings employed in connection with any of the foregoing transactions.


      The issuances of securities in the transactions described above were deemed exempt from registration under the Securities Act in reliance on Section 4(2), Regulation D or Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients had adequate information about us or had access, through employment or other relationships, to such information.

      There were no underwritten offerings employed in connection with any of the foregoing transactions.

Item 16.  Exhibits and Financial Statement Schedules

 (a) Exhibits.

Exhibit
Number                                      Description of Document
------                                      -----------------------
 1.1+   Form of Underwriting Agreement.

 3.1++  Amended and Restated Certificate of Incorporation, as currently in effect.

 3.2+   Form of Amended and Restated Certificate of Incorporation to be effective upon the completion of the offering made under this Registration Statement.

 3.3++  Bylaws, as currently in effect.

 3.4+   Form of Amended and Restated Bylaws, to be effective upon completion of the offering made under this Registration Statement.

Exhibit
Number                                     Description of Document
------                                     -----------------------

 4.1+   Specimen Common Stock Certificate.

 4.2++  Amended and Restated Voting Agreement dated May 14, 1999.

 4.3++  Amended and Restated Stockholder Rights Agreement, effective as of December 6, 2001.

 4.4++  Amended and Restated First Refusal and Co-Sale Agreement, effective as of December 6, 2001.

 5.1+   Opinion of Latham & Watkins.

10.1++  1993 Stock Plan.

10.2    Second Amended and Restated 1996 Stock Option Plan.

10.3    Employee Stock Purchase Plan (as approved by the Board of Directors).

10.4*   Exclusive License Agreement dated October 1, 1993, between Registrant and Shih-Ping Bob Wang.

10.5*   License Agreement dated March 28, 1995, between Registrant and Sandia Corporation.

10.6*   License Agreement I dated December 23, 1996, between Registrant and ARCH Development
        Corporation.

10.7*   License Agreement II dated December 23, 1996, between Registrant and ARCH Development
        Corporation.

10.8++  Lease dated March 16, 2000, for Registrant's headquarters in Los Altos, California.

10.9*   Production Purchase Agreement dated April 27, 2000, between Registrant and CANON U.S.A.

10.10++ Employment Agreement between Registrant and Michael S. Klein dated as of May 15, 2000.

10.11*  Amended and Restated Distributor Agreement dated September 27, 2000, between Registrant and
        General Electric Medical Systems.

10.12*  OEM Software Development and Distribution Agreement dated October 13, 2000, between
        Registrant and Eastman Kodak.

10.13*  License Agreement dated January 1, 2001, between Registrant and University of Chicago.

10.14   Form of Purchase Order form SGB Enterprises, Inc.

10.15   Sublease Agreement dated January 3, 2002 between Registrant and Interwoven, Inc.

10.16   Sublease Agreement dated January 3, 2002 between Registrant and First Data Merchant Services
        Corporation.

23.1+   Independent Auditors' Consent.

23.2+   Consent of Latham & Watkins (included in Exhibit 5.1).

24.1++  Power of Attorney (see page II-5).

--------
* Confidential treatment has been requested as to certain portions of this exhibit. The confidential portion has been filed separately with the Securities and Exchange Commission.
+  To be filed by amendment.

++ Previously filed.




 (b) Financial Statement Schedule.

        Independent Auditors' Report on Schedule................... S-1
        Schedule II -- Valuation and Qualifying Accounts........... S-2

      Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.  Undertakings

      The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

   1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

   2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Altos, State of California, on February 8, 2002.


                                          R2 Technology, Inc.

                                          By:  /s/  MICHAEL S. KLEIN
                                             -----------------------------------
                                             Name: Michael S. Klein
                                             Title: President and Chief
                                             Executive Officer




      Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons in the capacities and on the dates indicated:



       Signature                          Title                        Date
       ---------                          -----                        ----

 /s/  MICHAEL S. KLEIN   President & Chief Executive Officer     February 8, 2002
------------------------   (Principal Executive Officer)
    Michael S. Klein

 /s/  KEVIN R. DAVIDGE   Vice President & Chief Financial        February 8, 2002
------------------------   Officer (Principal Financial and
    Kevin R. Davidge       Accounting Officer)

 /s/  MICHAEL S. KLEIN   Chairman of the Board                   February 8, 2002
------------------------
    Michael S. Klein

           *             Director                                February 8, 2002
------------------------
     Scott Halsted

           *             Director                                February 8, 2002
------------------------
  J. Burgess Jamieson

           *             Director                                February 8, 2002
------------------------
     Steven Lazarus

           *             Director                                February 8, 2002
------------------------
   William J. Mercer

           *             Director                                February 8, 2002
------------------------
Ruediger Naumann-Etienne

           *             Director                                February 8, 2002
------------------------
      Guy P. Nohra

           *             Director                                February 8, 2002
------------------------
   Thomas M. Prescott

               Signature                 Title         Date
               ---------                 -----         ----

                   *                    Director February 8, 2002
    -------------------------------
                John Yu

         /s/  MICHAEL S. KLEIN
By:
  -----------------------------
           Michael S. Klein
           Attorney-In-Fact

                   Independent Auditors' Report on Schedule

To the Board of Directors and Stockholders of R2 Technology, Inc.


We have audited the balance sheets of R2 Technology, Inc. (the "Company") as of December 31, 2000 and 2001, and the related statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 2001 and have issued our report thereon dated January 30, 2002 (February , 2002 as to Note 14). Our audits also included the financial statement schedule listed in Item 16(b) of this registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.




San Jose, California

January 30, 2002



To the Board of Directors and Stockholders of


R2 Technology, Inc.:



The financial statements included herein have been adjusted to give effect to the 1 for 3 reverse common stock split as described in the first paragraph of
Note 14 to the financial statements. The above report is in the form that will be signed by Deloitte & Touche LLP upon the effectiveness of such event assuming that from January 30, 2002 to the effective date of such event, no other events shall have occurred that would affect the accompanying financial statements or notes thereto.



DELOITTE & TOUCHE LLP



San Jose, California


January 30, 2002

                              R2 Technology, Inc.
                Schedule II--Valuation and Qualifying Accounts
                                (in thousands)


                                        Balance--                      Balance--
                                        Beginning                       End of
Description                             of Period Additions Deductions  Period
-----------                             --------- --------- ---------- ---------
Year ended December 31, 1999
   Allowance for doubtful accounts.....    141        34        84         91

Year ended December 31, 2000
   Allowance for doubtful accounts.....     91       120         9        202

Year ended December 31, 2001
   Allowance for doubtful accounts.....    202        25         0        227

                                 EXHIBIT INDEX


Exhibit
Number                                      Description of Document
------                                      -----------------------
 1.1+   Form of Underwriting Agreement.

 3.1++  Amended and Restated Certificate of Incorporation, as currently in effect.

 3.2+   Form of Amended and Restated Certificate of Incorporation to be effective upon the completion of the offering made under this Registration Statement.

 3.3++  Bylaws, as currently in effect.

 3.4+   Form of Amended and Restated Bylaws, to be effective upon completion of the offering made under this Registration Statement.

 4.1+   Specimen Common Stock Certificate.

 4.2++  Amended and Restated Voting Agreement dated May 14, 1999.

 4.3++  Amended and Restated Stockholder Rights Agreement, effective as of December 6, 2001.

 4.4++  Amended and Restated First Refusal and Co-Sale Agreement, effective as of December 6, 2001.

 5.1+   Opinion of Latham & Watkins.

10.1++  1993 Stock Plan.

10.2    Second Amended and Restated 1996 Stock Option Plan.

10.3    Employee Stock Purchase Plan (as approved by the Board of Directors).

10.4*   Exclusive License Agreement dated October 1, 1993, between Registrant and Shih-Ping Bob Wang.

10.5*   License Agreement dated March 28, 1995, between Registrant and Sandia Corporation.

10.6*   License Agreement I dated December 23, 1996, between Registrant and ARCH Development
        Corporation.

10.7*   License Agreement II dated December 23, 1996, between Registrant and ARCH Development
        Corporation.

10.8++  Lease dated March 16, 2000, for Registrant's headquarters in Los Altos, California.

10.9*   Production Purchase Agreement dated April 27, 2000, between Registrant and CANON U.S.A.

10.10++ Employment Agreement between Registrant and Michael S. Klein dated as of May 15, 2000.

10.11*  Amended and Restated Distributor Agreement dated September 27, 2000, between Registrant and
        General Electric Medical Systems.

10.12*  OEM Software Development and Distribution Agreement dated October 13, 2000, between
        Registrant and Eastman Kodak.

10.13*  License Agreement dated January 1, 2001, between Registrant and University of Chicago.

10.14   Form of Purchase Order from SGB Enterprises, Inc.

10.15   Sublease Agreement dated January 3, 2002 between Registrant and Interwoven, Inc.

10.16   Sublease Agreement dated January 3, 2002 between Registrant and First Data Merchant Services
        Corporation.

23.1+   Independent Auditors' Consent.

23.2+   Consent of Latham & Watkins (included in Exhibit 5.1).

24.1++  Power of Attorney (see page II-5).

--------
* Confidential treatment has been requested as to certain portions of this exhibit. The confidential portion has been filed separately with the Securities and Exchange Commission.
+  To be filed by amendment.

++ Previously filed.